Exhibit 99.2

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

BFC FINANCIAL CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Certified Public Accounting Firm

Financial Statements:

Consolidated Statements of Financial Condition as of December 31, 2010 and 2009

Consolidated Statements of Operations for each of the years in the three year period ended December 31, 2010

Consolidated Statements of Comprehensive Income (Loss) for each of the years in the three year period ended December 31, 2010

Consolidated Statements of Changes in Equity for each of the years in the three year period ended December 31, 2010

Consolidated Statements of Cash Flows for each of the years in the three year period ended December 31, 2010

Notes to Consolidated Financial Statements

Bluegreen Corporation

On November 16, 2009, we acquired approximately 7.4 million additional shares of Bluegreen’s common stock, increasing our ownership interest to 16.9 million shares, or approximately 52%, of Bluegreen’s outstanding common stock. Accordingly, we currently have a controlling interest in Bluegreen and, under generally accepted accounting principles (“GAAP”), Bluegreen’s results from the November 16, 2009 acquisition date are consolidated in our financial statements. Prior to November 16, 2009, we owned approximately 9.5 million shares, representing approximately 29%, of Bluegreen’s outstanding common stock. The approximately 29% investment in Bluegreen was accounted for under the equity method of accounting and, under GAAP, we reported our interest in Bluegreen’s earnings or losses in our consolidated financial statements. In accordance with applicable accounting guidance relating to Bluegreen’s status as a “significant subsidiary” during the year ended December 31, 2009, we attached as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2010 Bluegreen’s audited financial statements for each of the years in the three year period ended December 31, 2010, including the report of Ernst & Young LLP, Bluegreen’s independent registered public accounting firm, and the same, as recast to reflect the classification of Bluegreen Communities as a discontinued operation, is included as an exhibit to the filing to which these consolidated financial statements and notes are attached.

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Shareholders of

BFC Financial Corporation

In our opinion, based on our audits and the report of other auditors, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, of comprehensive income (loss), of changes in equity and of cash flows present fairly, in all material respects, the financial position of BFC Financial Corporation and its subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, based on our audit and the report of other auditors, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2010 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We did not audit the financial statements or internal control over financial reporting of Bluegreen Corporation (“Bluegreen”), an approximately 52 percent-owned consolidated subsidiary of the Company at December 31, 2010 and 2009. The 2010 Bluegreen financial statements audited by other auditors were prepared on a “historical” basis (prior to purchase accounting adjustments from the November 2009 acquisition discussed in Note 4 to the financial statements) and reflect total assets of $1,255.9 million and total revenue of $352.2 million (subsequently adjusted by the Company to total assets of $1,195.8 million and total revenue of $379.2 million for the application and subsequent effect of purchase accounting adjustments.) The 2009 Bluegreen financial statements audited by other auditors were prepared on a “historical” basis (prior to purchase accounting adjustments from the November 2009 acquisition) and reflect total assets of $1,131.3 million (subsequently adjusted by the Company to $889.3 million for the application and subsequent effect of purchase accounting adjustments). Additionally, we did not audit the financial statements of Bluegreen, an approximately 29 percent-owned equity investment of the Company as of and for the year ended December 31, 2008, which statements represent equity in the net gain (loss) of approximately ($154,000) (prior to the amortization of basis difference of $13.9 million) for the year ended December 31, 2008. We audited the purchase accounting adjustments necessary to convert the “historical” basis financial statements of Bluegreen to the basis reflected in the Company’s 2010 and 2009 consolidated financial statements, as well as the other-than-temporary impairment and amortization of the basis difference recorded in the Company’s 2008 financial statements. The financial statements and internal control over financial reporting of Bluegreen Corporation were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the historical amounts included for Bluegreen Corporation and as to the effectiveness of its internal control over financial reporting as of December 31, 2010, is based solely on the report of the other auditors. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits and the report of other auditors provide a reasonable basis for our opinions.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for transfers of financial assets and consolidation of variable interest entities in 2010. As discussed in Note 1, on November 16, 2009, the Company purchased a controlling interest in Bluegreen and, effective that date, consolidated the financial statements of Bluegreen in the Company’s consolidated financial statements. As discussed in Note 1, the Company changed the manner in which it accounts for business combinations and noncontrolling interests in 2009.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Management’s assessment and our audit of BFC Financial Corporation’s internal control over financial reporting also included controls over the preparation of financial statements in accordance with the instructions to the Consolidated Financial Statements for Savings and Loan Holding Companies (OTS Form H-(b) 11) to comply with the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA). A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Miami, Florida

April 8, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations at Bluegreen Corporation and the reverse stock split discussed in Note 1 to the consolidated financial statements, as to which the date is December 16, 2011

BFC Financial Corporation

Consolidated Statements of Financial Condition

(In thousands, except share data)

	December 31,
	2010	2009
	(As Adjusted)	(As Adjusted)
ASSETS
Cash and cash equivalents	$178,868	189,728
Interest bearing deposits in other banks	455,538	126,352
Restricted cash ($41,243 held by variable interest entities (“VIE”) at December 31, 2010)	62,249	24,020
Securities available for sale at fair value	465,020	346,375
Investment securities at cost or amortized cost (fair value: $2,033 in 2010 and $9,654 in 2009)	2,033	9,654
Current income tax receivable	9,399	64,006
Tax certificates, net of allowance of $8,811 in 2010 and $6,781 in 2009	89,789	110,991
Federal Home Loan Bank (“FHLB”) stock, at cost which approximates fair value	43,557	48,751
Loans held for sale	29,765	4,547
Loans receivable, net of allowance for loan losses of $162,139 in 2010 and $187,218 in 2009	3,009,721	3,678,894
Notes receivable, including gross securitized notes of $533,479 at December 31, 2010, net of allowance of $93,398 in 2010 and $3,986 in 2009	574,969	279,645
Retained interest in notes receivable sold	—	26,340
Accrued interest receivable	22,010	32,279
Real estate inventory	265,319	384,007
Real estate owned and other repossessed assets	74,488	46,477
Investments in unconsolidated affiliates	12,455	15,272
Properties and equipment, net	213,089	283,056
Goodwill	12,241	12,241
Intangible assets, net	78,918	83,743
Assets held for sale	37,334	—
Assets held for sale from discontinued operations	83,754	178,973
Prepaid Federal Deposit Insurance Corporation (“FDIC”) deposit insurance assessment	22,008	31,250
Other assets	70,542	65,500

Total assets	$5,813,066	6,042,101

LIABILITIES AND EQUITY
Liabilities:
Interest bearing deposits	$2,758,032	3,133,360
Non-interest bearing deposits	792,012	815,458
Deposits held for sale	341,146	—

Total deposits	3,891,190	3,948,818
Advances from FHLB	170,000	282,012
Securities sold under agreements to repurchase	21,524	24,468
Other short term borrowings	1,240	2,803
Receivable-backed notes payable, (including $459,030 held by VIE at December 31, 2010)	569,214	237,416
Notes and mortgage notes payable and other borrowings	239,571	395,361
Junior subordinated debentures	461,568	447,211
Deferred income taxes	28,663	25,205
Deferred gain on settlement of investment in subsidiary	11,305	—
Liabilities related to assets held for sale from discontinued operations	—	76,351
Other liabilities	186,634	187,032

Total liabilities	5,580,909	5,626,677

Commitments and contingencies

Preferred stock of $.01 par value; authorized—10,000,000 shares:
Redeemable 5% Cumulative Preferred Stock — $.01 par value; authorized 15,000 shares issued and outstanding 15,000 shares with redemption value of $1,000 per share	11,029	11,029

Equity:
Class A common stock of $.01 par value, authorized 150,000,000 shares; issued and outstanding 68,521,497 in 2010 and 2009	685	685
Class B common stock of $.01 par value, authorized 20,000,000 shares; issued and outstanding 6,859,751 in 2010 and 6,854,251 in 2009	69	69
Additional paid-in capital	230,748	227,934
(Accumulated deficit) retained earnings	(88,853)	18,166
Accumulated other comprehensive income (loss)	223	(1,771)

Total BFC Financial Corporation (“BFC”) shareholders’ equity	142,872	245,083
Noncontrolling interests	78,256	159,312

Total equity	221,128	404,395
Total liabilities and equity	$5,813,066	6,042,101

See Notes to Consolidated Financial Statements.

BFC Financial Corporation

Consolidated Statements of Operations

(In thousands, except per share data)

	For the Years Ended December 31,
	2010	2009	2008
	(As Adjusted)	(As Adjusted)
Revenues
Real Estate and Other:
Sales of VOIs and real estate	$169,363	24,267	13,837
Other resorts revenue	65,979	5,239	—
Fee based sales commission and other revenues	55,826	8,859	3,033
Interest income	93,613	12,182	—

	384,781	50,547	16,870

Financial Services:
Interest income	178,735	225,762	314,538
Service charges on deposits	59,844	75,739	93,905
Other service charges and fees	30,140	29,542	28,959
Securities activities, net	2,864	11,180	2,039
Other non-interest income	12,613	11,864	10,130

	284,196	354,087	449,571

Total revenues	668,977	404,634	466,441

Costs and Expenses
Real Estate and Other:
Cost of sales of VOIs and real estate	43,094	106,873	12,838
Cost of sales of other resort operations	46,863	3,538	—
Interest expense, net	80,752	17,406	8,431
Selling, general and administrative expenses	232,342	63,297	55,201
Impairment of goodwill	—	2,001	—
Other expenses	3,889	6,449	—

	406,940	199,564	76,470

Financial Services:
Interest expense	39,665	74,852	140,502
Provision for loan losses	144,361	232,658	159,801
Employee compensation and benefits	93,950	108,245	128,897
Occupancy and equipment	53,589	58,576	64,782
Advertising and promotion	8,598	8,646	16,335
Check losses	2,421	4,188	8,767
Professional fees	20,438	14,629	12,761
Supplies and postage	3,954	4,173	4,662
Telecommunication	2,533	2,481	4,452
Cost associated with debt redemption	60	7,463	1,238
Provision for tax certificates	4,552	3,388	7,286
Lease termination costs	3,601	2,156	199
Employee termination costs	3,971	2,024	2,171
Impairment of assets held for sale	4,469	—	—
Impairment of goodwill	—	8,541	46,564
Impairment of real estate held for sale	2,604	1,158	4,758
Impairment of real estate owned	6,830	4,124	1,465
FDIC special assessment	—	2,428	—
FDIC deposit insurance assessment	10,148	8,562	2,793
Other expenses	21,112	25,175	27,537

	426,856	573,467	634,970

Total costs and expenses	833,796	773,031	711,440

(CONTINUED)

See Notes to Consolidated Financial Statements.

BFC Financial Corporation

Consolidated Statements of Operations

(In thousands, except per share data)

	For the Years Ended December 31,
	2010	2009	2008
	(As Adjusted)	(As Adjusted)
Gain on bargain purchase of investment in Bluegreen	$—	182,849	—
(Loss) gain on settlement of investment in subsidiary	(977)	29,679	—
Gain on extinguishment of debt	13,049	—	—
Equity in (loss) earnings from unconsolidated affiliates	(851)	33,381	15,064
Impairment of unconsolidated affiliates	—	(31,181)	(96,579)
Impairment of other investments	—	(2,396)	(15,548)
Investment gains	—	6,654	2,076
Other income	2,691	3,109	7,750

Loss from continuing operations before income taxes	(150,907)	(146,302)	(332,236)
Less: Provision (benefit) for income taxes	9,215	(67,500)	15,763

Loss from continuing operations	(160,122)	(78,802)	(347,999)
Income (loss) from discontinued operations, less income tax benefit of $9,110, $1,400 and $0 for 2010, 2009 and 2008, respectively	(20,065)	(14,530)	19,388
Extraordinary gain	—	—	9,145

Net loss	(180,187)	(93,332)	(319,466)
Less: Net loss attributable to noncontrolling interests	(76,339)	(120,611)	(260,567)

Net (loss) income attributable to BFC	(103,848)	27,279	(58,899)
Preferred stock dividends	(750)	(750)	(750)

Net (loss) income allocable to common stock	$(104,598)	26,529	(59,649)

Basic and Diluted (Loss) Earnings Per Common Share Attributable to BFC (Note 39):
Basic (Loss) Earnings Per Common Share
(Loss) earnings per share from continuing operations	$(1.27)	0.73	(1.63)
(Loss) earnings per share from discontinued operations	(0.12)	(0.26)	0.11
Earnings per share from extraordinary gain	—	—	0.20

Net (loss) income per common share	$(1.39)	0.47	(1.32)

Diluted (Loss) Earnings Per Common Share
(Loss) earnings per share from continuing operations	$(1.27)	0.73	(1.63)
(Loss) earnings per share from discontinued operations	(0.12)	(0.26)	0.11
Earnings per share from extraordinary gain	—	—	0.20

Net (loss) income per common share	$(1.39)	0.47	(1.32)

Basic weighted average number of common shares outstanding	75,379	57,235	45,097

Diluted weighted average number of common and common equivalent shares outstanding	75,379	57,235	45,097

Amounts attributable to BFC common shareholders:
(Loss) income from continuing operations, net of tax	$(95,381)	41,742	(73,752)
(Loss) income from discontinued operations, net of tax	(9,217)	(15,213)	4,958
Extraordinary gain, net of tax	—	—	9,145

Net income (loss)	$(104,598)	26,529	(59,649)

See Notes to Consolidated Financial Statements.

BFC Financial Corporation

Consolidated Statements of Comprehensive Income (Loss)

(In thousands)

	For the Years Ended December 31,
	2010	2009	2008
Net loss	$(180,187)	(93,332)	(319,466)

Other comprehensive income (loss), net of tax:
Unrealized gains (loss) on securities available for sale	4,340	13,876	(14,576)
Provision (benefit) for income taxes	1,310	555	(6,647)

Unrealized gains (loss) on securities available for sale, net of tax	3,030	13,321	(7,929)

Net change from defined benefit plan	1,655	7,765	(13,911)
Provision for income taxes	—	2,222	2,112

Net change from defined benefit plan, net of tax	1,655	5,543	(16,023)

Unrealized losses associated with retained interests in notes receivables sold	—	(1,513)	—
Benefit for income taxes	—	(588)	—

Unrealized losses associated with retained interests in notes receivables sold, net of tax	—	(925)	—

Unrealized gains (losses) associated with investment in unconsolidated affiliates	—	29	(2,021)
Benefit for income taxes	—	—	(184)

Unrealized gains (losses) associated with investment in unconsolidated affiliates, net of tax	—	29	(1,837)

Reclassification adjustments:
Realized net periodic pension (costs) income	(1,356)	(2,005)	248
Net realized (gains) loss on securities available for sale	(3,296)	(12,435)	10,502

Reclassification adjustments	(4,652)	(14,440)	10,750

Other comprehensive income (loss), net of tax	33	3,528	(15,039)

Comprehensive loss	(180,154)	(89,804)	(334,505)
Less: Comprehensive loss attributable to noncontrolling interest	(77,375)	(117,610)	(271,712)

Total comprehensive (loss) income attributable to BFC	$(102,779)	27,806	(62,793)

See Notes to Consolidated Financial Statements.

BFC Financial Corporation

Consolidated Statements of Changes in Equity

For Each of the Years in the Three Year Period Ended December 31, 2010

(In thousands)

	Shares of Common Stock Outstanding		Class A Common	Class B Common	Additional Paid-in	(Accumulated Deficit) Retained	Accumulated Other Compre- hensive Income	Total BFC Shareholders’	Non- controlling Interest in	Total
	Class A	Class B	Stock	Stock	Capital	Earnings	(Loss)	Equity	Subsidiaries	Equity
Balance, December 31, 2007	38,233	6,876	382	69	131,189	50,801	1,596	184,037	558,950	742,987
Net loss	—	—	—	—	—	(58,899)	—	(58,899)	(260,567)	(319,466)
Other comprehensive loss, net of taxes	—	—	—	—	—	—	(3,894)	(3,894)	(11,145)	(15,039)
Issuance of restricted
Class A Common Stock	120	—	—	—	—	—	—	—	—	—
Transfer of shares of Common Stock	1	(1)	—	—	—		—	—	—	—
Purchase and retirement of of Class A Common Stock	(100)	—	—	—	(54)	—	—	(54)	—	(54)
Net effect of subsidiaries’ capital transactions attributable to BFC, net of taxes	—	—	—	—	2,398	—	—	2,398	—	2,398
Noncontrolling interests net effect of subsidiaries’ capital transactions	—	—	—	—	—	—	—	—	(24,684)	(24,684)
Cash dividends on 5% Preferred Stock	—	—	—	—	—	(750)	—	(750)	—	(750)
Re-classification of the 5% Preferred Stock to Redeemable Preferred stock	—	—	—	—	(11,029)	—	—	(11,029)	—	(11,029)
Share-based compensation related to stock options and restricted stock	—	—	—	—	1,058	—	—	1,058	—	1,058

Balance, December 31, 2008	38,254	6,875	382	69	123,562	(8,848)	(2,298)	112,867	262,554	375,421
Net income (loss)	—	—	—	—	—	27,279	—	27,279	(120,611)	(93,332)
Noncontrolling interests from acquisitions	—	—	—	—	—	—	—	—	71,344	71,344
Other comprehensive income, net of taxes	—	—	—	—	—	—	527	527	3,001	3,528
Merger transaction (Note 3)	30,246	—	303	—	94,676	—	—	94,979	(99,583)	(4,604)
Transfer of shares of Common Stock	21	(21)	—	—	—	—	—	—	—	—
Pro rata share of the cumulative effect of accounting changes recognized by Bluegreen on retained interests in notes receivable sold	—	—	—	—	—	485	—	485	1,575	2,060
Net effect of subsidiaries’ capital transactions attributable to BFC	—	—	—	—	8,333	—	—	8,333	—	8,333
Noncontrolling interest net effect of subsidiaries’ capital transactions	—	—	—	—	—	—	—	—	41,032	41,032
Cash dividends on 5% Preferred Stock	—	—	—	—	—	(750)	—	(750)	—	(750)
Share-based compensation related to stock options and restricted stock	—	—	—	—	1,363	—	—	1,363	—	1,363

Balance, December 31, 2009	68,521	6,854	$685	$69	$227,934	$18,166	$(1,771)	$245,083	$159,312	$404,395
Cumulative effect of change in accounting principle (Note 5)	—	—	—	—	—	(2,421)	925	(1,496)	(1,073)	(2,569)

Balance beginning of year, as adjusted			$685	$69	$227,934	$15,745	$(846)	$243,587	$158,239	$401,826
Net loss	—	—	—	—	—	(103,848)	—	(103,848)	(76,339)	(180,187)
Other comprehensive income (loss)	—	—	—	—	—	—	1,069	1,069	(1,036)	33
Issuance of Class B Common Stock from exercise of options	—	6	—	—	2	—	—	2	—	2
Net effect of subsidiaries’ capital transactions attributable to BFC	—	—	—	—	1,760	—	—	1,760	—	1,760
Noncontrolling interest net effect of subsidiaries’ capital transactions	—	—	—	—	—	—	—	—	(2,608)	(2,608)
Cash dividends on 5% Preferred Stock	—	—	—	—	—	(750)	—	(750)	—	(750)
Share-based compensation related to stock options	—	—	—	—	1,052	—	—	1,052	—	1,052

Balance, December 31, 2010	68,521	6,860	$685	$69	$230,748	$(88,853)	$223	$142,872	$78,256	$221,128

See Notes to Consolidated Financial Statements.

BFC Financial Corporation

Consolidated Statements of Cash Flows

(In thousands)

	For the Years Ended December 31,
	2010	2009	2008
Operating activities:
Net loss	$(180,187)	(93,332)	(319,466)
Adjustment to reconcile net loss to net cash provided by operating activities:
Extraordinary gain	—	—	(9,145)
Discontinued operations attributable to noncontrolling interests	—	—	(12,144)
Provision for loan valuation allowances, net	155,743	240,169	168,552
Provision for notes receivable allowances, net	46,059	3,986	—
Restructuring charges, impairments and exit activities	14,645	9,209	8,564
Realized gain on extinguishment of debt	(13,837)	—	—
Depreciation, amortization and accretion, net	7,447	24,016	28,389
Share-based compensation expense	5,082	4,724	3,821
Securities activities, net	(2,864)	(17,834)	(4,116)
Net losses (gains) on sales of real estate owned, real estate, loans held for sale and office properties and equipment	1,779	(515)	(2,448)
Net gain on sale of assets	(2,104)	—	—
Stifel stock received as earn-out consideration pursuant to the Ryan Beck sales agreement	—	(8,589)	(11,309)
Gain on bargain purchase of Bluegreen	—	(182,849)	—
Loss (gain) on settlement of investment in Woodbridge’s subsidiary	977	(29,679)	—
Originations of loans held for sale, net	(49,593)	(74,764)	(59,323)
Proceeds from sales of loans held for sale	52,678	74,325	53,564
Equity in loss (earnings) from unconsolidated affiliates	851	(33,339)	(14,019)
Impairment of unconsolidated affiliates	—	31,181	96,579
Impairment of investments	—	2,396	15,548
Impairment of real estate inventory and long lived assets	36,553	94,212	3,605
Impairment of goodwill	—	10,542	46,564
Impairment of fixed assets	—	20,698	—
Deferred income tax (benefit) provision	(875)	869	50,260
Decrease (increase) in income tax receivable	23,825	(66,386)	—
Deferred interest on junior subordinated debentures	14,051	14,139	—
Interest accretion on retained interests in notes receivable sold	—	2,065	—
Net losses associated with debt redemption	60	7,463	1,238
Decrease (increase) in real estate inventory	23,975	(2,610)	(8,582)
Increase in securities owned, net	—	(103)	—
Decrease in accrued interest receivable	10,269	9,538	4,454
Decrease (increase) in other assets	49,237	(23,181)	15,584
Decrease in notes receivable	64,604	3,431	—
Decrease in customer deposits	—	—	(123)
Increase (decrease) in other liabilities	11,027	(13,259)	(30,858)

Net cash provided by operating activities	269,402	6,523	25,189

(CONTINUED)

See Notes to Consolidated Financial Statements.

BFC Financial Corporation

Consolidated Statements of Cash Flows

(In thousands)

	For the Years Ended December 31,
	2010	2009	2008
Investing activities:
Proceeds from redemption and maturity of investment securities and tax certificates	$118,471	228,522	349,397
Purchase of time deposits in banks	(45,560)	—	—
Purchase of investment securities and tax certificates	(102,118)	(125,228)	(377,983)
Purchase of securities available for sale	(393,610)	(91,141)	(288,241)
Proceeds from sales of securities available for sale	93,361	341,426	395,771
Proceeds from maturities of securities available for sale	192,233	146,543	145,610
Decrease (increase) in restricted cash	(2,545)	19,519	(19,081)
Cash paid in settlement of Woodbridge subsidiary’s bankruptcy	—	(12,430)	—
Purchases of FHLB stock	—	(2,295)	(47,655)
Redemption of FHLB stock	5,194	8,151	67,051
Investments in unconsolidated affiliates	—	(1,629)	(66)
Distributions from unconsolidated affiliates	85	334	3,189
Net repayments of loans	382,759	351,811	23,285
Proceeds from the sale of loans receivable	59,697	14,483	10,100
Improvements to real estate owned	(970)	(1,373)	(19)
Proceeds from sales of real estate owned	26,924	6,073	3,810
Proceeds from sales of property and equipment	75,306	9,555	6,693
Purchases of office property and equipment, net	(797)	(5,121)	(12,648)
Net cash outflows from the sale of central Florida stores	—	—	(4,491)
Deconsolidation of Woodbridge’s subsidiary cash balance	(1,267)	—	—
Net cash from consolidation of Bluegreen	—	28,682	—
Acquisition of Pizza Fusion	—	3,000	(3,000)
Acquisition of BankAtlantic Bancorp Class A shares	—	—	(3,925)

Net cash provided by investing activities	407,163	918,882	247,797

Financing activities:
Net (decrease) increase in deposits	(57,628)	29,022	(3,482)
Prepayments of FHLB advances	(2,061)	(1,159,463)	(694,363)
Net (repayments) proceeds of FHLB advances	(110,000)	467,000	262,808
Net decrease in securities sold under agreements to repurchase	(2,944)	(16,919)	(9,543)
Net decrease in short term borrowings	(1,563)	—	—
Net (decrease) increase in federal funds purchased	—	(235,536)	129,364
Prepayment of bonds payable	(661)	—	(2,751)
Repayment of notes, mortgage notes and bonds payable	(408,747)	(26,377)	(32,055)
Proceeds from notes, mortgage notes and bonds payable	198,503	10,576	27,522
Payments for debt issuance costs	(7,066)	(1,167)	(518)
Proceeds from the exercise of stock options	2	—	—
Preferred stock dividends paid	(750)	(750)	(750)
Purchase and retirement of BFC Class A common stock	—	—	(54)
Purchase and retirement of Woodbridge common stock	—	(13)	(1,439)
Proceeds from the issuance of Pizza Fusion Class A common stock, net of issuance costs	1,256	—	—
Proceeds from issuance of BankAtlantic Bancorp Class A common stock from non-BFC shareholders	4,601	45,563	103
BankAtlantic Bancorp common stock dividends paid to non-BFC shareholders	—	(198)	(636)
Distribution from non-controlling interest	(10,891)	—	—
Distribution from venture partnership to minority holders	—	—	(410)

Net cash used in financing activities	(397,949)	(888,262)	(326,204)

Increase (decrease) in cash and cash equivalents	278,616	37,143	(53,218)
Cash and cash equivalents at beginning of period	316,080	278,937	332,155
Cash and cash equivalents held for sale	(5,850)	—	—

Cash and cash equivalents at end of period (a)	$588,846	316,080	278,937

(a)	Included in interest bearing deposits in other banks as of December 31, 2010 was $45.6 million of time deposit. These time deposits had original maturities of greater than 90 days and are not considered cash equivalents.

(CONTINUED)

See Notes to Consolidated Financial Statements.

BFC Financial Corporation

Consolidated Statements of Cash Flows

(In thousands)

	For the Years Ended December 31,
	2010	2009	2008
Supplemental cash flow information:
Interest paid on borrowings and deposits	$97,866	86,170	153,168
Income taxes (refunded) paid	(59,306)	(2,379)	(44,100)
Supplementary disclosure of non-cash investing and financing activities:
Loans and tax certificates transferred to real estate owned	61,276	35,914	7,208
BFC and Woodbridge merger related transactions (see Note 3):
Increase in other liabilities	—	4,604	—
Increase in BFC’s Class A Common Stock	—	303	—
Increase in additional paid-in capital	—	94,676	—
Decrease in BFC’s non-controlling interest in Woodbridge	—	(99,583)	—
Long-lived assets held-for-use transferred to assets held for sale	2,842	—	—
Long-lived assets held-for-sale transferred to assets held for use	1,239	—	—
Inventory acquired through financing	13,200	—	—
Securities purchased pending settlement	—	2,018	—
Decrease in additional paid in capital from the re-classification of the 5% Preferred Stock to Redeemable Preferred stock	—	—	11,029
Increase (decrease) in BFC accumulated other comprehensive income, net of taxes	1,069	527	(3,894)
Net increase in BFC shareholders’ equity from the effect of subsidiaries’ capital transactions, net of taxes	1,760	8,333	2,398
Net decrease in equity resulting from cumulative effect of change in accounting principle (See Note 5)	(2,569)	—	—
Net increase in shareholders’ equity resulting from the cumulative effect of accounting changes recognized by Bluegreen on retained interests in notes receivable sold	—	485	—
Transfers to assets held-for-sale:
Cash	5,850	—	—
Office properties and equipment	31,484	—	—

See Notes to Consolidated Financial Statements.

BFC Financial Corporation

Notes to Consolidated Financial Statements

1. Business and Summary of Significant Accounting Policies

Basis of Financial Statement Presentation—BFC Financial Corporation (“BFC” or, unless otherwise indicated or the context otherwise requires, “we”, “us”, “our” or the “Company”) is a diversified holding company whose principal holdings include a controlling interest in BankAtlantic Bancorp, Inc. and its subsidiaries, including BankAtlantic (“BankAtlantic Bancorp”), a controlling interest in Bluegreen Corporation and its subsidiaries (“Bluegreen”), and a non-controlling interest in Benihana, Inc. (“Benihana”). BFC also holds interests in other investments and subsidiaries. As a result of its position as the controlling shareholder of BankAtlantic Bancorp, BFC is a “unitary savings and loan holding company” regulated by the Office of Thrift Supervision (“OTS”).

On September 21, 2009, BFC consummated its merger with Woodbridge Holdings Corporation pursuant to which Woodbridge Holdings Corporation merged with and into Woodbridge Holdings, LLC (“Woodbridge”), BFC’s wholly-owned subsidiary which continued as the surviving company of the merger and the successor entity to Woodbridge Holdings Corporation. As a result of the merger, Woodbridge Holdings Corporation’s separate corporate existence ceased and its Class A Common Stock is no longer publicly traded.

On November 16, 2009, we purchased approximately 7.4 million additional shares of Bluegreen’s common stock, which increased our ownership in Bluegreen from 9.5 million shares, or 29%, to 16.9 million shares, or 52%, of Bluegreen’s outstanding stock. As a result of the purchase, we now hold a controlling interest in Bluegreen and, accordingly, have consolidated Bluegreen’s results since November 16, 2009 into our financial statements. Any references to Bluegreen’s results of operations in 2009 includes only 45 days of activity for Bluegreen relating to the period from November 16, 2009, the date of the share purchase, through December 31, 2009 (the “Bluegreen Interim Period”). Prior to November 16, 2009, our approximate 29% equity investment in Bluegreen was accounted for under the equity method. See Note 4 for additional information about the Bluegreen share acquisition on November 16, 2009.

GAAP requires that BFC consolidate the financial results of the entities in which it has controlling interest. As a consequence, the assets and liabilities of all such entities are presented on a consolidated basis in BFC’s financial statements. However, except as otherwise noted, the debts and obligations of the consolidated entities, including BankAtlantic Bancorp, Bluegreen, and Woodbridge are not direct obligations of BFC and are non-recourse to BFC. Similarly, the assets of those entities are not available to BFC absent a dividend or distribution from those entities. The recognition by BFC of income from controlled entities is determined based on the total percent of economic ownership in those entities. At December 31, 2010, we owned approximately 52% of Bluegreen’s common stock and had an approximately 45% ownership interest and 71% voting interest in BankAtlantic Bancorp.

The Company’s business activities currently consist of (i) Real Estate and Other and (ii) Financial Services. Since our acquisition of a controlling interest in Bluegreen during November 2009, we have reported the results of our business activities through six segments. Four of the segments relate to our Real Estate and Other business activities. These segments are: BFC Activities; Real Estate Operations; and Bluegreen Resorts and Bluegreen Communities, the two segments through which Bluegreen’s business was historically conducted. Our other two segments – BankAtlantic and BankAtlantic Bancorp Parent Company—relate to our Financial Services business activities and include BankAtlantic Bancorp’s results of operations. See “Discontinued Operations Reclassifications” below, however, for information regarding the reclassification of Bluegreen Communities as a discontinued operation. See Note 34 for additional information about our segments.

Discontinued Operations Reclassifications—Subsequent to the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “Annual Report”), Bluegreen’s Board of Directors made a determination to seek to sell Bluegreen Communities, or all or substantially all of its assets. As a consequence, it was determined that Bluegreen Communities, which had previously been presented as a separate reporting segment, met the criteria for classification as a discontinued operation. Additionally, the majority of Bluegreen Communities assets met the criteria for classification as “assets held for sale from discontinued operations”. The consolidated financial statements and the notes to consolidated financial statements presented herein have been recast to reflect, for all periods subsequent to November 16, 2009, the date we obtained a controlling interest in Bluegreen (the “Bluegreen Communities Reclassification Periods”), the adjustments resulting from these changes in classification. Accordingly, where applicable, the consolidated financial statements and the notes to consolidated financial statements presented herein (including Notes 4, 5, 6, 14, 15, 17, 25, 32, 34, 36, 39, and 40) have been labeled “As Adjusted”. See Note 6 for further information with respect to discontinued operations.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Except as described above, the financial information contained in the consolidated financial statements and the notes to consolidated financial statements presented herein do not reflect events occurring after April 8, 2011, the date we filed the Annual Report, and does not modify or update those disclosures that may have been affected by subsequent events.

Previously Disclosed Revisions to Consolidated Financial Statements—The allocation of the Bluegreen purchase price was based on preliminary estimates of the fair value of Bluegreen’s inventory and contracts, and is subject to change within the measurement period as valuations are finalized. If the amounts are changed within the measurement period in a business combination, then the adjustment to change these provisional amounts are retrospectively adjusted as of the date of acquisition. Additionally, any offset relating to amortization/accretion is also retrospectively adjusted in the appropriate periods. The company finalized the valuations in the fourth quarter of 2010. These adjustments resulted in a decrease in total assets and total liabilities of approximately $3.4 million and $3.0 million, respectively, and a decrease in total equity of approximately $0.4 million. Furthermore, the net income attributable to BFC decreased by approximately $289,000 and earnings per share from continuing operations decreased by approximately $0.01 per common share. For further discussion on such adjustments, see Note 4—Share Acquisitions.

Additionally, during the fourth quarter, management identified certain errors in its previously reported financial statements for 2010 and 2009. Because these errors were not material to the Company’s financial statements for 2010 or 2009, individually or in the aggregate, the Company corrected these errors as revisions to its quarterly financial statements in 2010 and its December 31, 2009 financial statements. These adjustments include entries to correct errors in the following areas: the recognition of interest income associated with the acquired notes receivable in accordance with the accounting guidance Loans and Debt Securities with Deteriorated Credit Quality; an adjustment to the provision for loan losses for the acquired notes receivable; interest expense recognition for notes payable of certain defaulted debt at Core Communities and Carolina Oak at the defaulted interest rate, where the stated interest rate was previously used; the recognition of income tax benefits associated with unrealized gains in accumulated other comprehensive income; and an adjustment to deferred taxes to correct an impairment to real estate inventory which was reflected post the acquisition date and accounted for as a temporary difference, which should have been included in the determination of deferred taxes at the acquisition date, November 16, 2009, as part of the Bluegreen purchase price allocation.

The impact for the three months ended March 31, 2010, was an increase to sales of real estate of $10.2 million, net of allowance, a decrease to interest income of $5.8 million, an increase to interest expense of $1.3 million, and a decrease in income tax benefit of $653,000.

The impact for the three months ended June 30, 2010, was an increase to sales of real estate of $12.3 million, net of allowance, a decrease to interest income of $6.5 million, an increase to interest expense of $1.3 million, and an increase in income tax provision of $2.2 million. The impact for the six months ended June 30, 2010, was an increase to sales of real estate of $22.5 million, net of allowance, a decrease to interest income of $ 12.3 million, an increase to interest expense of $2.6 million, and an income tax benefit of $2.9 million.

The impact for the three months ended September 30, 2010, was a decrease to sales of real estate of $5.8 million, net of allowance, an increase to interest income of $2.6 million, a decrease to interest expense of $3.2 million, and an increase in income tax benefit of $1.8 million. The impact for the nine months ended September 30, 2010 was an increase to sales of real estate of $16.8 million, net of allowance, a decrease to interest income of $9.7 million, a decrease to interest expense of $471,000, and an income tax provision of $1.1 million.

The impact of these adjustments for 2009 was an increase to sales of real estate of $2.4 million, an increase to interest expense of $579,000, an increase to the bargain purchase gain of $4.2 million, and an income tax benefit related to other comprehensive income of $2.8 million.

We presented the impact of these adjustments and revisions in the Annual Report, as filed on April 8, 2011. In addition, the adjustments and revisions for the interim periods described above were presented in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, in which reports the applicable interim periods were presented as comparable periods.

BFC Financial Corporation

Notes to Consolidated Financial Statements

The accounting policies applied by the Company conform to accounting principles generally accepted in the United States of America.

Use of Estimates—In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the statements of financial condition and operations for the periods presented. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the fair value of assets and liabilities acquired in business combinations, the allowance for loan losses, evaluation of goodwill, intangible and long-lived assets for impairment, valuation of securities, evaluation of securities for impairment and other-than-temporary declines in value, the valuation of real estate acquired in connection with foreclosure or in satisfaction of loans, revenue recognition on percent complete projects, determination of the valuation of real estate assets and impairment, estimated costs to complete construction, the amount of the deferred tax asset valuation allowance, accounting for uncertain tax positions, contingencies and litigation, and accounting for share-based compensation.

Consolidation Policy—The consolidated financial statements include the accounts of all the Company’s wholly-owned subsidiaries, BankAtlantic Bancorp and Bluegreen, as well as other entities in which the Company and its subsidiaries hold controlling financial interests and variable interest entities (“VIEs”) if the Company is deemed the primary beneficiary of the entity. All significant inter-company accounts and transactions have been eliminated among consolidated entities.

The results of operations of Bluegreen have been consolidated since November 16, 2009, the date of the additional share acquisition described above and in Note 4. The Company consolidates all of Bluegreen’s wholly-owned subsidiaries and entities in which Bluegreen holds a controlling financial interest. The Company also consolidates Bluegreen’s non-wholly owned subsidiary, Bluegreen/Big Cedar Vacations, LLC (the “Bluegreen/Big Cedar Joint Venture”), as Bluegreen holds a 51% equity interest in the Bluegreen/Big Cedar Joint Venture, has an active role as the day-to-day manager of the Bluegreen/Big Cedar Joint Venture’s activities, and has majority voting control of the Bluegreen/Big Cedar Joint Venture’s management committee.

In 2008, Woodbridge, indirectly through a wholly-owned subsidiary, made a $3.0 million investment in Pizza Fusion. Pizza Fusion was determined to be a VIE under the provisions of the accounting guidance for consolidation of variable interest entities and Woodbridge’s wholly-owned subsidiary was determined to be the primary beneficiary. Therefore, the Company consolidated Pizza Fusion into its consolidated financial statements as of September 18, 2008. Woodbridge has subsequently made additional investments in Pizza Fusion totaling $1.0 million.

On January 1, 2010, BFC, Bluegreen and BankAtlantic Bancorp adopted an amendment to the accounting guidance for transfers of financial assets and an amendment to the accounting guidance associated with the consolidation of VIEs. As a result of the adoption of these accounting standards, Bluegreen consolidated seven existing special purpose finance entities (“QSPEs”) associated with prior securitization transactions which previously qualified for off-balance sheet sales treatment, and BankAtlantic Bancorp consolidated its joint venture that conducts a factoring business. See Note 5 for additional information.

Reclassifications—Certain amounts for prior years have been reclassified to conform to the revised financial statement presentation for 2010. As described above and in Note 6, the operating results of Bluegreen Communities are classified as a discontinued operation for the Bluegreen Communities Reclassification Periods.

On October 14, 2011, BankAtlantic Bancorp effected a one-for-five reverse split of its common stock. The reverse stock split did not impact the Company’s equity or voting interest in BankAtlantic Bancorp. Where appropriate, amounts included herein, including Notes 4, 28 and 38, have been adjusted to reflect BankAtlantic Bancorp’s reverse stock split.

BFC Financial Corporation

Notes to Consolidated Financial Statements

In December 2009, Core Communities reinitiated efforts to sell two of its commercial leasing projects (the “Projects”) and began soliciting bids from several potential buyers to purchase assets associated with the Projects. Due to this decision, the assets associated with the Projects were reclassified as assets held for sale and the liabilities related to these assets were reclassified as liabilities related to assets held for sale in the Consolidated Statements of Financial Condition. Additionally, the results of operations for the Projects are included in the Company’s Consolidated Statements of Operations in discontinued operations for all the periods presented. On June 10, 2010, Core sold the Projects for approximately $75.4 million. As a result of the sale, a $2.6 million gain on sale of discontinued operations was realized in 2010. See Note 6 for further information.

On February 28, 2007, BankAtlantic Bancorp completed the sale to Stifel Financial Corp (“Stifel”) of Ryan Beck Holdings, Inc. (“Ryan Beck”), a subsidiary of BankAtlantic Bancorp engaged in retail and institutional brokerage and investment banking. Discontinued operations in the Consolidated Statements of Operations during the year ended December 31, 2010 included liabilities recognized for indemnification obligations under the acquisition agreement. Discontinued operations for the years ended December 31, 2009 and 2008 included earn-out consideration received in accordance with the terms of the acquisition agreement net of indemnification obligations. See Note 6 for further information.

Gain on settlement of investment in subsidiary—Under the accounting guidance for consolidation, consolidation of a majority-owned subsidiary is precluded where control does not rest with the majority owners. Under these rules, legal reorganization or bankruptcy represents conditions which can preclude consolidation or equity method accounting as control rests with the bankruptcy court, rather than the majority owner. As described in Note 27, Levitt and Sons declared bankruptcy on November 9, 2007. Therefore, in accordance with the accounting guidance for consolidation, Levitt and Sons was deconsolidated as of November 9, 2007, eliminating all future operations of Levitt and Sons from the Company’s financial results of operations, and the Company followed the cost method of accounting to record its interest in Levitt and Sons.

During June 2008, Woodbridge entered into a settlement agreement (the “Settlement Agreement”) with the Debtors and the Joint Committee of Unsecured Creditors appointed in the Chapter 11 Cases (“the Joint Committee”). Pursuant to the Settlement Agreement, as it was subsequently amended, Woodbridge agreed to (i) pay $8 million to the Debtors’ Estate, (ii) place $4.5 million in a release fund to be disbursed to third party creditors in exchange for a third party release and injunction, (iii) make a $300,000 payment to a deposit holders fund and (iv) share a percentage of any tax refund attributable to periods prior to the bankruptcy with the Debtors’ Estate. In addition, Woodbridge agreed to waive and release substantially all of the claims it had against the Debtors, including administrative expense claims through July 2008, and the Debtors (joined by the Joint Committee) agreed to waive and release any claims they had against Woodbridge and its affiliates. On February 20, 2009, the Bankruptcy Court entered an order confirming a plan of liquidation jointly proposed by Levitt and Sons and the Joint Committee. That order also approved the settlement pursuant to the Settlement Agreement, as amended. No appeal or rehearing of the court’s order was filed by any party, and the settlement was consummated on March 3, 2009, at which time payment was made in accordance with the terms and conditions of the Settlement Agreement, as amended. Under cost method accounting, the cost of settlement and the related $52.9 million liability (less $500,000 which was determined as the settlement holdback and remained as an accrual pursuant to the Settlement Agreement) was recognized into income in the first quarter of 2009, resulting in a $40.4 million gain on settlement of investment in subsidiary. During the fourth quarter of 2009, we accrued $10.7 million in connection with the portion of the tax refund required to be paid to the Debtors’ Estate pursuant to the Settlement Agreement and as a result the gain on settlement of investment in Woodbridge’s subsidiary for the year ended December 31, 2009 was $29.7 million, net of the tax refund. Additionally, in 2010, we increased the $10.7 million accrual by approximately $1.0 million, representing the portion of an additional tax refund which we expect to receive due to a recent change in Internal Revenue Service (“IRS”) guidance that will likely be required to be paid to the Debtors’ Estate pursuant to the Settlement Agreement. The $1.0 million accrual was recorded in the (loss) gain on settlement of investment in Woodbridge’s subsidiary. As of December 31, 2010, we have a liability of approximately $11.7 million, representing the portion of the tax refunds to be shared with the Debtors’ Estate pursuant to the Settlement Agreement. As of December 31, 2010, $8.4 million of the $11.7 million portion of the tax refund to be paid to the Debtors’ Estate was received and placed in an escrow account. The $8.4 million amount is included as restricted cash in the Company’s Consolidated Statement of Financial Condition as of December 31, 2010.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Deferred gain on settlement of investment in subsidiary—During November 2010, Core entered into a settlement agreement with one of its lenders, which had previously commenced actions seeking foreclosure of mortgage loans totaling approximately $113.9 million collateralized by property in Florida and South Carolina. Under the terms of the agreement, Core pledged additional collateral to the lender consisting of membership interests in five of Core’s subsidiaries and granted security interests in the acreage owned by such subsidiaries in Port St. Lucie, Florida, substantially all of which is undeveloped raw land. Core also agreed to an amendment of the complaint related to the Florida foreclosure action to include this additional collateral and an entry into consensual judgments of foreclosure in both the Florida and South Carolina foreclosure actions. In consideration therefore the lender agreed not to enforce a deficiency judgment against Core and, during February 2011,released Core from any other claims arising from or relating to the loans. As of November 30, 2010, Core deconsolidated the five subsidiaries, the membership interests in which were transferred to the lender upon entry into the consensual judgments of foreclosure. In connection therewith and in accordance with accounting guidance for consolidation, a guarantee obligation “deferred gain on settlement of investment in subsidiary” of $11.3 million was recorded and is included in the Company’s Consolidated Statement of Financial Condition as of December 31, 2010. The deferred gain on settlement of investment in subsidiary was recognized into income in the Company’s Consolidated Statement of Operations at the time Core received its general release of liability in February 2011.

Gain on Debt Extinguishment—In December 2010, Core and one of its subsidiaries entered agreements, including without limitation, a Deed in Lieu of Foreclosure Agreement, with one of their lenders which resolved the foreclosure proceedings commenced by the lender related to property at Tradition Hilton Head which served as collateral for a $25 million loan. Pursuant to the agreements, Core’s subsidiary transferred to the lender all of its right, title and interest in and to the property which served as collateral for the loan as well as certain additional real and personal property. In consideration therefore the lender released Core and its subsidiary from any claims arising from or relating to the loan. In accordance with applicable accounting guidance, this transaction was accounted for as a troubled debt restructuring, and a $13.0 million gain on debt extinguishment was recognized in the accompanying Consolidated Statement of Operations for the year ended December 31, 2010.

Cash and Cash Equivalents—Cash equivalents consist of cash, demand deposits at financial institutions (other than BankAtlantic), federal funds sold, Federal Reserve balances, money market funds and other short-term investments with original maturities at the date of purchase of 90 days or less. Federal funds sold are generally sold for one-day periods, and securities purchased under resell agreements are settled in less than 30 days. Cash and cash equivalents are held at various financial institutions located throughout the United States, Canada and Aruba and exceed federally insured amounts. However, the Company has not experienced any losses on such accounts and periodic evaluations of the relative credit standing of financial institutions maintaining the Company’s deposits are performed to evaluate and mitigate, if necessary, credit risk. Included in interest bearing deposits in other banks as of December 31, 2010 was $45.6 million of time deposits. These time deposits had original maturities of greater than 90 days and are not considered cash equivalents.

Restricted Cash—Cash and interest bearing deposits are segregated into restricted accounts for specific uses in accordance with the terms of certain land sale contracts, home sales and other agreements and include customer deposits held in escrow accounts. Restricted funds may be utilized in accordance with the terms of the applicable governing documents. The majority of restricted funds are controlled by third-party escrow fiduciaries. Restricted cash as of December 31, 2010 includes the $8.4 million portion of a tax refund that we have placed in escrow and will be paid to the Debtors’ Estate pursuant to the terms of the Settlement Agreement related to the Chapter 11 cases. See Note 25-Income Taxes for further information.

Investment Securities and Securities Available for Sale—The Company designates its securities as held to maturity, available for sale, or trading, depending on the Company’s intent with regard to its investments at the time of purchase. Debt securities that management has both the intent and ability to hold to maturity are classified as securities held-to-maturity and are stated at cost, net of unamortized premiums and unaccreted discounts.

Debt securities not held to maturity and marketable equity securities not accounted for under the equity method of accounting are classified as available for sale and are recorded at fair value. Unrealized gains and losses, after applicable taxes, resulting from changes in fair value are recorded as a component of other comprehensive income (loss).

BFC Financial Corporation

Notes to Consolidated Financial Statements

Declines in the value of individual equity securities that are considered other than temporary result in write-downs of the securities to their fair value and the write-downs are included in the Consolidated Statements of Operations. Declines in debt securities held to maturity and available for sale that are considered other than temporary result in write-downs when it is more likely than not the Company will sell the securities before it recovers its cost. If the Company does not intend to sell an impaired debt security but does not expect to recover its cost, the Company determines whether a credit loss exists, and if so, the credit loss is recognized in the consolidated statements of operations and any remaining impairment is recognized in other comprehensive income. The review for other-than-temporary declines takes into account the length of time and the extent to which the fair value has been less than cost, and the financial condition and near-term prospects of the issuer.

Securities acquired for short-term appreciation or other trading purposes are classified as trading securities and are recorded at fair value. Realized and unrealized gains and losses resulting from such fair value adjustments and from recording the results of sales are recorded in the consolidated statements of operations as securities activities, net.

Equity securities that do not have readily determinable fair values are carried at historical cost. These securities are evaluated for other-than-temporary declines in value, and, if impaired, the historical cost of the securities is reduced to its estimated fair value and the impairment is recognized in the Consolidated Statements of Operations.

Interest on securities, including the amortization of premiums and the accretion of discounts, is reported in interest income using the interest method over the lives of the securities, adjusted for actual prepayments. Gains and losses on the sale of securities are recorded on the trade date and recognized using the specific identification method.

Financial instruments and derivatives—All derivatives are recognized on the consolidated statement of financial condition at their fair value with realized and unrealized gains and losses resulting from fair value adjustments recorded in securities activities, net in the consolidated statement of operations. There were $24,000 and $0 of derivatives outstanding as of December 31, 2010 and 2009, respectively.

Tax Certificates—Tax certificates represent a priority lien against real property for which assessed real estate taxes are delinquent. Tax certificates are acquired from municipalities generally through public auction. Tax certificates are carried at cost less an allowance for tax certificate losses. Tax certificates and resulting deeds are classified as non-accrual when a tax certificate is 24 to 60 months, depending on the municipality, from the acquisition date. At that time, interest ceases to be accrued.

Allowance for Tax Certificate Losses—The allowance represents management’s estimate of incurred losses in the portfolio that are probable and subject to reasonable estimation. In establishing its allowance for tax certificate losses, management considers past loss experience, present indicators, such as the length of time the certificate has been outstanding, economic conditions and collateral values.

Loans Receivable—Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their outstanding principal balances net of any unearned income, unamortized deferred fees or costs, premiums or discounts and an allowance for loan losses. Loan origination fees and direct loan origination costs are deferred and recognized in interest income over the estimated life of the loans using the interest method, adjusted for actual prepayments.

Allowance for Loan Losses – The allowance for loan losses reflects management’s reasonable estimate of probable credit losses inherent in the loan portfolio based on management’s evaluation of credit risk as of period end. Loans are charged off against the allowance when management believes the loan is not collectible. Recoveries are credited to the allowance.

The allowance consists of two components. The first component of the allowance is for loans that are individually evaluated for impairment. The process for identifying loans to be evaluated individually for impairment is based on management’s identification of criticized loans for commercial real estate, commercial non-real estate and small business loans. The evaluation of commercial real estate, commercial non-real estate and small business loans is part of the on-going monitoring of loan portfolio credit quality and management assigns these loans a risk classification. There are seven risk classifications in the “Pass” loan categories and there are four classifications in the criticized loan

BFC Financial Corporation

Notes to Consolidated Financial Statements

categories which are defined based on regulatory guidelines. Management evaluates criticized commercial real estate, commercial non-real estate and small business loans greater than $1.0 million for impairment quarterly. Once an individual loan is found to be impaired, an evaluation is performed to determine if a specific reserve needs to be assigned to the loan based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that as a practical expedient, impairment may be measured based on the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent. Loans determined to be collateral dependent are measured based on the fair value of the collateral less costs to sell. Consumer and residential loans past due 120 days or more were also evaluated individually for impairment to determine if a specific reserve needs to be assigned to the loan by comparing the carrying amount or to the estimated fair value of the loan’s collateral less cost to sell.

The second component of the allowance is for groups of loans with common characteristics that are evaluated in loan pools to estimate the inherent losses in the portfolio. Management of BankAtlantic Bancorp segregates loans into segments with certain common characteristics so as to form a basis for estimating losses as it relates to segment. The loan portfolio has the following loan segments: residential, consumer, commercial non-real estate, commercial real estate, and small business loans. The loss experience for each loan segment was derived by calculating a charge-off history by loan segment adjusted by an expected recovery rate. Based on the nature of each portfolio, a time frame is selected for the charge-off history in order to estimate the inherent loss in each segment. The loss factor that was calculated from the charge-off history by loan segment is adjusted by considering the following factors: delinquency and charge-off levels and trends; non-accrual levels and trends; lending policy and underwriting procedures; lending management and staff; nature and volume of portfolio; economic and business conditions; concentration of credit; quality of loan review system; and external factors. Based on an analysis of the above factors, management may adjust the historical loss experience up or down to reflect current conditions that differ from the conditions that existed during the historical loss experience time frame.

Allowance for Loan Losses on VOI Notes Receivable. Bluegreen records an estimate of expected uncollectibility on its VOI notes receivable as a reduction of revenue at the time it recognizes a timeshare sale. Bluegreen estimates uncollectible VOI notes receivable based on historical uncollectibles for similar VOI notes receivable over the applicable historical period, using a technique referred to as static pool analysis, which tracks uncollectibles for each year’s sales over the entire life of those notes.

Non-accrual and past due loans—Loans are considered past due if the required principal and interest have not been received based on the contractual terms of the loan. Loans are generally placed on non-accrual status at the earlier of the loan becoming 90 days past due as to either principal or interest or when the borrower has entered bankruptcy proceedings and the loan is delinquent. Commercial and small business loans may be placed on non-accrual status sooner due to material deterioration of conditions surrounding the repayment sources, which could include insufficient borrower capacity to service the debt, significantly delayed property sales or development schedules, declines in the loan-to-value of the loan’s collateral or other factors causing the full payment of the loan’s principal and interest to be in doubt. Accordingly, BankAtlantic Bancorp may place a loan on non-accrual status even when payments of principal or interest are not currently in default. However, exceptions to this policy may occur if there exists well secured collateral and the loan is in the process of collection. When a loan is placed on non-accrual, all accrued interest is reversed against interest income. Any payments received on non-accrual loans are applied against principal. Commercial and small business loans may be restored to accrual status when there has been a satisfactory period of performance and the loan is expected to perform in the future according to its contractual terms. Residential and consumer loans are returned to accrual status when the loan becomes less than 90 days past due. Commercial and small business loans are charged-off if the collection of principal or interest is considered doubtful. Consumer and residential real estate loans that are 120 days past due are charged down or a specific valuation allowance is established based on the collateral’s fair value less estimated selling costs. Consumer non-mortgage loans that are 120 days past due are charged off.

Loans Held for Sale—Loans held for sale are reported at the lower of aggregate cost or estimated fair value. Loan origination fees and related direct loan origination costs on loans held for sale and premiums and discounts on purchased loans held for sale are deferred until the related loan is sold and included in gains and losses upon sale.

Notes Receivable—Bluegreen’s notes receivable are carried at amortized cost less an allowance for bad debts. Interest income is suspended and previously accrued but unpaid interest income is reversed on all delinquent notes receivable when principal or interest payments are more than three months contractually past due and not resumed until such loans are less than three months past due. Notes receivable are generally charged off as uncollectible when they have become approximately 120 days past due.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Uncollectibles for vacation ownership interests (“VOI”) notes receivable are estimated in accordance with timeshare accounting rules. Under these rules, the estimate of uncollectibles is based on historical uncollectibles for similar VOI notes receivable over the applicable historical period. Bluegreen uses a static pool analysis, which tracks uncollectibles for each year’s sales over the entire life of the notes. Bluegreen also considers whether the historical economic conditions are comparable to current economic conditions, as well as variations in underwriting standards. Additionally, under timeshare accounting rules no consideration is given for future recoveries of defaulted inventory in the estimate of uncollectible VOI notes receivable. Bluegreen reviews its reserve for loan losses on at least a quarterly basis. Loan origination costs are deferred and recognized over the life of the related notes receivable.

Bluegreen estimates credit losses on its notes receivable portfolios generated in connection with the sale of homesites in accordance with the accounting rules for contingencies, as its notes receivable portfolios consist of large groups of smaller-balance, homogeneous loans. Under these accounting rules, the amount of loss is reduced by the estimated value of the defaulted inventory to be recovered.

Acquired Notes Receivable—As part of the Bluegreen share acquisition, the Company acquired assets including a pool of notes receivable consisting principally of homogenous consumer timeshare loans originated by Bluegreen. Consistent with the accounting guidance, the Company has elected an accounting policy based on expected cash flows including, following the guidance on maintaining the integrity of a pool of multiple loans accounted for as a single asset. The loans have common risk characteristics as defined in the accounting guidance Loans and Debt Securities with Deteriorated Credit Quality, including similar risk ratings, as defined and monitored by risk rating agencies, term, purpose and similar collateral type (Vacation Ownership Interests (“VOI’s”)). The Company evaluates the pool of loans accounted for as a single asset for indications of further impairment. Purchased loans are considered to be impaired if the Company does not expect to receive all contractually required cash flows due to concerns about credit quality. The excess of the cash flows expected to be collected measured as of the acquisition date, over the estimated fair value is referred to as the accretable yield and is recognized into interest income over the remaining life of the loan using a level yield methodology. The difference between contractually required payments as of the acquisition date and the cash flows expected to be collected is referred to as the nonaccretable difference.

Subsequent decreases to expected principal cash flows result in a charge to provision for credit losses and a corresponding increase to a valuation allowance included in the allowance for loan losses. Subsequent increases in expected principal cash flows result in a recovery of any previously recorded allowance for loan losses, to the extent applicable, and a reclassification from nonaccretable difference to accretable yield for any remaining increase. Changes in expected interest cash flows may result in reclassifications to/from the nonaccretable difference. Loan disposals, which may include receipt of payments in full from the borrower or foreclosure, result in removal of the loan from the loan pool at its allocated carrying amount.

Retained Interest in Notes Receivable Sold—Bluegreen periodically sells notes receivable originated by its vacation ownership business in connection with the sale of VOIs. In connection with such transactions, Bluegreen retains interest in the notes receivable sold. Prior to the adoption of Accounting Standards Update (“ASU”) 2009-17, these retained interests were reported as assets and treated as available-for-sale investments and, accordingly, carried at fair value. Changes in the fair values of the retained interests in notes receivable sold considered temporary were included in its shareholders’ equity as accumulated other comprehensive income, net of income taxes. The portion of other-than-temporary declines in fair value that represented credit losses were charged to operations.

Subsequent to the adoption of ASU 2009-17 Bluegreen consolidated special purpose finance entities associated with prior securitization transactions that previously qualified for off-balance-sheet sales treatment and as a result, the retained interests were eliminated. See Note 5 for additional information related to the impact of the adoption of ASU 2009-17.

Real Estate Owned (“REO”)—REO is recorded at the lower of cost or estimated fair value, less estimated selling costs when acquired. Write-downs required at the time of acquisition are charged to the allowance for loan losses or allowance for tax certificates losses. Expenditures for capital improvements are generally capitalized. Valuation allowance adjustments are made to reflect any subsequent declines in fair values. The costs of holding REO are charged to operations as incurred. Provisions and reversals in the REO valuation allowance are reflected in operations.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Real Estate Inventory—The Company’s real estate inventory is comprised of real estate holdings at Core and Carolina Oak, Bluegreen Resorts and Bluegreen Communities. Inventory at Core and Carolina Oak is stated at the lower of accumulated cost or estimated fair value less cost to sell and consists of land, land development costs, interest costs and other construction costs. As of December 31, 2010, with the exception of certain assets within Tradition Hilton Head, the operations of Core have been deconsolidated. See Note 2 and 14 for further detail.

Bluegreen’s inventory is comprised of (i) in the Bluegreen Resorts segment, completed real estate-based VOIs, VOIs under construction and land held for future vacation ownership development and (ii) in the Bluegreen Communities segment, residential land acquired or developed for sale. As described above and in Note 6, inventory related to Bluegreen Communities has been classified in the accompanying Consolidated Statements of Financial Condition as “assets held for sale from discontinued operations”. Bluegreen carries its completed inventory at the lower of (i) cost, including costs of improvements and amenities incurred subsequent to acquisition, capitalized interest, real estate taxes plus other costs incurred during construction, or (ii) estimated fair value, less costs to sell. VOI inventory and cost of sales is accounted for under the provisions of timeshare accounting rules, which defines a specific method of the relative sales value method for relieving VOI inventory and recording cost of sales. Under the relative sales value method required by timeshare accounting rules, cost of sales is calculated as a percentage of net sales using a cost-of-sales percentage—the ratio of total estimated development cost to total estimated VOI revenue, including the estimated incremental revenue from the resale of VOI inventory repossessed, generally as a result of the default of the related receivable. Also, pursuant to timeshare accounting rules, Bluegreen does not relieve inventory for VOI cost of sales related to anticipated credit losses (accordingly, no adjustment is made when inventory is reacquired upon default of the related receivable). For Bluegreen Communities real estate projects, costs are allocated to individual home sites in the projects based on the relative estimated sales value of each home site in accordance with the accounting guidance for real estate, which defines the accounting for costs of real estate projects. Under this method, the allocated cost of a unit is relieved from inventory and recognized as cost of sales upon recognition of the related sale. Home sites reacquired upon default of the related receivable are considered held for sale and are recorded at fair value less costs to sell.

Bluegreen periodically evaluates the recovery of the carrying amount of incomplete or undeveloped resort and residential communities’ properties under the accounting guidelines for Property, Plant and Equipment, which provides guidance relating to the accounting for the impairment or disposal of long-lived assets. During 2010, Bluegreen recorded $14.9 million in impairment charges to reduce the carrying value of inventory related to certain developed and undeveloped phases of its residential communities. See Note 14 for further discussion.

Real estate inventory also includes BankAtlantic Bancorp’s investment in a real estate development and land acquired for branch expansion that BankAtlantic Bancorp has committed to sell.

Capitalized Interest—Interest incurred relating to land under development and construction is capitalized to real estate inventory or property and equipment during the active development period. For inventory, interest is capitalized at the effective rates paid on borrowings during the pre-construction and planning stages and the periods that projects are under development. Capitalization of interest is discontinued if development ceases at a project. Capitalized interest is expensed as a component of cost of sales as related homes, land and units are sold. For property and equipment under construction, interest associated with these assets is capitalized as incurred to property and equipment and is expensed through depreciation once the asset is put into use.

Impairment of Long Lived Assets—Long-lived assets consist of real estate inventory, property and equipment and other amortizable intangible assets. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to estimated future undiscounted cash flows expected to be generated by the asset, or by using appraisals of the related assets. Using estimated future undiscounted cash flows or appraisals requires significant judgment and opinions in developing estimates. Real estate may also be valued using third party offers to purchase, discounted cash flows or broker price opinions. Appraisals generally use the market approach valuation technique and use market observable data to formulate an opinion of the fair value of the properties.

BFC Financial Corporation

Notes to Consolidated Financial Statements

However, the appraiser or brokers use professional judgment in determining the fair value of the properties, and the Company may also adjust these values for changes in market conditions subsequent to the valuation date when current appraisals are not available. As a consequence of using discounted cash flows, broker price opinions, offers to purchase and adjustments to appraisals, the fair values of the properties use Level 3 inputs in the determination of fair value.

The assumptions developed and used by management to evaluate impairment are subjective and involve significant estimates, and are subject to increased volatility due to the uncertainty of the current market environment. As a result, actual results could differ materially from management’s assumptions and estimates and may result in material inventory impairment charges in the future.

Long-lived assets to be abandoned are considered held and used until disposed. The carrying value of a long-lived asset to be abandoned is depreciated over its shortened depreciable life when the Company commits to a plan to abandon the asset before the end of its previously estimated useful life. An impairment loss is recognized at the date a long-lived asset is exchanged for a similar productive asset if the carrying amount of the asset exceeds its fair value. Long-lived assets classified as held for sale are reported at the lower of its carrying amount or fair value less estimated selling costs and depreciation (amortization) ceases.

Investments in Unconsolidated Affiliates—The Company follows the equity method of accounting to record its interests in entities in which it does not own the majority of the voting stock and to record its investment in variable interest entities in which it is not the primary beneficiary. Under the equity method, the initial investment in the entity is recorded at cost and is subsequently adjusted to recognize the Company’s share of the entity’s earnings or losses. Distributions received and other-than temporary impairments reduce the carrying amount of the investment.

The Company reviews its equity and cost method investments quarterly for indicators of other-than-temporary impairment. This determination requires significant judgment in which the Company evaluates, among other factors, the fair market value of the investments, general market conditions, the duration and extent to which the fair value of the investment is less than cost, and the Company’s intent and ability to hold the investment until it recovers. The Company also considers specific adverse conditions related to the financial health of and business outlook for the investee, including industry and sector performance, rating agency actions, changes in operations and financing cash flow factors. If a decline in the fair value of the investment is determined to be other-than-temporary, an impairment charge is recorded to reduce the investment to its fair value and a new cost basis in the investment is established.

Properties and Equipment—Properties and equipment consists primarily of office properties, leasehold improvements, furniture and fixtures, equipment and computer software, golf course land and water treatment and irrigation facilities, and are carried at cost less accumulated depreciation. Land is carried at cost. Depreciation is primarily computed on the straight-line method over the estimated useful lives of the assets which generally range up to 40 years for buildings, from 3 to 11 years for office equipment, furniture and fixtures and up to 39 years for golf course land improvements. The cost of leasehold improvements is amortized using the straight-line method over the shorter of the terms of the related leases or the useful lives of the assets. Interest expense associated with the construction of certain fixed assets is capitalized as incurred and relieved to expense through depreciation once the asset is put into use. Direct costs associated with development of internal-use software are capitalized and amortized over 3 to 5 years. In cases where the Company determines that land and the related development costs are to be used as fixed assets, these costs are transferred from inventory of real estate to property and equipment.

Expenditures for new properties, leasehold improvements and equipment and major renewals and betterments are capitalized. Expenditures for maintenance and repairs are expensed as incurred, and gains or losses on disposal of assets are reflected in current operations.

Goodwill and Intangible Assets—Goodwill is recorded at the acquisition date of a business. Goodwill is not amortized, but instead tested for impairment at least annually or at interim periods if events occur that might result in a decline in the fair value of the reporting unit.

Goodwill testing is a two-step process. The first step of the goodwill impairment test is used to identify potential impairment. This step compares the fair value of the reporting unit with its carrying value. If the fair value of the reporting unit exceeds its carrying value, goodwill is considered not impaired and the second step of the impairment test is not necessary. If the fair value of the reporting unit is less than the carrying value, then the second step of the test

BFC Financial Corporation

Notes to Consolidated Financial Statements

is used to measure the amount of goodwill impairment, if any, in the reporting unit. This step compares the current implied goodwill in the reporting unit to its carrying amount. If the carrying amount of the goodwill exceeds the implied goodwill, impairment is recorded for the excess. The implied goodwill is determined in the same manner as the amount of goodwill recognized in a business combination is determined.

Intangible assets consist of management contracts which are now consolidated in our financial statements as a result of the November 16, 2009 acquisition of additional Bluegreen shares. Such management contracts have indefinite useful lives and are not amortized, but instead are reviewed for impairment on at least an annual basis, or if events or changes in circumstances indicate that the related carrying amounts may not be recoverable. At December 31, 2010 and 2009, other intangible assets also consist of core deposit intangible assets of approximately $12.7 million and $16.2 million, respectively, which were initially recorded at fair value and then amortized over the average life of the respective assets, ranging from 7 years to 10 years.

The Company evaluates the recovery of the carrying amount of its long-lived assets under applicable accounting guidance which requires that intangible assets deemed to have indefinite lives not be amortized, but rather be tested for impairment on at least an annual basis or when events and circumstances indicate that assets may be impaired and when the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts. The carrying value of these assets is dependent upon estimates of future earnings. If cash flows decrease significantly, intangible assets may be impaired and would be written down to their fair value. The estimates of useful lives and expected cash flows require the Company to make significant judgments regarding future periods that are subject to outside factors.

Revenue Recognition and Contracts Receivable

The Company’s revenue and all related costs and expenses from house and land sales are recognized at the time that closing has occurred, when title and possession of the property and the risks and rewards of ownership transfer to the buyer, and when the Company does not have a substantial continuing involvement in accordance with the accounting guidance for sales of real estate. In order to properly match revenues with expenses, the Company estimates construction and land development costs incurred and to be incurred, but not paid at the time of closing. Estimated costs to complete are determined for each closed home and land sale based upon historical data with respect to similar product types and geographical areas and allocated to closings along with actual costs incurred based on a relative sales value approach. To the extent the estimated costs to complete have significantly changed, the Company will adjust cost of sales in the current period for the impact on cost of sales of previously sold homes and land to ensure a consistent margin of sales is maintained.

Revenue is recognized for certain land sales on the percentage-of-completion method when the land sale takes place prior to all contracted work being completed. Pursuant to the requirements of the accounting guidance for sales of real estate, if the seller has some continuing involvement with the property and does not transfer substantially all of the risks and rewards of ownership, profit shall be recognized by a method determined by the nature and extent of the seller’s continuing involvement. In the case of land sales, this involvement typically consists of final development activities. The Company recognizes revenue and related costs as work progresses using the percentage of completion method, which relies on estimates of total expected costs to complete required work. Revenue is recognized in proportion to the percentage of total costs incurred in relation to estimated total costs at the time of sale. Actual revenues and costs to complete construction in the future could differ from current estimates. If the estimates of development costs remaining to be completed are significantly different from actual amounts, then the revenues, related cumulative profits and costs of sales may be revised in the period that estimates change.

BFC Financial Corporation

Notes to Consolidated Financial Statements

The Company’s other revenues consist primarily of rental property income, marketing revenues, irrigation service fees, and title and mortgage revenue. Irrigation service connection fees are deferred and recognized systematically over the life of the irrigation plant. Irrigation usage fees are recognized when billed as the service is performed. Rental property income consists of rent revenue from long-term leases of commercial property. The Company reviews all new leases in accordance with the accounting guidance for leases. If the lease contains fixed escalations for rent, free-rent periods or upfront incentives, rental revenue is recognized on a straight-line basis over the life of the lease.

In accordance with the requirements of the accounting guidance for real estate time-sharing activities, Bluegreen recognizes revenue on VOI and home site sales when a minimum of 10% of the sales price has been received in cash (demonstrating the buyer’s commitment), the legal rescission period has expired, collectability of the receivable representing the remainder of the sales price is reasonably assured and Bluegreen has completed substantially all of its obligations with respect to any development related to the real estate sold. Bluegreen believes that it uses a reasonably reliable methodology to estimate the collectability of the receivables representing the remainder of the sales price of real estate sold. See further discussion of Bluegreen’s policies regarding the estimation of credit losses on its notes receivable above. Should Bluegreen’s estimates regarding the collectability of its receivables change adversely, it may have to defer the recognition of sales and its results of operations could be negatively impacted. Under the provisions of timeshare accounting rules the calculation of the adequacy of a buyer’s commitment for the sale of VOIs requires that cash received towards the purchase of Bluegreen’s VOIs be reduced by the value of certain incentives provided to the buyer at the time of sale. If after considering the value of the incentive the 10% requirement is not met, the VOI sale, and the related cost and direct selling expenses, are deferred until such time that sufficient cash is received from the customer, generally through receipt of mortgage payments. Changes to the quantity, type, or value of sales incentives that Bluegreen provides to buyers of its VOIs may result in additional VOI sales being deferred, and thus its results of operations could be materially adversely impacted. As described above and in Note 6, the revenues of Bluegreen Communities, which include homesite sales, are included within the results of discontinued operations for the Bluegreen Communities Reclassification Periods in the accompanying Consolidated Statements of Operations.

In cases where all development has not been completed, Bluegreen recognizes revenue in accordance with the percentage-of-completion method of accounting. Should Bluegreen’s estimates of the total anticipated cost of completing any of its Bluegreen Resorts’ or Bluegreen Communities’ projects increase, it may be required to defer a greater amount of revenue or may be required to defer revenue for a longer period of time, and thus its results of operations could be materially adversely impacted.

Contracts receivable included in other assets in the Company’s consolidated statement of financial condition consist of: (1) amounts receivable from customers on recent sales of VOIs pending recording of the customers’ notes receivable in Bluegreen’s loan servicing system; (2) receivables related to unclosed home site sales; and, (3) receivables from third-party escrow agents on recently closed home site sales.

Under timeshare accounting rules, rental operations, including accommodations provided through the use of Bluegreen’s Sampler program, are accounted for as incidental operations whereby incremental carrying costs in excess of incremental revenue are charged to expense as incurred. Conversely, incremental revenue in excess of incremental carrying costs is recorded as a reduction to VOI inventory. Incremental carrying costs include costs that have been incurred by Bluegreen during the holding period of the unsold VOIs, such as developer subsidies and maintenance fees on the unsold VOI inventory. During the year ended December 31, 2010, all of Bluegreen’s rental revenue and sampler revenue earned in the Bluegreen Resorts segment were recorded as an off-set to cost of other resort operations as such amounts were less than the incremental carrying cost.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Bluegreen also generates revenue from the activities listed below. The table provides a brief description of the applicable revenue recognition policy:

Activity	Revenue is recognized as:

Fee-based sales commission	The sale transaction with the VOI purchaser was consummated in accordance with the terms of the agreement with the third party developer and the related consumer rescission period has passed.

Resort Management and service fees	Management services are rendered. (1)

Resort title fees	Escrow amounts are released and title documents are completed.

Rental and Sampler program	Guests complete stays at the resorts. Rental and Sampler program proceeds are classified as a reduction to “Cost of other resort operations”.

Communities realty commissions	Sales of third-party-owned real estate are completed.

Golf course and ski hill daily fees	Services are provided. (2)

(1)	In connection with its management of the property owners associations, among other things, Bluegreen acts as agent for the property owner’s association to operate the respective resorts as provided under the management agreements. In certain cases, the personnel at the resort are Bluegreen employees. The property owners’ association bears all of the economic costs of such personnel and generally pays Bluegreen in advance of, or simultaneously to, the payment of payroll. In accordance with the accounting guidance for reporting revenues gross versus net, reimbursements from the property owners’ associations relating to direct pass-through costs are recorded net of the related expenses.

(2)	As discussed above and in Note 6, the operating results of Bluegreen Communities are classified in the accompanying Consolidated Statements of Operations as discontinued operations for the Bluegreen Communities Reclassification Periods.

The cost of other resort and communities operations consists of the costs associated with the various revenues described above as well as developer subsidies and maintenance fees on Bluegreen’s unsold VOIs.

Deferred Financing Costs—Deferred financing costs are comprised of costs incurred in connection with securing financing from third-party lenders and are capitalized and amortized to interest expense over the terms of the related financing arrangements.

Business Combinations—In December 2007, the FASB revised its authoritative guidance for business combinations which significantly changed the accounting for business combinations. Under this guidance, subject to limited exceptions, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value. Additionally, due diligence and transaction costs incurred to effect a business combination are expensed as incurred, as opposed to being capitalized as part of the acquisition purchase price. This guidance also includes a substantial number of new disclosure requirements. The Company adopted this guidance on January 1, 2009.

The Company accounts for its acquisitions in accordance with the accounting guidance for business combinations. If the Company makes a “bargain purchase”, the Company recognizes a gain in the income statement on the acquisition date. A bargain purchase is a business combination in which the amounts of the identifiable net assets acquired and the liabilities assumed, as measured on the acquisition date in accordance with the accounting guidance for business combinations, exceeds the aggregate of (i) the consideration transferred, as measured in accordance with the accounting guidance, which generally requires acquisition date fair value; (ii) the fair value of any non-controlling interest in the acquiree, and (iii) in a business combination achieved in stages, the acquisition date fair value of the Company’s previously held equity interest in the acquiree. This allocation process requires extensive use of estimates and assumptions, including estimates of future cash flows to be generated by the acquired assets. The Company may utilize independent third parties to assist the Company in assessing market conditions when appropriate. The Company is also required to periodically review these judgments and estimates and adjust them accordingly. If conditions change from those expected, it is possible that the results could change in future periods. Certain identifiable intangible assets,

BFC Financial Corporation

Notes to Consolidated Financial Statements

such as management contracts, are not amortized, but instead are reviewed for impairment on at least an annual basis, or if events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company accounted for the acquisition of a controlling interest in Bluegreen in November 2009 as a bargain purchase. Accordingly, judgments regarding the value of Bluegreen’s assets and liabilities as of the acquisition date have had, and may continue to have, a significant impact on the Company’s operating results.

Lease Termination Costs—Costs to terminate a lease contract before the end of its term are recognized and measured when the Company gives notice to the counterparty in accordance with the contract’s terms or has negotiated a termination of the contract with the counterparty. Contracts that have not been terminated and have no economic benefit to the Company are measured at fair value.

Advertising—Advertising expenditures are expensed as incurred.

Income Taxes—BFC and its subsidiaries in which it owns more than 80% of its outstanding equity file a consolidated U.S. federal and Florida income tax return. Other than Florida, the Company and its subsidiaries file separate state income tax returns for each jurisdiction. Subsidiaries in which the Company owns less than 80% of the outstanding equity are not included in the Company’s consolidated U.S. federal income tax return.

The provision for income taxes is based on income before taxes reported for financial statement purposes after adjustment for transactions that do not have tax consequences. Deferred tax assets and liabilities are realized according to the estimated future tax consequences attributable to differences between the carrying value of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates as of the date of the statement of financial condition. The effect of a change in tax rates on deferred tax assets and liabilities is reflected in the period that includes the statutory enactment date. A deferred tax asset valuation allowance is recorded when it has been determined that it is more likely than not that deferred tax assets will not be realized. If a valuation allowance is needed, a subsequent change in circumstances that causes a change in judgment about the realization of the related deferred tax amount could result in the reversal of the deferred tax valuation allowance.

The Company recognizes a liability for uncertain tax positions. An uncertain tax position is defined as a position taken or expected to be taken in a tax return that is not based on clear and unambiguous tax law and which is reflected in measuring current or deferred income tax assets and liabilities for interim or annual periods. The Company may recognize the tax benefit from an uncertain tax position only if it believes that it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits recognized based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The Company recognizes interest and penalties related to unrecognized tax benefits in its provision for income taxes.

Noncontrolling Interests—In December 2007, the FASB issued guidance for noncontrolling interest and for the deconsolidation of a subsidiary. Specifically, this guidance requires that a noncontrolling interest (minority interest) be recognized as equity in the consolidated financial statements and itemized separately from the parent’s equity. This guidance also established accounting and reporting standards for the amount of consolidated net income attributable to the parent and to the noncontrolling interest and it also clarified that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this guidance required that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss is measured using the fair value of the noncontrolling equity investment on the deconsolidation date. This guidance also included expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. This guidance was effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company adopted this guidance on January 1, 2009. Noncontrolling interests reflect third parties’ ownership interests in entities that are consolidated and less than 100% owned.

Accounting for Loss Contingencies—Loss contingencies, including legal actions, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

Brokered Deposits—Brokered deposits are accounted for at historical cost and discounts or premiums, if any, are amortized or accreted using the effective interest method over the term of the deposit.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Earnings (Loss) Per Share—Basic earnings (loss) per share excludes dilution and is computed by dividing net income (loss) allocable to common stock (after deducting preferred stock dividends) by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if options to acquire common shares of the Company were exercised. Common stock options, if dilutive, are considered in the weighted average number of dilutive common shares outstanding. The options or restricted stock are included in the weighted average number of dilutive common shares outstanding based on the treasury stock method, if dilutive. Diluted (loss) earnings per share is computed in the same manner as basic (loss) earnings per share, but it also takes into consideration the potential dilution from securities issued by subsidiaries that enable their holders to obtain the subsidiary’s common stock. The resulting net income (loss) amount is divided by the weighted average number of dilutive common shares outstanding, when dilutive.

Stock-Based Compensation Plans—We account for stock-based compensation using the fair value method of expense recognition. The fair value of stock options is estimated using the Black-Scholes option-pricing model. The fair value of non-vested restricted common stock awards is generally the market price of the Company’s common stock on the grant date. Compensation expense for stock options and non-vested restricted common stock is based on the fair value of the award on the measurement date, which is generally the grant date. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the awards.

Credit Risk Management—The Company has segregated BankAtlantic Bancorp’s loan portfolio into five segments in order to determine its allowance for loan losses. The five segments are commercial non-real estate, commercial real estate, residential, consumer and small business.

Commercial non-real estate and small business loans are underwritten after evaluating the borrower’s business and its ability to comply with the note’s contractual terms. These loans are designed to promote relationship banking rather than transactional banking. These loans are generally underwritten based on the identified cash flows of the borrower’s business and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Additionally, these borrowers are primarily located in Florida and adverse economic events in Florida significantly impact the credit quality of this portfolio.

Commercial real estate loans that are not land loans or commercial residential loans are primarily underwritten based on the cash flow of the borrower’s business and secondarily based on the fair value of the underlying collateral. Commercial real estate lending typically involves higher loan balances and the repayment of these loans is generally largely dependent on the operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans are adversely affected by downturns in the real estate markets or in the general economy where the property is located. The properties securing the commercial real estate portfolio are primarily located in Florida which increases the Company’s exposure to adverse economic events in Florida. BankAtlantic Bancorp monitors and evaluates commercial real estate loans based on collateral, risk grades and debt service coverage. Commercial land and commercial residential loans, which include builder land loans, land acquisition and development loans and land, acquisition, development and construction loans, are generally loans to developers and builders. These loans are generally underwritten based upon estimates of costs and value associated with the completed project and the repayment of these loans is often dependent on the success of the project. These loans are considered to have higher risks than other commercial real estate loans, as repayment is based on the success of the real estate project as opposed to established cash flows.

BankAtlantic Bancorp’s residential loan portfolio consists primarily of purchased residential first mortgages that were originated by other financial institutions. BankAtlantic Bancorp purchases residential loans located throughout the country. The majority of these residential loans are jumbo residential loans. A jumbo loan has a principal amount above the industry-standard definition of conventional conforming loan limits. These loans could potentially have outstanding loan balances significantly higher than related collateral values in distressed areas of the country as a result of real estate value declines in the housing markets. Also included in this purchased residential loan portfolio are interest-only loans. The structure of these loans results in possible future increases in a borrower’s loan payments when the contractually required repayments change due to interest rate movement and the required amortization of the principal amount. These payment increases could affect a borrower’s ability to meet the debt service on or repay the loan and lead to increased defaults and losses. Real estate values nationwide have significantly declined since these loans were originated exposing BankAtlantic Bancorp to elevated credit risk in this portfolio.

BFC Financial Corporation

Notes to Consolidated Financial Statements

BankAtlantic Bancorp’s consumer loan portfolio consists primarily of home equity loans with the underlying collateral located in Florida. These loans were originated based primarily on credit scores and secondarily loan to value ratios. These loans are primarily second mortgages resulting in a limited ability to realize collateral value upon default. The default rates of consumer home equity and residential loans are adversely affected by rising unemployment and declining real estate values.

New Accounting Standards

On January 1, 2010, BFC, Bluegreen and BankAtlantic Bancorp adopted an amendment to the accounting guidance for transfers of financial assets and an amendment to the accounting guidance associated with the consolidation of VIEs. As a result of the adoption of these accounting standards, Bluegreen consolidated seven existing special purpose finance entities associated with prior securitization transactions that previously qualified for off-balance sheet sales treatment, and BankAtlantic Bancorp consolidated its joint venture that conducts a factoring business. Accordingly, Bluegreen’s consolidated special purpose finance entities and BankAtlantic Bancorp’s consolidated factoring joint venture are now consolidated in BFC’s financial statements. The consolidation of Bluegreen’s special purpose finance entities resulted in a one-time non-cash after-tax reduction to retained earnings of $2.4 million and the following impacts to the Company’s Consolidated Statement of Financial Condition at January 1, 2010: (1) assets increased by $413.8 million, primarily representing the consolidation of notes receivable, net of allowance, partially offset by the elimination of Bluegreen’s retained interests; (2) liabilities increased by $416.7 million, primarily representing the consolidation of non-recourse debt obligations associated with third parties, partially offset by the elimination of certain deferred tax liabilities; and (3) total equity decreased by approximately $2.9 million, including a decrease of approximately $1.4 million to noncontrolling interests (see Note 5 for further information). The consolidation of BankAtlantic Bancorp’s factoring joint venture did not have any impact on our consolidated financial statements other than a decrease in investments in unconsolidated affiliates.

Beginning with the period ended March 31, 2010 new accounting guidance was implemented requiring the following additional disclosure regarding fair value measurements: (1) transfers in and out of Level 1 and 2 measurements and the reasons for the transfers, and (2) a presentation of gross activity within the Level 3 roll forward. The guidance also included clarifications to existing disclosure requirements on the level of disaggregation and disclosures regarding inputs and valuation techniques. The guidance is applicable to all disclosures about recurring and nonrecurring fair value measurements. The effective date of the guidance was the first interim or annual reporting period beginning after December 15, 2009, except for the gross presentation of the Level 3 roll forward information, which is required for annual reporting periods beginning after December 15, 2010 and for interim reporting periods within those years. The additional disclosures made in accordance with this new guidance did not have a material effect on the Company’s financial statements.

In July 2010, the FASB issued new disclosure guidance about the “Credit Quality of Financing Receivables and the Allowance for Credit Losses.” The new guidance requires enhanced disclosures related to the credit quality of financing receivables which includes the Company’s loans receivable and the allowance for loan losses, and provides that new and existing disclosures should be disaggregated based on how an entity develops its allowance for loan losses and how it manages credit exposures. Under the new guidance, additional disclosures required for loans receivable include information regarding the aging of past due receivables, credit quality indicators, and troubled debt restructure modifications of financing receivables. The new guidance became effective for periods ending after December 15, 2010, with the exception of the amendments to the roll forward of the allowance for credit losses which are effective for periods beginning after December 15, 2010. Disclosures about troubled debt restructured loans were deferred to coincide with the effective date of a proposed accounting standards’ update related to troubled debt restructurings, which is currently expected to be effective for periods ending after June 15, 2011. Comparative disclosures are required only for periods ending subsequent to initial adoption. The additional disclosures made in accordance with the new guidance did not have a material effect on the Company’s financial statements.

In December 2010, the FASB issued new disclosure guidance that modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining

BFC Financial Corporation

Notes to Consolidated Financial Statements

whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist such as the occurrence of an event or change in circumstances that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The new accounting guidance was effective for the Company on January 1, 2011 and the Company believes that the new guidance will not have a material effect on the Company’s financial statements

2. Liquidity and Regulatory Considerations

BFC

Except as otherwise noted, the debts and obligations of BankAtlantic Bancorp, Bluegreen and Woodbridge are not direct obligations of BFC and generally are non-recourse to BFC. Similarly, the assets of those entities are not available to BFC, absent a dividend or distribution from those entities. BFC’s principal sources of liquidity are its available cash, including tax refunds received as a result of tax law changes, short-term investments, and dividends from Benihana. As discussed elsewhere herein , we also expect to receive an additional $10.8 million tax refund, of which approximately $3.3 million is due to the Debtors’ Estate pursuant to the previously describe Settlement Agreement.

We may use our available funds to make additional investments in the companies within our consolidated group, invest in equity securities and other investments, fund operations or repurchase shares of our common stock pursuant to our share repurchase program. The current program authorizes management, at its discretion, to repurchase shares from time to time subject to market conditions and other factors. No shares were repurchased during the years ended December 31, 2010 or 2009. As discussed further herein, during June and July 2010, BFC acquired an aggregate of 2,000,000 shares of BankAtlantic Bancorp’s Class A Common Stock for an aggregate purchase price of $15 million as a result of its exercise of subscription rights distributed in BankAtlantic Bancorp’s rights offering to its shareholders.

Since March 2009, BFC has not received cash dividends from BankAtlantic Bancorp and BankAtlantic Bancorp is currently prohibited from paying dividends on its common stock without the prior written non-objection of the OTS. In addition, during February 2009, BankAtlantic Bancorp elected to exercise its right to defer payments of interest on its trust preferred junior subordinated debt. BankAtlantic Bancorp is permitted to defer quarterly interest payments for up to 20 consecutive quarters. During the deferral period, BankAtlantic Bancorp is prohibited from paying dividends to its shareholders, including BFC. While BankAtlantic Bancorp can end the deferral period at any time, BankAtlantic Bancorp has indicated that it anticipates that it may continue to defer such interest payments for the foreseeable future. Furthermore, BFC has not received cash dividends from Bluegreen and does not expect to receive cash dividends from Bluegreen in the foreseeable future. Certain of Bluegreen’s credit facilities contain terms which may limit the payment of cash dividends.

We believe that our current financial condition and credit relationships, together with anticipated cash flows from operating activities and other sources of funds, including tax refunds and, if determined to be advisable, proceeds from the disposition of certain properties or investments, will provide for anticipated near-term liquidity needs. With respect to long-term liquidity requirements, BFC may also seek to raise funds, subject to compliance with our commitment to the OTS described below, through the incurrence of long-term secured or unsecured indebtedness, the issuance of equity and/or debt securities or through the sale of assets; however, there is no assurance that any of these alternatives will be available to BFC on attractive terms, or at all.

BFC Regulatory Considerations

BFC, on a parent company only basis, has committed that it will not, without the prior written non-objection of the OTS:

(i)	incur, issue, renew or roll over any current lines of credit, guarantee the debt of any other entity or otherwise incur any additional debt, except as contemplated by BFC’s business plan or in connection with BankAtlantic’s compliance requirements applicable to it;

(ii)	declare or make any dividends or other capital distributions other than dividends payable on BFC’s currently outstanding preferred stock of approximately $187,500 a quarter or

(iii)	enter into any new agreements, contracts or arrangements or materially modify any existing agreements, contracts or arrangements with BankAtlantic not consistent with past practices.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Woodbridge

In 2007, Woodbridge acquired from Levitt and Sons LLC, a former wholly-owned subsidiary of Woodbridge (“Levitt and Sons”), all of the outstanding membership interests in Carolina Oak, a South Carolina limited liability company (formerly known as Levitt and Sons of Jasper County, LLC). As a result of the significant challenges faced during 2009, Woodbridge made the decision to cease all activities at Carolina Oak. In the fourth quarter of 2009, the inventory of real estate at Carolina Oak was reviewed for impairment and a $16.7 million impairment charge was recorded to adjust the carrying amount of Carolina Oak’s inventory to its fair value of $10.8 million. Woodbridge is the obligor under a $37.2 million loan that is collateralized by the Carolina Oak property. During 2009, the lender declared the loan to be in default and filed an action for foreclosure. While there may have been an issue with respect to compliance with certain covenants in the loan documents, we do not believe that an event of default occurred. Through participation in a court-ordered mediation of this matter, the parties agreed to tentative terms to settle the matter and are currently negotiating a formal settlement agreement. It is currently expected that this settlement agreement, if finalized, will provide for (i) Woodbridge to pay $2.5 million to the investor group, (ii) Carolina Oak to convey to the investor group the real property securing the loan via a stipulated foreclosure or deed in lieu, (iii) the investor group to release Woodbridge and Carolina Oak from their obligations relating to the debt or, alternatively, to agree not to pursue certain remedies, including a deficiency judgment, that would otherwise be available to them, in each case subject to certain conditions, and (iv) the litigation to be dismissed. There is no assurance that the settlement will be finalized on the contemplated terms, or at all.

As previously disclosed, under Florida law, holders of Woodbridge’s Class A Common Stock who did not vote to approve the merger between Woodbridge and BFC and properly asserted and exercised their appraisal rights with respect to their shares (“Dissenting Holders”) are entitled to receive a cash payment in an amount equal to the fair value of their shares as determined in accordance with the provisions of Florida law in lieu of the shares of BFC’s Class A Common Stock that they would otherwise have been entitled to receive. Dissenting Holders, who collectively held approximately 4.2 million shares of Woodbridge’s Class A Common Stock, have rejected Woodbridge’s offer of $1.10 per share and requested payment for their shares based on their respective fair value estimates of Woodbridge’s Class A Common Stock. Woodbridge is currently a party to legal proceedings relating to the Dissenting Holders appraisal process. In December 2009, a $4.6 million liability was recorded with a corresponding reduction to additional paid-in capital, which is reflected in the Company’s Consolidated Statements of Financial Condition representing in the aggregate Woodbridge’s offer to the Dissenting Holders. However, the appraisal rights litigation is currently ongoing and its outcome is uncertain. As a result, there is no assurance as to the amount of the payment that will ultimately be required to be made to the Dissenting Holders, which amount may be greater than the $4.6 million that we have accrued.

Core Communities

Historically, the activities of Core Communities focused on the development of a master-planned community in Port St. Lucie, Florida called Tradition, Florida and a community outside of Hardeeville, South Carolina called Tradition Hilton Head. Until 2009, Tradition, Florida was in active development as was Tradition Hilton Head, although in a much earlier stage.

During 2010, demand for residential and commercial inventory showed no signs of recovery, particularly in the geographic regions where Core’s properties are located. In early 2010, Woodbridge made the decision to pursue an orderly liquidation of Core and worked cooperatively with the various lenders to achieve that objective. During November 2010, Core entered into a settlement agreement with one of its lenders, which had previously commenced actions seeking foreclosure of mortgage loans totaling approximately $113.9 million collateralized by property in Florida and South Carolina. Under the terms of the agreement, Core pledged additional collateral to the lender consisting of membership interests in five of Core’s subsidiaries and granted security interests in the acreage owned by such subsidiaries in Port St. Lucie, Florida, substantially all of which is undeveloped raw land. Core also agreed to an amendment of the complaint related to the Florida foreclosure action to include this additional collateral and an entry into consensual judgments of foreclosure in both the Florida and South Carolina foreclosure actions. In consideration therefore, the lender agreed not to enforce a deficiency judgment against Core and, in February 2011, released Core

BFC Financial Corporation

Notes to Consolidated Financial Statements

from any other claims arising from or relating to the loans. As of November 30, 2010, Core deconsolidated the five subsidiaries, the membership interests in which were transferred to the lender upon entry into the consensual judgments of foreclosure. In connection therewith and in accordance with the accounting guidance for consolidation, Woodbridge recorded a guarantee obligation “deferred gain on settlement of investment in subsidiary” of $11.3 million in the Company’s Consolidated Statement of Financial Condition as of December 31, 2010. The deferred gain on settlement of investment in subsidiary was recognized into income in the Company’s Consolidated Statement of Operations at the time Core received its general release of liability in February 2011.

In December 2010, Core and one of its subsidiaries entered agreements, including without limitation, a Deed in Lieu of Foreclosure Agreement, with one of their lenders which resolved the foreclosure proceedings commenced by the lender related to property at Tradition Hilton Head which served as collateral for a $25 million loan. Pursuant to the agreements, Core’s subsidiary transferred to the lender all of its right, title and interest in and to the property which served as collateral for the loan as well as certain additional real and personal property. In consideration therefore, the lender released Core and its subsidiary from any claims arising from or relating to the loan. In accordance with the accounting guidance, this transaction was accounted for as a troubled debt restructuring and accordingly, a $13.0 million gain on debt extinguishment was recognized in the accompanying Consolidated Statement of Operations for the year ended December 31, 2010.

On June 10, 2010, Core sold its two commercial leasing projects referred to as “the Projects” to Inland Real Estate Acquisition, Inc. (“Inland”) for approximately $75.4 million. As a result of the sale, Core realized a gain on sale of discontinued operations of approximately $2.6 million in the second quarter of 2010. The sale resulted in net cash proceeds to Core of approximately $1.5 million. See Note 6 for further information regarding the Projects.

BankAtlantic Bancorp and BankAtlantic

Regulatory Considerations

On February 23, 2011, BankAtlantic Bancorp, at its parent company level (“BankAtlantic Bancorp Parent Company”) and BankAtlantic each entered into a Stipulation and Consent to Issuance of Order to Cease and Desist with the Office of Thrift Supervision (“OTS”), BankAtlantic Bancorp Parent Company’s and BankAtlantic’s primary regulator. The Order to Cease and Desist to which BankAtlantic Bancorp Parent Company is subject is referred to as the “Company Order,” the Order to Cease and Desist to which BankAtlantic is subject is referred to as the “Bank Order” and the Company Order and Bank Order are referred collectively to as the “Orders.” The OTS issued the Orders due to BankAtlantic Bancorp’s losses over the past three years, high levels of classified assets and inadequate levels of capital based on BankAtlantic’s risk profile as determined by the OTS’s recent examination. BankAtlantic Bancorp Parent Company is required to submit updated written plans by March 31, 2011 to the OTS that will address, among other things, how BankAtlantic Bancorp Parent Company intends to maintain and enhance its and BankAtlantic’s capital and set forth BankAtlantic Bancorp Parent Company’s business plan for the year ending December 31, 2011. In addition, under the terms of the Company Order, BankAtlantic Bancorp Parent Company is prohibited from taking certain actions without receiving the prior written non-objection of the OTS, including, without limitation, declaring or paying any dividends or other capital distributions and incurring certain indebtedness. BankAtlantic Bancorp Parent Company is also required to ensure BankAtlantic’s compliance with the terms of the Bank Order as well as all applicable laws, rules, regulations and agency guidance.

Pursuant to the terms of the Bank Order, BankAtlantic is required to attain by June 30, 2011 and maintain a tier 1 (core) capital ratio equal to or greater than 8% and a total risk-based capital ratio equal to or greater than 14%. At December 31, 2010, BankAtlantic had a tier 1 (core) capital ratio of 6.22% and a total risk-based capital ratio of 11.72%. Under the terms of the Bank Order, BankAtlantic is required to, among other things, revise certain of its plans, programs and policies and submit to the OTS certain written plans, including a capital plan, a revised business plan and a plan to reduce BankAtlantic’s delinquent loans and non-performing assets. If BankAtlantic fails to comply with the capital plan and/or fails to attain and maintain the increased capital ratio requirements, or upon any written request from the OTS, BankAtlantic is required to submit a contingency plan, which must detail actions which BankAtlantic would, in its case, take to either merge with or be acquired by another banking institution. BankAtlantic will not be required to implement such contingency plan until such time as it receives written notification from the OTS to do so. In addition,

BFC Financial Corporation

Notes to Consolidated Financial Statements

the Bank Order requires BankAtlantic to limit its asset growth and restricts BankAtlantic from originating or purchasing new commercial real estate loans or entering into certain material agreements, in each case without receiving the prior written non-objection of the OTS. Separately, the OTS has confirmed that it has no objection to BankAtlantic originating loans to facilitate the sale of certain assets or the renewal, extension or modification of existing commercial real estate loans, subject in each case to compliance with applicable regulations and bank policies. The Bank Order prohibits the payment of dividends and other distributions without the prior written non-objection of the OTS. The Orders also include certain restrictions on compensation paid to the senior executive officers of BankAtlantic Bancorp Parent Company and BankAtlantic, and restrictions on agreements with affiliates.

BankAtlantic Bancorp Parent Company and BankAtlantic will seek to meet the higher capital requirements of the Bank Order through the estimated net gain upon consummation of its Tampa branch sale anticipated to close June 2011, subject to regulatory approvals and customary conditions and through other efforts that may include the issuance of BankAtlantic Bancorp’s Class A Common Stock through a public or private offering. BankAtlantic is also pursuing other initiatives to improve its regulatory capital position, including operating strategies to increase revenues and to reduce non-interest expenses, asset balances and non-performing loans. There can be no assurance that BankAtlantic Bancorp Parent Company or BankAtlantic will be able to execute such strategies in order to meet BankAtlantic’s new minimum regulatory capital levels by the required time frames.

Each Order became effective on February 23, 2011 and will remain in effect until terminated, modified or suspended by the OTS. No fines or penalties were imposed in connection with either Order. While the Orders formalize steps that BankAtlantic Bancorp believes are already underway, any material failure by BankAtlantic Bancorp Parent Company or BankAtlantic to comply with the terms of the Orders, or if unanticipated market factors emerge, and/or if BankAtlantic Bancorp is unable to raise required additional capital, successfully execute its plans, or comply with other regulatory requirements, then the OTS could take further action, which could include the imposition of fines, and/or additional enforcement actions. Enforcement actions available to regulators include the issuance of a capital directive, removal of officers and/or directors, institution of proceedings for receivership or conservatorship, require dissolution or liquidation and terminate deposit insurance. Any such action would have a material adverse effect on BankAtlantic Bancorp’s business, results of operations and financial position.

Liquidity Considerations

Both BankAtlantic Bancorp Parent Company and BankAtlantic actively manage liquidity and cash flow needs. BankAtlantic Bancorp Parent Company had cash of $12.2 million as of December 31, 2010. BankAtlantic Bancorp Parent Company does not have debt maturing until March 2032 and has the ability to defer interest payments on its junior subordinated debentures until December 2013; however, based on current interest rates, accrued and unpaid interest of approximately $74.0 million would be due in December 2013 if interest is deferred until that date. BankAtlantic Bancorp Parent Company’s operating expenses for the year ended December 31, 2010 were $6.4 million. BankAtlantic’s liquidity is dependent, in part, on its ability to maintain or increase deposit levels and the availability of its lines of credit borrowings with the Federal Home Loan Bank (“FHLB”), as well as the Treasury and Federal Reserve lending programs.

As of December 31, 2010, BankAtlantic had $558.8 million in cash and short-term investments and approximately $843 million of available unused borrowings, consisting of $612 million of unused FHLB line of credit capacity, $195 million of unpledged securities, and $36 million of available borrowing capacity at the Federal Reserve. However, such available borrowings are subject to regular reviews and may be terminated, suspended or reduced at any time at the discretion of the issuing institution or based on the availability of qualifying collateral. Additionally, interest rate changes, additional collateral requirements, disruptions in the capital markets, adverse litigation or regulatory actions, or deterioration in BankAtlantic’s financial condition may reduce the amounts it is able to borrow, make borrowings unavailable or make terms of the borrowings and deposits less favorable. As a result, BankAtlantic’s cost of funds could increase and the availability of funding sources could decrease. Based on current and expected liquidity needs and sources, BankAtlantic Bancorp expects to be able to meet its obligations at least through December 31, 2011.

BFC Financial Corporation

Notes to Consolidated Financial Statements

3. Woodbridge Merger

On September 21, 2009, Woodbridge Holdings Corporation and BFC consummated their merger, pursuant to which Woodbridge Holdings Corporation merged with and into a wholly-owned subsidiary of BFC. Upon the effectiveness of the merger, the subsidiary was re-named Woodbridge Holdings, LLC, and Woodbridge Holdings, LLC continued as the surviving company of the merger and the successor entity to Woodbridge Holdings Corporation. Pursuant to the terms of the merger, which was approved by the shareholders of Woodbridge and BFC at their respective meetings held on September 21, 2009, each outstanding share of Woodbridge’s Class A Common Stock automatically converted into the right to receive 3.47 shares of BFC’s Class A Common Stock. Shares otherwise issuable to BFC attributable to the shares of Woodbridge’s Class A Common Stock and Class B Common Stock owned by BFC were canceled in connection with the merger. The merger resulted in a net increase to BFC’s shareholders’ equity of approximately $95 million, comprised of an increase in common stock and additional paid-in capital of approximately $303,000 and $94.7 million, respectively, and a corresponding decrease to noncontrolling interest of approximately $99.6 million.

Prior to the consummation of the merger, BFC owned approximately 22% of Woodbridge’s Class A Common Stock and all of Woodbridge’s Class B Common Stock, representing approximately 59% of the total voting power of Woodbridge. Since BFC had a controlling interest in Woodbridge, the financial results of Woodbridge prior to the merger were consolidated in BFC’s financial statements and continue to be consolidated in BFC’s financial statements. The merger was accounted for as an equity transaction for financial reporting and accounting purposes in accordance with recently adopted FASB authoritative guidance in connection with noncontrolling interests, which provides that changes in a parent’s ownership interest which do not result in the parent losing its controlling interest are reported as equity transactions.

Under Florida law, holders of Woodbridge’s Class A Common Stock who did not vote to approve our merger with Woodbridge and who properly asserted and exercised their appraisal rights with respect to their shares (“Dissenting Holders”) are entitled to receive a cash payment in an amount equal to the fair value of their shares (as determined in accordance with the provisions of Florida law) in lieu of the shares of BFC’s Class A Common Stock which they would otherwise have been entitled to receive. Dissenting Holders, who owned in the aggregate approximately 4.6 million shares of Woodbridge’s Class A Common Stock, provided written notice to Woodbridge regarding their intent to exercise their appraisal rights. In accordance with Florida law, Woodbridge provided written notices and required forms to the Dissenting Holders setting forth, among other things, its determination that the fair value of Woodbridge’s Class A Common Stock immediately prior to the effectiveness of the merger was $1.10 per share. Dissenting Holders were required to return their appraisal forms by November 10, 2009 and indicate on their appraisal forms whether the Dissenting Holder chose to (i) accept Woodbridge’s offer of $1.10 per share or (ii) demand payment of the fair value estimate determined by the Dissenting Holder plus interest. One Dissenting Holder, which held approximately 400,000 shares of Woodbridge’s Class A Common Stock, has withdrawn its shares from the appraisal rights process, while the remaining Dissenting Holders, who collectively held approximately 4.2 million shares of Woodbridge’s Class A Common Stock, have rejected Woodbridge’s offer of $1.10 per share and requested payment for their shares based on their respective fair value estimates of Woodbridge’s Class A Common Stock. In December 2009, the Company recorded a $4.6 million liability with a corresponding reduction to additional paid-in capital representing, in the aggregate, Woodbridge’s offer to the Dissenting Holders. The appraisal rights litigation thereafter commenced and is currently ongoing. The outcome of the litigation is uncertain and there is no assurance as to the amount of cash that will be required to be paid to the Dissenting Holders, which amount may be greater than the $4.6 million that we have accrued.

BFC Financial Corporation

Notes to Consolidated Financial Statements

4. Share Acquisitions

Bluegreen Share Acquisition

On November 16, 2009, the Company purchased approximately 7.4 million shares of the common stock of Bluegreen for an aggregate purchase price of approximately $23 million, increasing its interest from 29% to 52%, and resulting in the Company owning a controlling interest in Bluegreen. The Company previously accounted for its 29% equity interest in Bluegreen as an equity method investment. The fair value of the Company’s investment in Bluegreen immediately before the acquisition was $25.1 million after recognizing a loss resulting from the remeasurement of its investment in Bluegreen of $8.1 million, which is included in the gain on bargain purchase of Bluegreen in the Company’s consolidated statements of operations. Bluegreen’s results for the Bluegreen Interim Period and the year ended December 31, 2010 are consolidated into the Company’s financial statements. The Company consolidates all of Bluegreen’s wholly-owned subsidiaries and entities in which Bluegreen holds a controlling financial interest. The Company also consolidates Bluegreen’s non-wholly owned subsidiary, Bluegreen/Big Cedar Vacations, LLC (the “Bluegreen/Big Cedar Joint Venture”), as Bluegreen holds a 51% equity interest in the Bluegreen/Big Cedar Joint Venture, has an active role as the day-to-day manager of the Bluegreen/Big Cedar Joint Venture’s activities, and has majority voting control of the Bluegreen/Big Cedar Joint Venture’s management committee.

Included in the Company’s consolidated statement of operations is revenue related to Bluegreen before purchase accounting adjustments of $33.5 million for the Bluegreen Interim Period in 2009. The operating results of Bluegreen for the Bluegreen Interim Period and the year ended December 31, 2010 are included in the Company’s Bluegreen Resorts and Bluegreen Communities segments. Prior to the November 16, 2009 acquisition date, the Company reported its interest in Bluegreen’s earnings and losses in the Woodbridge other operations segment.

The Company accounted for the acquisition of a controlling interest in Bluegreen in November 2009 in accordance with the accounting guidance of business combinations. As part of the accounting for the November 2009 Bluegreen share acquisition, management was required to evaluate the fair value of Bluegreen’s inventory and certain of Bluegreen’s contracts. Based on preliminary estimates made as part of the evaluation, the Company recorded a $183.1 million “bargain purchase gain” during the fourth quarter of 2009. However, as previously disclosed, the allocation of the purchase price was based on preliminary estimates of the fair value of Bluegreen’s inventory and contracts, and is subject to change within the measurement period as valuations are finalized. If the amounts are changed within the measurement period in a business combination, then the adjustment to change these provisional amounts are retrospectively adjusted as of the date of acquisition. Additionally, any offset relating to amortization/accretion is also retrospectively adjusted in the appropriate periods. During the fourth quarter of 2010, the Company adjusted the preliminary value assigned to the assets and liabilities of Bluegreen in order to reflect additional information obtained since the acquisition date. These adjustments resulted in a decrease in total assets and total liabilities of approximately $3.4 million and $3.0 million, respectively, and a decrease in total equity of approximately $0.4 million. Furthermore, the net income attributable to BFC decreased by approximately $289,000 and earnings per share from continuing operations decreased by approximately $0.01 per common share.

BFC Financial Corporation

Notes to Consolidated Financial Statements

The following table summarizes the aggregate purchase price allocation and fair value of the non-controlling interest in Bluegreen as of November 16, 2009 as it was previously reported and as revised (in thousands):

	(As Adjusted) (5)	(As Previously Reported) (6)	Fair Value Hierarchy
Cash and cash equivalents	$51,621	51,621	Level 1
Restricted cash	25,079	25,079	Level 1
Property and equipment	76,930	76,930	Level 3
Management contracts	63,000	63,000	Level 3
Real estate inventory (1)	205,059	211,914	Level 3
Assets held for sale from discontinued operations	108,108	108,108	Level 3
Notes receivable	285,000	285,000	Level 3
Retained interests in notes receivable sold	29,250	29,250	Level 3
Other assets (2)	44,440	40,983	Level 3

Fair value of assets	888,487	891,885

Accounts payable and other liabilities (3)	54,849	50,764	Level 3
Deferred income	10,996	10,996	Level 3
Deferred income taxes (4)	22,690	29,784	Level 3
Lines of credit and notes payable	198,947	198,947	Level 2
Junior subordinated debentures	56,783	56,783	Level 2
Receivable-backed notes payable	236,359	236,359	Level 2

Fair value of liabilities	580,624	583,633

Non-controlling interest (Big Cedar Joint Venture)	26,100	26,200	Level 3

Net assets acquired	281,763	282,052
Less: Cash consideration on acquisition of additional 23%	(22,939)	(22,939)
Less: Fair value of previously held equity interest	(25,126)	(25,126)	Level 1
Less: Fair value of non-controlling interest	(41,254)	(41,254)	Level 1
Less: Loss on previously held equity interest	(8,074)	(8,074)
Less: Loss on accumulated other comprehensive income attributable to previously held equity interest	(1,521)	(1,521)

Bargain purchase gain	$182,849	183,138

1)	A decrease of approximately $6.9 million to real estate inventory due to the finalization of the measurement period adjustments.

2)	An increase of $2.1 million of favorable lease contracts and a $1.4 million reclassification from real estate inventory to other assets due to the finalization of the measurement period adjustments.

3)	A reclassification from real estate inventory to accrued liabilities due to the finalization of the measurement period adjustments.

4)	A $2.9 million decrease due to the finalization of the measurement period adjustments, and a decrease of $4.2 million due to a correction of an error related to an impairment to real estate inventory which should have been included in the determination of deferred taxes as the acquisition date November 16, 2009, as part of the Bluegreen purchase price allocation. See Note 1 of the “Notes to the Consolidated Financial Statements”.

5)	Sets forth the information as revised pursuant to the purchase price allocation adjustments described above and the adjustments described herein relating to the classification of Bluegreen Communities as a discontinued operation.

6)	Sets forth the information as reported prior to the filing of the Annual Report, but with the adjustments described herein relating to the classification of Bluegreen Communities as a discontinued operation.

BFC Financial Corporation

Notes to Consolidated Financial Statements

As a result of the Company obtaining a controlling interest in Bluegreen, the Company’s previously held 29% equity interest in Bluegreen was re-measured to fair value. The fair value of the non-controlling interest was based on a market approach valuation technique and inputs categorized as Level 1 inputs under the accounting guidance for fair value measurements.

The fair value of the assets acquired includes: notes receivable which were fair valued using an income approach and application of a discounted cash flow method; real estate inventory, including resorts and communities inventory which was valued using a combination of the income approach for the resorts inventory and independent appraisals for the communities real estate projects; retained interest in notes receivable sold representing Bluegreen’s economic interest in the notes receivable it sold in a structured financing transaction, which was fair valued using an income approach and a discount of the expected cash flows available to be distributed to investors; and intangible assets, representing management contracts which consist of Bluegreen’s contracts with various homeowners associations to manage, service, staff and maintain properties. The management contracts were fair valued using an income approach and excess earnings method whereby the revenues and costs attributable to the management contracts less charges for use of the contributory assets are used to determine excess earnings. The management contracts have indefinite useful lives and are not amortized, but instead are reviewed for impairment on at least an annual basis, or if events or changes in circumstances indicate that the related carrying amounts may not be recoverable.

The liabilities subject to fair value determinations included: receivable-backed notes payable, notes payable and lines of credit, which were valued based on the underlying terms, including maturity dates of the loan facilities; junior subordinated debentures, which were valued based on a discounted cash flow analysis; and non-controlling interest in a joint venture with Big Cedar LLC, which was valued using a methodology consistent with the methodology used for the valuation of Bluegreen’s underlying assets and liabilities.

Purchases of BankAtlantic Bancorp’s Class A Common Stock

On June 18, 2010, BankAtlantic Bancorp commenced a rights offering (the “2010 Rights Offering”) to its shareholders of record as of the close of business on June 14, 2010 (the “Record Date”). In the 2010 Rights Offering, BankAtlantic Bancorp distributed to each eligible shareholder 0.327 subscription rights for each share of BankAtlantic Bancorp’s Class A Common Stock and Class B Common Stock owned as of the close of business on the Record Date. Fractional subscription rights were rounded up to the next largest whole number. Each subscription right entitled the holder thereof to purchase one share of BankAtlantic Bancorp’s Class A Common Stock at the purchase price of $1.50 per share. Shareholders who exercised their basic subscription rights in full were also given the opportunity to request to purchase any additional shares of BankAtlantic Bancorp’s Class A Common Stock that remained unsubscribed for at the expiration of the Rights Offering at the same $1.50 per share purchase price. The 2010 Rights Offering expired on July 20, 2010. BFC acquired an aggregate of 2.0 million shares of BankAtlantic Bancorp’s Class A Common Stock in the 2010 Rights Offering for an aggregate purchase price of $15.0 million. BFC exercised its basic subscription rights to purchase 1,197,373 shares, and the remaining 802,627 shares were acquired by BFC pursuant to its over-subscription request. The shares acquired in the 2010 Rights Offering increased BFC’s ownership interest in BankAtlantic Bancorp by approximately 8% to 45% and BFC’s voting interest in BankAtlantic Bancorp by approximately 5% to 71%.

During the third quarter of 2009, BankAtlantic Bancorp distributed to its shareholders 4.441 subscription rights for each share of BankAtlantic Bancorp’s Class A Common Stock and Class B Common Stock held on August 24, 2009 (the “2009 Rights Offering”). Each whole subscription right entitled the holder to purchase one share of BankAtlantic Bancorp’s Class A Common Stock at a purchase price of $10.00 per share. The 2009 Rights Offering commenced on August 28, 2009 and was completed on September 29, 2009. BFC exercised its subscription rights in the 2009 Rights Offering to purchase an aggregate of approximately 3.0 million shares of BankAtlantic Bancorp’s Class A Common Stock for an aggregate purchase price of $29.9 million. This purchase increased BFC’s ownership interest in BankAtlantic Bancorp by approximately 7% to 37% and increased BFC’s voting interest in BankAtlantic Bancorp by approximately 7% to 66%.

BFC’s 2010 and 2009 acquisition of shares of BankAtlantic Bancorp’s Class A Common Stock were accounted for as an equity transaction in accordance with applicable Financial Accounting Standards Board (“FASB”) authoritative guidance effective on January 1, 2009, which provides that changes in a parent’s ownership interest which do not result in the parent losing its controlling interest are reported as equity transactions.

BFC Financial Corporation

Notes to Consolidated Financial Statements

From August 18, 2008 through August 28, 2008, BFC purchased an aggregate of 80,000 additional shares of BankAtlantic Bancorp’s Class A Common Stock on the open market for an aggregate purchase price of $2.8 million. BFC’s acquisition of the 80,000 shares of BankAtlantic Bancorp’s Class A Common Stock increased BFC’s ownership interest in BankAtlantic Bancorp by approximately 4%. The excess of the fair value over the purchase price (negative goodwill) of $16.7 million was allocated as a pro rata reduction of the amounts that would otherwise have been assigned ratably to all of the non-current and non-financial assets acquired, except assets to be disposed of by sale and deferred tax assets, until the basis of such acquired assets was zero. The remaining unallocated negative goodwill of approximately $9.1 million was recognized as an extraordinary gain for the year ended December 31, 2008.

From December 2, 2008 through December 11, 2008, BFC purchased an aggregate of 64,770 additional shares of BankAtlantic Bancorp’s Class A Common Stock on the open market for an aggregate purchase price of $1.1 million. BFC’s acquisition of the 64,770 shares of BankAtlantic Bancorp’s Class A Common Stock increased BFC’s ownership interest in BankAtlantic Bancorp by approximately 3%. The excess of the fair value over the purchase price (negative goodwill) of $2.9 million was allocated ratably to all of the non-current and non-financial assets acquired, except assets to be disposed of by sale and deferred tax assets.

The acquisition of additional shares of Class A Common Stock of BankAtlantic Bancorp in August 2008 and December 2008 were accounted for as step acquisitions under the purchase method of accounting in effect prior to January 1, 2009.

5. Cumulative Effect of Change in Accounting Principle

On January 1, 2010, the Company, Bluegreen and BankAtlantic Bancorp adopted an amendment to the accounting guidance for transfers of financial assets and an amendment to the accounting guidance associated with the consolidation of variable interest entities (“VIEs”). As a result of the adoption of these accounting standards, Bluegreen consolidated seven existing special purpose finance entities (“QSPEs”) associated with prior securitization transactions that previously qualified for off-balance sheet sales treatment, which resulted in a one-time non-cash after-tax reduction to retained earnings of $2.4 million. In addition, BankAtlantic Bancorp consolidated its joint venture that conducts a factoring business. No charges were recorded to retained earnings in connection with the consolidation of BankAtlantic Bancorp’s factoring joint venture.

The consolidation of Bluegreen’s special purpose finance entities also resulted in the following impacts to BFC’s Consolidated Statement of Financial Condition at January 1, 2010: (1) assets increased by $413.8 million, primarily representing the consolidation of notes receivable, net of allowance, partially offset by the elimination of retained interests; (2) liabilities increased by $416.7 million, primarily representing the consolidation of non-recourse debt obligations to securitization investors, partially offset by the elimination of certain deferred tax liabilities; and (3) total equity decreased by approximately $2.9 million, including a decrease to noncontrolling interest of approximately $1.4 million.

BFC Financial Corporation

Notes to Consolidated Financial Statements

The impact of the adoption of the change in accounting principle on the related assets, related liabilities, noncontrolling interests and total equity are as follows (in thousands):

		Consolidation
	December 31,	Bluegreen’s	BankAtlantic Bancorp’s		January 1,

	2009	QSPEs	Joint Venture(1)	Total	2010
	(As Adjusted)				(As Adjusted)
Restricted cash	$24,020	36,518	—	36,518	60,538
Loans receivable	3,678,894	—	3,214	3,214	3,682,108
Notes receivable	279,645	377,265	—	377,265	656,910
Real estate inventory	384,007	16,403	—	16,403	400,410
Retained interest in notes receivable sold	26,340	(26,340)	—	(26,340)	—
Investment in unconsolidated affiliates	15,272	—	(3,256)	(3,256)	12,016
Other assets	65,500	9,970	367	10,337	75,837

Change in related assets	$4,473,678	413,816	325	414,141	4,887,819

Other liabilities	$187,032	3,544	18	3,562	190,594
Deferred income taxes	25,205	1,779	—	1,779	26,984
Receivable -backed notes payable	237,416	411,369	—	411,369	648,785

Change in related liabilities	$449,653	416,692	18	416,710	866,363

Total BFC’s shareholders’ equity	$245,083	(1,496)	—	(1,496)	243,587
Noncontrolling interests	159,312	(1,380)	307	(1,073)	158,239

Total equity	$404,395	(2,876)	307	(2,569)	401,826

(1)	As a result of the adoption of the accounting guidance associated with the consolidation of VIEs, we consolidated BankAtlantic Bancorp’s factoring joint venture, BankAtlantic Business Capital, LLC (“BBC”). Prior to January 1, 2010, the investment in BBC was accounted for using the equity method of accounting.

6. Discontinued Operations

Bluegreen Communities and Core Communities

As described in Note 1, subsequent to the filing of our Annual Report, Bluegreen’s Board of Directors made a determination to seek to sell Bluegreen Communities, or all or substantially all of its assets. As a consequence, it was determined that Bluegreen Communities, which had previously been presented as a separate reporting segment, met the criteria for classification as a discontinued operation and the majority of Bluegreen Communities assets met the criteria for classification as “assets held for sale from discontinued operations.”

Bluegreen reviews undeveloped resort and residential communities’ properties for impairment under applicable accounting guidance, which requires that such properties be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. As of December 31, 2010, Bluegreen evaluated the carrying value of its Bluegreen Communities undeveloped inventory based upon the probability weighted average cash flows at various outcomes, including the development and sale of such inventory as retail homesites. In connection with this analysis, an impairment charge (included in cost of discontinued operations) of $14.9 million was recorded to write down the carrying amount of certain undeveloped phases in several of Bluegreen Communities’ properties to fair value, as Bluegreen determined that the carrying amounts of these homesites would not be recovered by estimated future cash flows. Bluegreen estimated the fair value of the underlying properties based on either the prices of comparable properties or an analysis of their estimated future cash flows (Level 3 inputs), discounted at rates commensurate with the risk inherent in the property. Bluegreen estimated future cash flows based upon expectations of performance given current and projected forecasts of the economy and real estate markets in general.

Also, included in results of discontinued operations for the years ended December 31, 2010 and 2009 is interest expense primarily on the H4BG Communities Facility as certain of the assets classified as available for sale serve as collateral under this facility. Under the terms of the facility, the entire amount of the debt outstanding under the facility, $30.8 million as of December 31, 2010, and a $2.0 million deferred fee, would be required to be repaid upon the sale of the respective assets.

BFC Financial Corporation

Notes to Consolidated Financial Statements

In December 2009, Core Communities reinitiated efforts to sell the Projects, its two commercial leasing projects, and began soliciting bids from several potential buyers for the immediate sale of the Projects in their present condition. Due to this decision, the assets associated with the Projects were classified as discontinued operations in accordance with the accounting guidance for the disposal of long-lived assets. The assets were reclassified as assets held for sale and the liabilities related to these assets were reclassified as liabilities related to assets held for sale in the Consolidated Statement of Financial Condition at December 31, 2009. Additionally, the results of operations for the Projects were reclassified to income from discontinued operations in the Consolidated Statements of Operations for the years ended December 31, 2010, 2009 and 2008. Depreciation related to these assets held for sale ceased in December 2009. The Company elected not to separate these assets in the Consolidated Statements of Cash Flows for the years ended December 31, 2010, 2009 and 2008. Management reviewed the net asset value and estimated the fair market value of the assets based on the bids received related to these assets and determined that an impairment charge was necessary to write down the aggregate carrying value of the Projects to fair value less the estimated costs to sell and, accordingly, recorded an impairment charge of approximately $13.6 million in the fourth quarter of 2009.

On June 10, 2010, Core sold the Projects for approximately $75.4 million. As a result of the sale, a gain on sale of discontinued operations of approximately $2.6 million was realized in the second quarter of 2010. In connection with the sale, the outstanding balance of the loans related to the assets held for sale was reduced by approximately $800,000 as a result of negotiations with the lender. Core used the proceeds from the sale to repay these loans. As a result, Core was released from its obligations to the lender with respect to the loans.

BFC Financial Corporation

Notes to Consolidated Financial Statements

The following table summarizes the assets held for sale from discontinued operations and liabilities related to the assets held for sale from discontinued operations for Bluegreen Communities as of December 31, 2010 and 2009 and Core Communities as of December 31, 2009 (in thousands):

	December 31, 2010	December 31, 2009
	Bluegreen	Bluegreen
	Communities	Communities	Core	Total
	(As Adjusted)	(As Adjusted)		(As Adjusted)
Restricted cash	$—	—	538	538
Real estate inventory	78,178	100,920	—	100,920
Property and equipment, net	5,576	6,153	61,588	67,741
Other assets	—	—	9,774	9,774

Assets held for sale from discontinued operations	$83,754	107,073	71,900	178,973

Other liabilities	$—	—	1,602	1,602
Notes and mortgage payable	—	—	74,749	74,749

Liabilities related to assets held for sale from discontinued operations	$—	—	76,351	76,351

The following table summarizes the results of discontinued operations for Bluegreen Communities for the Bluegreen Communities Reclassification Periods, the years ended December 31, 2010 and the Bluegreen Interim Period in 2009 (from November 16, 2009 through December 31, 2009), and for Core Communities for the years ended December 31, 2010, 2009 and 2008 (in thousands):

	For the Years (or Applicable Interim Period, as described above) Ended December 31,
	2010			2009			2008
	Bluegreen			Bluegreen
	Communities	Core	Total	Communities	Core	Total	Core
	(As Adjusted)		(As Adjusted)	(As Adjusted)		(As Adjusted)
Revenues	$13,699	2,951	16,650	3,732	8,497	12,229	11,203
Gain on sale of assets	—	2,617	2,617	—	—	—	—

	13,699	5,568	19,267	3,732	8,497	12,229	11,203

Costs and Expenses :
Other costs and expenses	40,589 (1)	3,103	43,692	7,006	20,753	27,759	6,184
Interest expense	4,250 (2)	—	4,250	725 (2)	3,376	4,101	2,236

	44,839	3,103	47,942	7,731	24,129	31,860	8,420

(Loss) income from discontinued operations before income taxes	(31,140)	2,465	(28,675)	(3,999)	(15,632)	(19,631)	2,783
Less: Benefit for income taxes	(9,110)	—	(9,110)	(1,400)	—	(1,400)	—

(Loss) income from discontinued operations	$(22,030)	2,465	(19,565)	(2,599)	(15,632)	(18,231)	2,783

(1)	Includes Bluegreen Communities non-cash impairment charges of approximately $14.9 million.
(2)	Relates to interest expense on Bluegreen’s H4BG Communities Facility.

Ryan Beck

On February 28, 2007, BankAtlantic Bancorp sold Ryan Beck to Stifel. Under the terms of the sales agreement, BankAtlantic Bancorp and several employees of Ryan Beck who held options to acquire Ryan Beck common stock exchanged their entire interest in Ryan Beck common stock and options to acquire Ryan Beck common stock for an aggregate of 3,701,400 shares of Stifel common stock, cash of $2.7 million and five-year warrants to purchase an aggregate of 750,000 shares of Stifel common stock at an exercise price of $24.00 per share (the “Warrants”). Of the total Ryan Beck sales proceeds, BankAtlantic Bancorp’s portion was 3,566,031 shares of Stifel common stock, cash of $2.6 million and Warrants to acquire an aggregate of 722,586 shares of Stifel common stock. BankAtlantic Bancorp sold its entire investment in 3,566,031 shares of Stifel common stock and warrants to acquire 722,586 shares of Stifel common stock during the year ended December 31, 2008 and recognized a gain of $2.8 million.

BFC Financial Corporation

Notes to Consolidated Financial Statements

The Stifel sales agreement provided for contingent earn-out payments, payable in cash or shares of Stifel common stock, at Stifel’s election, based on (a) defined Ryan Beck private client revenues during the two-year period immediately following the Ryan Beck sale up to a maximum of $40.0 million and (b) defined Ryan Beck investment banking revenues equal to 25% of the amount that such revenues exceeded $25.0 million during each of the two twelve-month periods immediately following the Ryan Beck sale. Included in the Company’s Consolidated Statement of Operations in discontinued operations during the years ended December 31, 2009 and 2008 was $4.2 and $16.6 million, respectively, of earn-out consideration.

The Stifel sales agreement also required BankAtlantic Bancorp to indemnify Stifel for certain losses arising out of activities of Ryan Beck prior to the sale and asserted through August 31, 2009. Included in the Company’s Consolidated Statement of Operations in discontinued operations for each of the years in the two years ended December 31, 2010 is $0.5 million of indemnification expenses recognized by BankAtlantic Bancorp.

In January 2011, BankAtlantic Bancorp and Stifel entered into a release and settlement agreement with respect to outstanding indemnity claims asserted by Stifel. BankAtlantic Bancorp agreed to pay Stifel $0.5 million to satisfy all of BankAtlantic Bancorp’s obligations to Stifel arising out of the indemnification agreement with the exception of one claim that was not covered by the settlement agreement. BankAtlantic Bancorp reserved all rights and defenses concerning its obligation to indemnify Stifel with respect to this claim.

7. Assets Held for Sale

In August 2010, BankAtlantic announced that, due to the rapidly changing environment in Florida and the banking industry, it decided to focus on its core markets in South Florida and BankAtlantic began seeking a buyer for its 19 Tampa, Florida branches. As a consequence, BankAtlantic reclassified its fixed assets related to the Tampa branches to held-for-sale and recognized a $4.5 million impairment as these held-for-sale assets are accounted for at the lower of cost or fair value. In January 2011, BankAtlantic agreed to sell its 19 branches and 2 related facilities in the Tampa area and the associated deposits to an unrelated financial institution. The financial institution has agreed to pay (i) a 10% premium for the deposits plus (ii) the net book value of the acquired real estate and fixed assets associated with the branches and facilities. The transaction is anticipated to close during June 2011 and is subject to regulatory approvals and other customary terms and conditions.

The assets and liabilities associated with the Tampa branches as of December 31, 2010 were as follows (in thousands):

ASSETS
Cash and cash equivalents	$5,850
Office properties and equipment	31,484

Total assets held for sale	$37,334

LIABILITIES
Interest bearing deposits	$255,630
Non-interest bearing deposits	85,516

Total deposits	341,146
Accrued interest payable	87

Total liabilities held for sale	$341,233

BFC Financial Corporation

Notes to Consolidated Financial Statements

8. Securities Available for Sale and Derivatives

The following tables summarize securities available-for-sale (in thousands):

	As of December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Government agency securities:
Mortgage-backed securities	$105,219	6,823	—	112,042
Agency bonds	60,000	143	—	60,143
Real estate mortgage investment conduits (1)	66,034	2,807	—	68,841

Total	231,253	9,773	—	241,026

Investment securities:
Municipal bonds	162,113	33	23	162,123
Other bonds	19,936	8	22	19,922
Benihana Convertible Preferred Stock	16,426	4,680	—	21,106
Equity and other securities	20,634	188	3	20,819

Total investment securities	219,109	4,909	48	223,970

Derivatives	24	—	—	24

Total	$450,386	14,682	48	465,020

	As of December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Government agency securities:
Mortgage-backed securities	$202,985	8,961	1	211,945
Real estate mortgage investment conduits (1)	104,329	3,037	19	107,347

Total mortgage-backed securities	307,314	11,998	20	319,292

Investment Securities:
Other bonds	250	—	—	250
Benihana Convertible Preferred Stock	16,426	1,340	—	17,766
Equity and other securities	8,947	126	6	9,067

Total investment securities	25,623	1,466	6	27,083

Total	$332,937	13,464	26	346,375

(1)	Real estate mortgage investment conduits (“REMIC”) are pass-through entities that hold residential loans, and investors are issued ownership interests in the entities in the form of a bond. The securities were issued by government agencies.

The following table shows the gross unrealized losses and fair value of the Company’s securities available for sale with unrealized losses that are deemed temporary, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2010 and 2009 (in thousands):

	As of December 31, 2010
	Less Than 12 Months		12 Months or Greater		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Municipal Bonds	$90,413	(23)	—	—	90,413	(23)
Taxable Securities	15,155	(22)	—	—	15,155	(22)
Equity securities	—	—	7	(3)	7	(3)

Total available for sale securities	$105,568	(45)	7	(3)	105,575	(48)

BFC Financial Corporation

Notes to Consolidated Financial Statements

	As of December 31, 2009
	Less Than 12 Months		12 Months or Greater		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Mortgage-backed securities	$—	—	159	(1)	159	(1)
REMICS	—	—	21,934	(19)	21,934	(19)
Equity securities	4	(6)	—	—	4	(6)

Total available for sale securities	$4	(6)	22,093	(20)	22,097	(26)

The unrealized losses on municipal bonds and taxable securities outstanding less than 12 months are primarily the result of interest rate changes. BankAtlantic Bancorp expects to receive cash proceeds for its entire investment upon maturity.

Unrealized losses on debt securities outstanding greater than twelve months at December 31, 2009 were primarily the result of interest rate changes. The cash flows of these securities are guaranteed by government sponsored enterprises. These securities are of high credit quality, the unrealized loss is not significant and management of BankAtlantic has the intent and ability to hold the securities until the price recovers and expects that the securities would be settled at a price not less than the carrying amount.

The unrealized loss on equity securities at December 31, 2010 and 2009 was not significant. Accordingly, the Company did not consider these investments other-than-temporarily impaired at December 31, 2010 or 2009.

At December 31, 2010, the scheduled maturities of debt securities available for sale were (in thousands):

	Debt Securities
	Available for Sale
December 31, 2010 (1) (2)	Amortized Cost	Estimated Fair Value

Due within one year	$180,313	180,317
Due after one year, but within five years	61,832	61,971
Due after five years, but within ten years	23,574	24,474
Due after ten years	147,583	156,309

Total	$413,302	423,071

(1)	Scheduled maturities in the above table may vary significantly from actual maturities due to repayments.
(2)	Scheduled maturities are based upon contractual maturities.

Included in Financial Services securities activities, net in the Company’s Consolidated Statement of Operations were $0.3 million of unrealized losses associated with put options for the year ended December 31, 2010.

Included in Financial Services securities activities, net were (in thousands):

	For the Years Ended December 31,
	2010	2009	2008
Gross gains on securities sales	$3,140	11,238	6,302

Gross losses on securities sales	$—	—	(5,103)

Proceeds from sales of securities	$58,846	303,825	375,900

Other-than-temporary impairments	$—	(1,587)	(3,413)

BFC Financial Corporation

Notes to Consolidated Financial Statements

Management reviews its securities available for sale portfolio for other-than-temporary declines in value quarterly. As a consequence of BankAtlantic Bancorp’s review during the year ended December 31, 2009 and 2008, the Company recognized a $1.6 million and $3.4 million, respectively, other-than-temporary decline in value related to an equity investment in an unrelated financial institution.

BFC – Benihana Investment

The Company owns 800,000 shares of Benihana Series B Convertible Preferred Stock (“Convertible Preferred Stock”). The Convertible Preferred Stock is convertible into an aggregate of 1,578,943 shares of Benihana’s Common Stock at a conversion price of $12.67 per share of Convertible Preferred Stock, subject to adjustment from time to time upon certain defined events. Based on the number of currently outstanding shares of Benihana’s capital stock, the Convertible Preferred Stock, if converted, would represent an approximately 19% voting interest and an approximately 9% economic interest in Benihana.

The Convertible Preferred Stock was acquired pursuant to an agreement with Benihana on June 8, 2004 to purchase an aggregate of 800,000 shares of Convertible Preferred Stock for $25.00 per share. The shares of the Convertible Preferred Stock have voting rights on an “as if converted” basis together with Benihana’s Common Stock on all matters put to a vote of the holders of Benihana’s Common Stock. The approval of a majority of the holders of the Convertible Preferred Stock then outstanding, voting as a single class, are required for certain events outside the ordinary course of business. Holders of the Convertible Preferred Stock are entitled to receive cumulative quarterly dividends at an annual rate equal to $1.25 per share, payable on the last day of each calendar quarter. The Convertible Preferred Stock is subject to mandatory redemption at the original issue price of $20 million plus accumulated dividends on July 2, 2014 unless BFC elects to extend the mandatory redemption date to a later date not to extend beyond July 2, 2024. At December 31, 2010, the closing price of Benihana’s Common Stock was $8.01 per share. The market value of the Convertible Preferred Stock if converted at December 31, 2010 would have been approximately $12.6 million. During July 2010, Benihana announced its intention to engage in a formal review of strategic alternatives, including a possible sale of the company. In the event that a sale transaction is consummated, the Company would receive a minimum of $20 million in consideration for its shares of the Convertible Preferred Stock.

In December 2008, the Company performed an impairment evaluation of its investment in the Convertible Preferred Stock and determined that there was an other-than-temporary decline of approximately $3.6 million and, accordingly, the investment was written down to its fair value of approximately $16.4 million. Concurrent with management’s evaluation of the impairment of this investment at December 31, 2008, it made the determination to reclassify this investment from investment securities to investment securities available for sale. At December 31, 2010 and 2009, the Company’s estimated fair value of its investment in Benihana’s Convertible Preferred Stock was approximately $21.1 million and $17.8 million, respectively, which includes a gross unrealized gain of approximately $3.3 million and $1.3 million, respectively, for the years ended December 31, 2010 and 2009. BFC will continue to monitor this investment to determine whether any further other-than-temporary impairment charges may be required in future periods. The estimated fair value of the Company’s investment in Benihana’s Convertible Preferred Stock was assessed using the income approach with Level 3 inputs by discounting future cash flows at a market discount rate combined with the fair value of the underlying shares of Benihana’s Common Stock that BFC would receive upon conversion of its shares of Benihana’s Convertible Preferred Stock. See Note 30 for additional information concerning the Benihana Convertible Preferred Stock.

Office Depot Investment

During March 2008, Woodbridge purchased 3,000,200 shares of Office Depot common stock at an average price of $11.33 per share for an aggregate purchase price of approximately $34.0 million. During June 2008, 1,565,200 of the shares were sold at an average price of $12.08 per share for an aggregate sales price of approximately $18.9 million resulting in a gain of approximately $1.2 million.

In prior periods, impairment analyses were performed in connection with the Office Depot investment, which included an evaluation of, among other things, qualitative and quantitative factors relating to the performance of Office Depot and its stock price. As a result of these evaluations, it was determined that other-than-temporary impairment charges were required at December 31, 2008 and March 31, 2009 and accordingly, impairment charges of $12.0 million and $2.4 million were recorded during the quarters ended December 31 2008 and March 31, 2009, respectively.

BFC Financial Corporation

Notes to Consolidated Financial Statements

During November 2009, we sold the remaining 1,435,000 shares of Office Depot common stock that we held at an average price of $5.95 per share, or total proceeds of approximately $8.5 million. As a result of the sale, a gain was realized of approximately $6.7 million in the fourth quarter of 2009.

Derivatives

During 2010, BankAtlantic expanded its cruise ship automated teller machine (“ATM”) operations and began dispensing foreign currency from certain ATMs on cruise ships. At December 31, 2010, BankAtlantic had $6.7 million of foreign currency in cruise ship ATMs and recognized $0.1 million of foreign currency unrealized exchange gains which were included in other income in the Company’s statement of operations for the year ended December 31, 2010. BankAtlantic purchased foreign currency put options as an economic hedge for the foreign currency in its cruise ship ATMs. The terms of the put options and the fair value as of December 31, 2010 were as follows (in thousands, except strike price):

Contract Amount	Expiration Date	Strike Price	Premium	Fair Value
€400	Jan-11	1.34	28	8
400	Apr-11	1.34	31	16

€800			$59	24

9.	Tax Certificates

The following table summarizes tax certificates (in thousands):

	As of December 31, 2010		As of December 31, 2009
	Amortized Cost	Estimated Fair Value (1)	Amortized Cost	Estimated Fair Value
Tax certificates
Net of allowance of $8,811 and $6,781, respectively	$89,789	90,738	110,991	112,472

(1)	The estimated fair value was calculated at December 31, 2010 and 2009 using an expected cash flow model discounted at an interest rate that takes into account the risk of the cash flows of tax certificates relative to alternative investments.

Included in tax certificates was $3.6 million and $2.2 million of non-accrual tax certificates as of December 31, 2010 and 2009, respectively.

Activity in the allowance for tax certificate losses was (in thousands):

	For the Years Ended December 31,
	2010	2009	2008
Balance, beginning of period	$6,781	6,064	3,289

Charge-offs	(2,997)	(2,965)	(4,668)
Recoveries	475	294	157

Net charge-offs	(2,522)	(2,671)	(4,511)
Provision charged to non-interest expense	4,552	3,388	7,286

Balance, end of period	$8,811	6,781	6,064

BFC Financial Corporation

Notes to Consolidated Financial Statements

10.	Loans Receivable and Loans Held for Sale

The loan portfolio consisted of the following components (in thousands):

	December 31,
	2010	2009
Residential	$1,213,736	1,538,906
Commercial real estate:
Builder land loans	9,920	57,807
Land acquisition and development	119,189	182,235
Land acquisition, development and construction	4,046	26,184
Construction and development	141,535	211,809
Commercial	620,140	688,386
Commercial non-real estate	135,588	155,226
Small business:
Small business—real estate	203,479	213,591
Small business—non-real estate	99,190	99,113
Consumer:
Consumer—home equity	604,228	669,690
Consumer other	16,068	15,935
Deposit overdrafts	3,091	4,816

Total gross loans	3,170,210	3,863,698

Adjustments:
Premiums, discounts and net deferred fees	1,650	2,414
Allowance for loan losses	(162,139)	(187,218)

Loans receivable — net	$3,009,721	3,678,894

Loans held for sale	$29,765	4,547

Undisbursed loans in process consisted of the following components (in thousands):

	December 31,
	2010	2009
Construction and development	$22,522	43,432
Commercial	24,647	25,696

Total undisbursed loans in process	$47,169	69,128

BankAtlantic’s loan portfolio had the following geographic concentrations based on outstanding loan balances at December 31, 2010:

Florida	64%
Eastern U.S.A.	19%
Western U.S.A.	14%
Central U.S.A	3%

100%

BankAtlantic Bancorp segregates its loan portfolio into five segments in order to determine its allowance for loan losses. BankAtlantic Bancorp’s loan segments are: residential loans, commercial real estate loans, consumer loans, commercial non-real estate loans and small business and loans. BankAtlantic Bancorp further divides its loan segments into loan classes in order to monitor and assess credit risk. BankAtlantic Bancorp of loan segments and loan classes are described below:

Residential – represents loans secured by one to four dwelling units. This loan segment is further divided into interest only loans and amortizing loans. Interest-only residential loans require the borrower to make monthly interest-only payments for a fixed period of time and become fully amortizing thereafter. Amortizing residential loans require the borrower to make monthly principal and interest payments through maturity.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Commercial real estate—represents loans for acquisition, development and construction of various types of properties including residential construction, office buildings, retail shopping centers, and other non-residential properties. BankAtlantic Bancorp’s commercial real estate loan portfolio is divided into four loan classes; commercial residential, commercial owner occupied, commercial land and commercial other.

Commercial residential real estate loans—are loans to developers or home builders for the construction of one to four dwelling units. This class of loans is divided into three categories-builder land bank loans, land acquisition and development loans, and land acquisition, development and construction loans. The builder land bank loan category consists of land loans to borrowers who have or had land purchase option agreements with regional and/or national builders. The land acquisition and development loan category consists of loans secured by residential land which was intended to be developed by the borrower and sold to homebuilders. The land acquisition, development and construction loans are secured by residential land which was intended to be fully developed by the borrower/developer who also might have plans to construct homes on the property.

Owner occupied commercial real estate loans—are also real estate collateralized loans; however, the primary source of repayment is the cash flow from the business operated on the premises of the collateralized property.

Commercial real estate land loans—includes loans secured by the sale of land and commercial land held for investment purposes. These loans are generally to borrowers that intend to expand the zoning of the property and ultimately sell the property to developers.

Commercial other real estate loans—are primarily secured by income producing property which includes shopping centers, office buildings, self storage facilities, and warehouses.

Commercial non-real estate loans—generally represent business loans secured by the receivables, inventory, equipment, and/or general corporate assets of the business.

Consumer loans—consists of loans to individuals originated through BankAtlantic Bancorp’s retail network. Approximately 97% of consumer loans are home equity lines of credit secured by a first or second mortgage on the primary residence of the borrower, substantially all of which is located in Florida.

Small business loans—consists of loans that do not generally exceed $2.0 million originated to businesses. The principal source of repayment for these loans is generally from the cash flow of a business. BankAtlantic Bancorp’s small business loan portfolio is divided into two loan classes; small business real estate secured and small business non-real estate.

Small business real estate secured loans—are generally secured by real estate where the business is located or real estate owned by the guarantor.

Small business non-real estate loans—are generally business loans secured by the receivables, inventory, equipment, and/or general corporate assets of the business.

Loans held for sale—Loans held for sale as of December 31, 2010 consisted of $27.9 million of commercial real estate loans transferred from held-to-maturity to the held-for-sale classification and $1.8 million of residential loans originated for sale. BankAtlantic Bancorp transfers loans to held-for-sale when based on the current economic environment and related market conditions it does not have the intent to hold those loans for the foreseeable future. BankAtlantic recognized $0.1 million of gains on the sale of commercial real estate loans for the year ended December 31, 2010. Residential loans originated for sale as of December 31, 2010 and 2009 were loans originated through the assistance of an independent mortgage company. The mortgage company provides processing and closing assistance to BankAtlantic. Pursuant to an agreement, this mortgage company purchases the loans from BankAtlantic within a defined period of time after the date of funding. BankAtlantic earns the interest income during the period of ownership. The sales price is negotiated quarterly for all loans sold during the quarter based on originated loan balance. Gains from the sale of loans held for sale were $0.4 million, $0.5 million and $0.3 million, respectively, for the years ended December 31, 2010, 2009 and 2008.

BFC Financial Corporation

Notes to Consolidated Financial Statements

The recorded investment of non-accrual loans receivable and loans held for sale as of December 31, 2010 was (in thousands):

Recorded
Loan Class	Investment
Commercial non-real estate	$17,659
Commercial real estate:
Residential	95,482
Land	27,260
Owner occupied	4,870
Other	128,658
Small business:
Real estate	8,928
Non-real estate	1,951
Consumer	14,120
Residential:
Interest only	38,900
Amortizing	47,639

Total nonaccrual loans	$385,467

An analysis of the age of the recorded investment in loans receivable and loans held for sale as of December 31, 2010 that were past due were as follows (in thousands):

	31-59 Days Past Due	60-89 Days Past Due	90 Days or More (1)	Total Past Due	Current	Total Loans Receivable (2)
Commercial non-real estate	$—	—	13,498	13,498	122,090	135,588
Commercial real estate:
Residential	4,700	—	53,791	58,491	84,325	142,816
Land	—	—	23,803	23,803	34,237	58,040
Owner occupied	—	—	3,862	3,862	107,235	111,097
Other	—	6,043	54,940	60,983	551,472	612,455
Small business:
Real estate	1,530	2,059	6,670	10,259	193,220	203,479
Non-real estate	—	67	25	92	99,098	99,190
Consumer	6,396	6,009	14,120	26,525	596,862	623,387
Residential:
Interest only	4,907	6,164	38,900	49,971	500,275	550,246
Amortizing	6,091	5,926	47,487	59,504	614,281	673,785

Total (1)	$23,624	26,268	257,096	306,988	2,903,095	3,210,083

(1)	BankAtlantic Bancorp had no loans greater than 90 days and accruing

(2)	Total loans receivable exclude purchase accounting of $8.5 million in connection with BFC’s share acquisitions of BankAtlantic Bancorp in 2008. The 2008 share acquisitions were accounted for as step acquisitions under the purchase method of accounting then in effect.

BFC Financial Corporation

Notes to Consolidated Financial Statements

The activity in the allowance for loan losses by portfolio segment for the year ended December 31, 2010 was as follows (in thousands):

	Commercial Non-Real Estate	Commercial Real Estate	Small Business	Consumer	Residential	Total
Allowance for Loan Losses:
Beginning balance	$4,515	105,288	7,998	42,417	27,000	187,218
Charge-off :	(996)	(104,973)	(7,873)	(39,483)	(18,305)	(171,630)
Recoveries :	716	1,661	626	1,042	1,166	5,211
Provision :	6,551	84,904	10,763	28,067	14,076	144,361
Transfer to held for sale:	—	(3,021)	—	—	—	(3,021)

Ending balance	$10,786	83,859	11,514	32,043	23,937	162,139

Ending balance individually evaluated for impairment	$9,020	62,985	2,936	1,791	12,034	88,766
Ending balance collectively evaluated for impairment	1,766	20,874	8,578	30,252	11,903	73,373

Total	$10,786	83,859	11,514	32,043	23,937	162,139

Loans receivables:
Ending balance individually evaluated for impairment	$16,667	342,806	12,763	23,905	88,210	484,351
Ending balance collectively evaluated for impairment	$118,921	581,602	289,906	599,482	1,135,821	2,725,732

Total (1)	$135,588	924,408	302,669	623,387	1,224,031	3,210,083

Purchases of loans	—	—	—	—	6,511	6,511

Proceeds from loan sales	—	59,697	—	—	52,678	112,375

Transfer to held for sale	—	27,928	—	—	—	27,928

(1)	Total loans receivable exclude purchase accounting of $8.5 million in connection with BFC’s share acquisitions of BankAtlantic Bancorp in 2008. The 2008 share acquisitions were accounted for as step acquisitions under the purchase method of accounting then in effect.

Activity in the allowance for loan losses for the years ended December 31, 2009 and 2008 was as follows:

Allowance for Loan Losses (in thousands):

	For Years Ended
	December 31,
	2009	2008
Balance, beginning of period	$137,257	94,020
Loans charged-off	(185,890)	(117,874)
Recoveries of loans previously charged-off	3,193	1,310

Net charge-offs	(182,697)	(116,564)
Provision for loan losses	232,658	159,801

Balance, end of period	$187,218	137,257

Impaired Loans—Loans are considered impaired when, based on current information and events, the Company believes it is probable that it will be unable to collect all amounts due according to the contractual terms of the loan agreement. For a loan that has been restructured, the contractual terms of the loan agreement refer to the contractual terms specified by the original loan agreement, not the contractual terms specified by the restructured agreement. Impairment is evaluated based on past due status for consumer and residential loans. Impairment is evaluated based on BankAtlantic Bancorp’s on-going credit monitoring process for commercial and small business loans which results in the evaluation for impairment of all criticized loans. Factors considered in determining if a loan is impaired are past payment history, strength of the borrower or guarantors, and cash flow associated with the collateral or business. If a loan is impaired, a specific valuation allowance is allocated, if necessary, based on the present value of estimated future cash flows using the loan’s existing interest rate or at the fair value of collateral if the loan is collateral dependent. BankAtlantic generally measures commercial and small business loans for impairment using the fair value of collateral less cost to sell method. Interest payments on impaired loans for all loan classes are generally applied to principal unless collectibility of the principal and interest amount is probable, in which case interest is recognized on an accrual basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Impaired loans as of December 31, 2010 were as follows (in thousands):

	Recorded Investment (1)	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With a related allowance recorded :
Commercial non-real estate	$16,809	16,809	9,850	14,850	—
Commercial real estate:
Residential	81,731	87,739	21,298	86,868	778
Land	15,209	15,209	8,156	21,010	18
Owner occupied	1,695	1,695	335	5,366	—
Other	95,693	96,873	33,197	96,800	—
Small business:
Real estate	2,602	2,602	1,733	2,838	21
Non-real estate	1,779	1,779	1,203	2,015	—
Consumer	3,729	5,029	1,791	4,665	—
Residential:
Residential-interest only	31,805	39,451	6,741	24,327	17
Residential-amortizing	24,619	28,712	5,293	16,525	34

Total with a related allowance recorded	$275,671	295,898	89,597	275,264	868

With no related allowance recorded:
Commercial non-real estate	$1,497	1,497	—	4,799	15
Commercial real estate:
Residential	44,835	116,092	—	42,295	267
Land	14,039	43,846	—	25,847	19
Owner occupied	3,922	3,922	—	3,878	56
Other	81,370	97,203	—	55,311	1,446
Small business:
Real estate	15,727	16,499	—	14,722	673
Non-real estate	172	197	—	358
Consumer	23,029	27,146	—	22,487	624
Residential:
Residential-interest only	7,427	10,078	—	16,694	—
Residential-amortizing	25,664	31,797	—	26,950	116

Total with no related allowance recorded	$217,682	348,277	—	213,341	3,216

Commercial non-real estate	$18,306	18,306	9,850	19,649	15
Commercial real estate	338,494	462,579	62,986	337,375	2,584
Small business	20,280	21,077	2,936	19,933	694
Consumer	26,758	32,175	1,791	27,152	624
Residential	89,515	110,038	12,034	84,496	167

Total	$493,353	644,175	89,597	488,605	4,084

(1)	Recorded investment is defined as unpaid principal balance less charge downs

BFC Financial Corporation

Notes to Consolidated Financial Statements

The following summarizes impaired loans (in thousands):

	As of December 31, 2009		As of December 31, 2008
	Gross Recorded Investment	Specific Allowances	Gross Recorded Investment	Specific Allowances
Impaired loans with specific valuation allowances	$249,477	70,485	174,710	41,192
Impaired loans without specific valuation allowances	196,018	—	138,548	—

Total	$445,495	70,485	313,258	41,192

Impaired loans without specific valuation allowances represent loans that were charged-down to the fair value of the collateral less cost to sell, loans in which the collateral value less cost to sell was greater than the carrying value of the loan, loans in which the present value of expected cash flows discounted at the loan’s effective interest rate was equal to or greater than the carrying value of the loan, or large groups of smaller-balance homogeneous loans that are collectively measured for impairment.

BankAtlantic Bancorp continuously monitors collateral dependent loans and performs an impairment analysis on these loans quarterly. Generally, a full appraisal is obtained when a real estate loan becomes adversely classified and an updated full appraisal is obtained within one year from the prior appraisal date, or earlier if management deems it appropriate based on significant changes in market conditions. In instances where a property is in the process of foreclosure, an updated appraisal may be postponed beyond one year, as an appraisal is required on the date of foreclosure; however, such loans are subject to quarterly impairment analyses. Included in total impaired loans as of December 31, 2010 was $320.8 million of collateral dependent loans, of which $158.1 million were measured for impairment using current appraisals and $162.7 million were measured by adjusting appraisals to reflect changes in market conditions subsequent to the appraisal date. Appraised values were adjusted down by an aggregate amount of $25.5 million to reflect current market conditions on 22 loans due to estimated property value declines since the last appraisal dates.

As of December 31, 2010, impaired loans with specific valuation allowances had been previously charged down by $20.2 million and impaired loans without specific valuation allowances had been previously charged down by $130.6 million. As of December 31, 2009, impaired loans with specific valuation allowances had been previously charged down by $38.6 million and impaired loans without specific valuation allowances had been previously charged down by $34.1 million.

The average gross recorded investment in impaired loans was $493.4 million, $416.5 million and $192.8 million during the years ended December 31, 2010, 2009 and 2008, respectively.

Interest income which would have been recorded under the contractual terms of impaired loans and the interest income actually recognized were (in thousands):

	For the Years Ended December 31,
	2010	2009	2008
Contracted interest income	$23,221	22,417	14,276
Interest income recognized	(4,084)	(9,881)	(3,368)

Foregone interest income	$19,137	12,536	10,908

BFC Financial Corporation

Notes to Consolidated Financial Statements

Credit Quality Information

Management of BankAtlantic Bancorp monitors net charge-offs, levels of classified loans, impaired loans and general economic conditions nationwide and in Florida to assess loan credit quality. BankAtlantic Bancorp uses a risk grading matrix to monitor credit quality for commercial and small business loans. Risk grades are assigned to each commercial and small business loan upon origination. The loan officers monitor the risk grades and these risk grades are reviewed periodically by a third party consultant. BankAtlantic Bancorp assigns risk grades on a scale of 1 to 13. A general description of the risk grades is as follows:

Grades 1 to 7—The loans in these risk grades are generally well protected by the current net worth and paying capacity of the borrower or guarantors or by the fair value, less cost to sell, of the underlying collateral.

Grade 8 to 9—Not used.

Grade 10—These loans have potential weaknesses that deserve management’s close attention. While these loans do not expose BankAtlantic Bancorp to immediate risk of loss, if left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan.

Grade 11—These loans are inadequately protected by the current sound net worth and paying capacity of the borrower or guarantors or by the collateral pledged, if any. Loans in this grade have well-defined weaknesses that jeopardize the liquidation of the loan and there is a distinct possibility that BankAtlantic Bancorp may sustain some credit loss if the weaknesses are not corrected.

Grade 12—These loans have all the weaknesses of a Grade 11 with the added characteristic that the weaknesses make collection of BankAtlantic Bancorp’s investment in the loan highly questionable and improbable on the basis of currently known facts, conditions and fair values of the collateral.

Grade 13—These loans or portions thereof, are considered uncollectible and of such little value that continuance on BankAtlantic Bancorp’s books as an asset is not warranted without the establishment of a specific valuation allowance or a charge-off. Such loans are generally charged down or completely charged off.

The following table presents risk grades for commercial and small business loans as of December 31, 2010 (in thousands):

	Commercial Non Real Estate	Commercial Residential	Commercial Land	Owner Occupied Commercial Real Estate	Other Commercial Real Estate	Small Business Real Estate	Small Business Non-Real Estate
Risk Grade:
Grades 1 to 7	$81,789	16,250	27,387	101,855	314,402	169,979	84,584
Grade 10	12,827	7,572	956	704	119,508	3,098	3,665
Grade 11	40,972	118,994	29,697	8,538	178,545	30,402	10,941

Total	$135,588	142,816	58,040	111,097	612,455	203,479	99,190

BankAtlantic Bancorp monitors the credit quality of residential loans through loan-to-value ratios of the underlying collateral. Elevated loan-to-value ratios indicate increased credit losses upon default which results in higher loan portfolio credit risk.

BFC Financial Corporation

Notes to Consolidated Financial Statements

The loan-to-value (“LTV”) ratios of BankAtlantic Bancorp’s residential loans as of December 31, 2010 are set forth in the table below. The principal amount of loans in BankAtlantic Bancorp’s residential loan portfolios set forth in Note 10 to BFC’s consolidated financial statements included in the Annual Report were incorrectly identified as reflecting LTV ratios obtained as of the first quarter of 2010 when in fact the amounts instead reflected LTV ratios as of the date of loan origination. The columns below labeled “As Corrected” relate to LTV ratios of BankAtlantic Bancorp’s residential loans as of December 31, 2010 based on valuations obtained during the first quarter of 2010. The columns below labeled “As Previously Reported in Form 10-K” relate to LTV ratios of BankAtlantic Bancorp’s residential loans as of the date of loan origination.

(in thousands)	As of December 31, 2010 (As Corrected)		As of December 31, 2010 (As Previously Reported in Form 10-K)
Loan-to-value ratios	Residential Interest Only	Residential Amortizing	Residential Interest Only	Residential Amortizing
Ratios not available(1)	$59,520	185,610	—	78,031
=<60%	47,605	145,075	107,063	144,744
60.1% - 70%	33,005	49,732	118,679	103,891
70.1% - 80%	37,808	48,586	290,840	309,925
80.1% - 90%	47,574	47,039	17,055	23,982
>90.1%	324,734	197,743	16,609	13,212

Total	$550,246	673,785	550,246	673,785

(1)	Loans were originated under the Community Reinvestment Act program and are not monitored based on loan-to-value.

BankAtlantic Bancorp monitors the credit quality of its consumer loans secured by real estate portfolio based on loan to value ratios at origination. BankAtlantic Bancorp’s experience indicates that default rates are significantly lower with loans that have lower loan to value ratios at origination.

The loan to value ratios at loan origination of BankAtlantic Bancorp’s consumer loans secured by real estate as of December 31, 2010were as follows (in thousands):

Loan to value ratios	Consumer Home Equity
<70%	$363,653
70.1%—80%	106,180
80.1%—90%	72,529
90.1%—100%	48,537
>100%	13,329

Total	$604,228

BankAtlantic Bancorp monitors the credit quality of its consumer non-real estate loans based on loan delinquencies.

Non-performing assets consist of non-accrual loans, non-accrual tax certificates, and real estate owned. Non-accrual loans are loans on which interest recognition has been suspended because of doubts regarding the borrower’s ability to repay principal or interest. Non-accrual tax certificates are tax deeds or certificates in which interest recognition has been suspended due to the aging of the certificate or deed.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Non-performing assets (in thousands):

	$000,000	$000,000	$000,000
	As of December 31,
	2010	2009	2008
Non-accrual – tax certificates	$3,636	2,161	1,441

Non-accrual – loans (1)
Residential	86,538	76,401	34,734
Commercial real estate and non-real estate	273,930	230,827	241,274
Small business	10,879	9,338	4,644
Consumer	14,120	14,451	6,763

Total non-accrual loans	385,467	331,017	287,415
Real estate owned	74,488	46,467	19,045
Other repossessed assets	—	10	—

Total non-performing assets	$463,591	379,655	307,901

(1)	Included in non-accrual loans at December 31, 2010, 2009 and 2008 were $145.3 million, $45.7 million and $4.8 million, respectively, of troubled debt restructured loans.

Accruing impaired loans (in thousands):

	$000,000	$000,000	$000,000
	As of December 31,
	2010	2009	2008
Performing impaired loans	$11,880	6,150	—
Loans 90 days past due and still accruing	—	9,960	15,721
Troubled debt restructured	96,006	107,642	28,173

Total accruing impaired loans	$107,886	123,752	43,894

Performing impaired loans represent loans where BankAtlantic Bancorp anticipates collecting all of the principal and interest on the loans but where the timing of the payments may not be in accordance with the contractual terms of the loan agreement. Loans 90 days past due and still accruing are primarily loans that matured and are in the process of renewal, where the borrower continues to make payments under the matured loan agreement or the loan has collateral sufficient in management’s judgment to prevent a loss to BankAtlantic Bancorp. Troubled debt restructured loans are loans in which the original terms were modified granting the borrower loan concessions due to financial difficulties. Generally, the concessions made to borrowers experiencing financial difficulties include the reduction of the loan’s contractual interest rate, conversion of amortizing loans to interest only payments or the deferral of interest payments to the maturity date of the loan. BankAtlantic Bancorp had commitments to lend $13.5 million of additional funds on non-performing and accruing impaired loans as of December 31, 2010.

Foreclosed asset activity in non-interest expense includes the following (in thousands):

	$000,000	$000,000	$000,000
	For the Years Ended December 31,
	2010	2009	2008
Real estate acquired in settlement of loans and tax certificates:
Operating expenses, net	$1,927	1,355	1,243
Impairment of REO	6,830	4,124	1,465
Net losses (gains) on sales	378	(341)	124

Net real estate owned losses	$9,135	5,138	2,832

BFC Financial Corporation

Notes to Consolidated Financial Statements

11. Notes Receivable

The table below sets forth information relating to Bluegreen’s notes receivable (in thousands):

	December 31, 2010	December 31, 2009
Notes receivable, gross	$712,145	356,133
Purchase accounting adjustments	(43,778)	(72,502)

Notes receivable, net of purchase accounting adjustments	668,367	283,631
Allowance for loan losses	(93,398)	(3,986)

Notes receivable, net	$574,969	279,645

Included in the table above are notes acquired through our November 2009 acquisition of approximately 7.4 million shares giving us a controlling interest in Bluegreen as discussed in Note 4. In accordance with applicable accounting guidance “Loans and Debt Securities Acquired with Deteriorated Credit Quality”, the Company has elected to recognize interest income on these notes receivable using the expected cash flows method. The Company treated expected prepayments consistently in determining its cash flows expected to be collected, such that the non-accretable difference is not affected and the difference between actual prepayments and expected prepayments shall not affect the non-accretable difference. The assumption for prepayment rates was derived from Bluegreen’s historical performance information for its off-balance sheet securitizations and ranges from 4% to 9%. As of December 31, 2010 and 2009, the outstanding contractual unpaid principal balance of the acquired notes was $250.6 million and $343.8 million, respectively. As of December 31, 2010 and 2009, the carrying amount of the acquired notes was $206.9 million and $271.3 million, respectively.

The carrying amount of the acquired notes is included in the balance sheet amounts of notes receivable at December 31, 2010. The following is a reconciliation of accretable yield as of December 31, 2010:

Accretable Yield

Balance at December 31, 2009	$102,665
Increase in cash flows expected	—
Accretion	(29,065)
Reclassifications from nonaccretable difference	12,306

Balance at December 31, 2010	$85,906

All of Bluegreen’s vacation ownership interests (“VOIs”) notes receivable, which comprise the majority of the notes receivable, bear interest at fixed rates. The weighted-average interest rate charged on loans secured by VOIs was 15.2% and 14.8% at December 31, 2010 and 2009, respectively. The majority of Bluegreen’s notes receivable secured by home sites bear interest at variable rates. The weighted-average interest rate charged on notes receivable secured by home sites was 7.8% and 8.8% at December 31, 2010 and 2009, respectively.

Bluegreen’s VOI notes receivable are generally secured by properties located in Florida, Louisiana, Nevada, New Jersey, Michigan, Missouri, Pennsylvania, South Carolina, Tennessee, Virginia, Wisconsin, and Aruba. The majority of Bluegreen Communities notes receivables are secured by home sites in Georgia, Texas, and Virginia.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Future contractual principal payments on Bluegreen notes receivable during each of the five years subsequent to December 31, 2010, and thereafter are set forth below (in thousands):

$000,000
As of December 31, 2010
2011	$80,284
2012	82,129
2013	89,486
2014	95,928
2015	99,282
Thereafter	265,036

712,145
Allowance for loan losses	(93,398)

Notes receivable, net of allowance	618,747
Purchase accounting adjustments	(43,778)

Total	$574,969

Allowance for uncollectible notes receivable

Bluegreen holds large amounts of homogeneous VOI notes receivable and assesses uncollectibility based on pools of receivables. In estimating future credit losses, Bluegreen does not use a single primary indicator of credit quality but instead evaluates its VOI notes based upon a combination of factors including its static pool analysis, the aging of the respective receivables, current default trends and prepayment rates by origination year, and the FICO scores of the buyers.

The table below sets forth the activity in the allowance for uncollectible notes receivable during the year ended December 31, 2010 (in thousands):

$000,000
Balance at December 31, 2009 (a)	$3,986
One-time impact of the amendment to the accounting guidance for transfer of financial assets and the amendment to the accounting guidance for the consolidation of VIE (see Note 5)	86,252
Provision for loan losses	46,059
Write-offs of uncollectible receivables	(42,899)

Balance at December 31, 2010	$93,398

(a)	Allowance for uncollectible notes receivable represents amount attributable to new loan originations subsequent to the date of our acquisition of a controlling interest in Bluegreen (November 16, 2009).

The following table shows the aging of Bluegreen’s VOI notes receivable as of December 31, 2010 and 2009 (dollars in thousands):

	2010	2009
Current	$655,304	$326,218
31-60 days	12,063	6,633
61-90 days	10,228	4,981
Over 91 days	27,785	13,400
Purchase accounting adjustments	(43,778)	(72,502)

Notes receivable net of purchase accounting adjustments	661,602	278,730
Allowance for loan losses	(93,398)	(3,986)

Total	$568,204	$274,744

BFC Financial Corporation

Notes to Consolidated Financial Statements

12. Variable Interest Entities—Bluegreen

In accordance with the guidance for the consolidation of variable interest entities, Bluegreen analyzes its variable interests, including loans, guarantees, and equity investments, to determine if an entity in which it has a variable interest is a variable interest entity. Bluegreen’s analysis includes both quantitative and qualitative reviews. Bluegreen bases its quantitative analysis on the forecasted cash flows of the entity, and it bases its qualitative analysis on its review of the design of the entity, its organizational structure including decision-making ability, and relevant financial agreements. Bluegreen also uses qualitative analyses to determine if it must consolidate a variable interest entity as the primary beneficiary.

Bluegreen sells through special purpose finance entities, VOI notes receivable originated by Bluegreen Resorts. These transactions are generally structured as non-recourse to Bluegreen, with the exception of one securitization transaction entered into in 2010, which was guaranteed by Bluegreen (refer to the description of the Legacy Securitization in Note 23). These transactions are generally designed to provide liquidity for Bluegreen and transfer the economic risks and certain of the benefits of the notes receivable to third parties. In a securitization, various classes of debt securities are issued by the special purpose finance entities that are generally collateralized by a single tranche of transferred assets, which consist of VOI notes receivable. Bluegreen services the notes receivable for a fee. With each securitization, Bluegreen generally retains a portion of the securities.

Pursuant to generally accepted accounting principles in effect prior to 2010, seven of Bluegreen’s eight special purpose finance entities then in existence met the definition of a qualified special purpose entity, and were not consolidated in its financial statements. Upon the adoption of the new accounting guidance related to transfers of financial assets (see Note 5 for additional information), Bluegreen was required to evaluate these entities for consolidation. Since Bluegreen created these entities to serve as financing vehicles for holding assets and related liabilities, and the entities have no equity investment at risk, they are considered variable interest entities. Furthermore, since Bluegreen continues to service the notes and retain rights to receive benefits that are potentially significant to the entities, Bluegreen concluded that it is the entities’ primary beneficiary and, therefore, now consolidates these entities into its financial statements. Please see Note 5 for the impact of initial consolidation of these entities.

At December 31, 2010, the principal balance of VOI notes receivable included within the Company’s Consolidated Statement of Financial Condition that are restricted to satisfy obligations of the variable interest entities’ obligations totaled $533.3 million. In addition, approximately $41.2 million of Bluegreen’s restricted cash is held in accounts for the benefit of the variable interest entities. Further, at December 31, 2010, the carrying amount of the consolidated liabilities included within the Company’s Consolidated Statement of Financial Condition for these variable interest entities totaled $459.0 million, comprised of $436.2 million of non-recourse receivable-backed notes payable and $22.8 million of receivable-backed notes payable which is recourse to Bluegreen. See Note 23, Debt.

Under the terms of certain of Bluegreen’s timeshare note sales, Bluegreen has the right at its option to repurchase or substitute for defaulted mortgage notes at the outstanding principal balance plus accrued interest or, in some facilities, at 24% of the original sale price associated with the defaulted mortgage note. The transaction documents typically limit such repurchases or substitutions to 15-20% of the receivables originally funded into the transaction. Voluntary repurchases or substitutions by Bluegreen of defaulted notes during the year ended December 31, 2010 were $37.6 million.

13. Retained Interest in Notes Receivable Sold

On January 1, 2010, we adopted an amendment to the accounting guidance for transfers of financial assets and an amendment to the accounting guidance associated with the consolidation of VIEs. As a result of the adoption of these accounting standards, Bluegreen consolidated seven existing special purpose finance entities (“QSPEs”) associated with prior securitization transactions which previously qualified for off-balance sheet sales treatment. Accordingly, Bluegreen’s special purpose finance entities are now consolidated in BFC’s financial statements. The consolidation of Bluegreen’s special purpose finance entities resulted in the elimination of the retained interests in notes receivable, for further information see Note 5.

BFC Financial Corporation

Notes to Consolidated Financial Statements

At December 31, 2009, Bluegreen’s retained interests in notes receivable sold classified as available-for-sale investments and their associated unrealized loss at December 31, 2009 were as follows (in thousands):

	Amortized Cost	Gross Unrealized Loss	Fair Value
2004 Term Securitization	$5,230	$(300)	$4,930
2004 GE Purchase Facility	1,750	(210)	1,540
2005 Term Securitization	5,410	(570)	4,840
2006 GE Purchase Facility	5,020	(850)	4,170
2006 Term Securitization	3,120	(230)	2,890
2007 Term Securitization	6,020	(460)	5,560
2008 Term Securitization	2,700	(290)	2,410

Total	$29,250	$(2,910)	$26,340

The following assumptions (which were classified as Level 3 inputs under the accounting guidance for fair value measurements) were used to measure the fair value of the above retained interests at December 31, 2009:

As of December 31, 2009
Prepayment rates	3.0%—5.5%
Loss severity rates	57.0%—38.0%
Default rates	16.5%—1.2%
Discount rates	25.0%

These assumptions took into account Bluegreen’s intended actions, which were subject to change from time to time, relating to its right to either acquire or substitute for defaulted loans, pursuant to the terms of each transaction.

The net unrealized loss on Bluegreen’s retained interests in notes receivable sold, which was presented as a separate component of shareholders’ equity net of income taxes and non-controlling interest, was approximately $925,000 as of December 31, 2009. Bluegreen’s maximum exposure to loss as a result of its involvement with these special purpose entities was the value of its retained interest.

BFC Financial Corporation

Notes to Consolidated Financial Statements

The following table shows the hypothetical fair value of Bluegreen’s retained interests in notes receivable sold based on a 10% and a 20% adverse change in each of the assumptions used to measure the fair value of those retained interests at December 31, 2009 (dollars in thousands):

Hypothetical Fair Value at December 31, 2009
	Prepayment Rate		Loss Severity Rate		Default Rate		Discount Rate
Adverse Change Percentage	10%	20%	10%	20%	10%	20%	10%	20%
2004 Term Securitization	4,930	4,930	4,720	4,510	4,690	4,450	4,700	4,480
2004 GE Purchase Facility	1,540	1,540	1,440	1,340	1,410	1,290	1,440	1,350
2005 Term Securitization	4,840	4,830	4,090	3,350	4,060	3,450	4,460	4,110
2006 GE Purchase Facility	4,150	4,120	3,430	2,750	3,340	2,620	3,810	3,490
2006 Term Securitization	2,890	2,890	2,170	1,490	2,480	2,090	2,650	2,430
2007 Term Securitization	5,560	5,560	4,130	2,800	4,650	3,790	5,080	4,640
2008 Term Securitization	2,390	2,370	1,870	1,480	1,750	1,210	2,260	2,120

The table below summarizes certain cash flows received from and (paid to) our qualifying special purpose finance subsidiaries during the 2009 Bluegreen Interim Period (in thousands):

Bluegreen Interim Period
Collections on previously sold receivables	$(16,623)
Servicing fees received	867
Resales of foreclosed assets	(1,405)
Remarketing fees received	672
Cash received on retained interests in notes receivable sold	5,572

In addition to the cash paid for the purchase of defaulted receivables, Bluegreen also acquires delinquent or defaulted receivables from its qualifying special purpose finance subsidiaries in exchange for unencumbered receivables (a process known as substitution). During the Bluegreen Interim Period, Bluegreen acquired notes receivable totaling $4.6 million through substitutions. Although Bluegreen is not obligated to repurchase or substitute for delinquent or defaulted notes receivable from its qualifying special purpose finance subsidiaries, it may do so from time to time. The VOIs securing the delinquent and defaulted receivables that Bluegreen received in this manner are typically recovered and put back in VOI inventory and resold in the normal course of business.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Quantitative information about the portfolios of VOI notes receivable previously sold without recourse in which Bluegreen holds the above retained interests at December 31, 2009 was as follows (in thousands):

	As of December 31, 2009
	Total Outstanding Principal Amount of Sold Loans	Principal Amount of Sold Loans 60 or More Days Past Due	Balance Owed to Note Holders
2004 Term Securitization	$28,552	$869	$26,765
2004 GE Purchase Facility	13,870	400	12,072
2005 Term Securitization	81,261	2,389	74,822
2006 GE Purchase Facility	69,003	2,353	61,433
2006 Term Securitization	71,450	2,502	66,206
2007 Term Securitization	137,645	4,251	123,935
2008 Term Securitization	51,810	1,530	46,136

Total	$453,591		$411,369

14. Real Estate Inventory

Real estate inventory consisted of the following (in thousands):

	December 31,
	2010	2009
	(As Adjusted)	(As Adjusted)
Land and land development costs	$28,983	163,534
Bluegreen Resorts	230,346	212,662
Other costs	554	552
Land and facilities held for sale	5,436	7,259

Total	$265,319	384,007

Inventory consisted of the combined real estate assets of Bluegreen Resorts, Bluegreen Communities, Carolina Oak, Core Communities, BankAtlantic’s residential construction development acquired in 2002, and BankAtlantic land and facilities held for sale for BankAtlantic’s store expansion program. As described above, inventory relating to Bluegreen Communities has been reclassified as “assets held for sale from discontinued operations” at December 31, 2010 and 2009. During the fourth quarter of 2010, Core relinquished to its lenders title to substantially all of the land Core owned in both Florida and South Carolina and pledged its ownership interests in several Core subsidiaries. During February 2011, Core was released from any other claims arising from or relating to the loans. With the exception of certain assets within Tradition Hilton Head with a carrying value of $19.4 million at December 31, 2010, which are the subject of separate foreclosure proceedings that are not expected to begin until later in the first half of 2011, land and land development costs reflect an adjustment for the carrying value of $121.9 million in satisfaction of Core’s outstanding debt of $112.3 million related to those assets. See “Notes and Mortgage Notes Payable and Other Borrowings” under Note 23 for further information regarding Core’s settlement of its debt obligations.

Real estate inventory is reviewed for impairment on a project-by-project basis. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated future undiscounted cash flows expected to be generated by the asset, or by using appraisals of the related assets. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value. As a result of the

BFC Financial Corporation

Notes to Consolidated Financial Statements

impairment analyses performed, the Company recorded real estate inventory impairment charges of approximately $20.4 million related to Core Communities; $101.9 million related to Core Communities and Carolina Oak; and $3.5 million related to Carolina Oak for the years ended December 31, 2010, 2009 and 2008, respectively. Impairment charges of inventory of real estate are included in cost of sales in the Company’s Consolidated Statements of Operations.

Land and land development costs at December 31, 2009 also consisted of real estate inventory from a residential construction development acquired by BankAtlantic in 2002. During the year ended December 31, 2010, BankAtlantic sold the real estate project for approximately $5.2 million and recognized a $1.2 million loss which is included in Financial Services – other expenses. During the years ended December 31, 2009 and 2008, BankAtlantic recognized $3.9 million and $1.2 million of impairments associated with this real estate project.

Bluegreen reviews its undeveloped resort properties for impairment under the accounting guidelines, which requires that such property be reviewed for impairment if events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. No impairment charges were recorded with respect to Bluegreen Resorts’ inventory during the years ended December 31, 2010 or 2009.

15. Capitalized Interest

The following table is a summary of the Company’s consolidated interest expense and the amounts capitalized (in thousands):

	For the Year Ended December 31,
	2010	2009	2008
	(As Adjusted)	(As Adjusted)
Real Estate and Other:
Interest incurred on borrowings	$80,991	20,464	18,283
Interest capitalized	(239)	(3,058)	(9,852)

	80,752	17,406	8,431

Financial Services:
Interest on deposits	22,511	41,884	64,263
Interest on advances from FHLB	1,209	16,523	50,942
Interest on short term borrowings	30	209	2,485
Interest on subordinated debentures	15,915	16,236	22,812

	39,665	74,852	140,502

Total interest expense	$120,417	92,258	148,933

BFC Financial Corporation

Notes to Consolidated Financial Statements

16. Investments in Unconsolidated Affiliates

The consolidated statements of financial condition include the following amounts for investments in unconsolidated affiliates (in thousands):

	December 31,
	2010	2009
Investments in joint ventures	$281	4,265
Investment in statutory business trusts	12,174	11,007

	$12,455	15,272

The consolidated statements of operations include the following amounts for equity (loss) earnings from unconsolidated affiliates (in thousands):

	For the Years Ended December 31,
	2010	2009	2008
Earnings from Bluegreen (1)	$—	32,672	13,696
Earnings (loss) from joint ventures	(2,045)	(396)	(152)
Earnings from statutory trusts	1,194	1,105	1,520

	$(851)	33,381	15,064

(1)	2009 earnings from Bluegreen are for the interim period from January 1, 2009 to November 15, 2009.

During the year ended December 31, 2007, BankAtlantic invested in a joint venture involved in the factoring of accounts receivable. While BankAtlantic owns 50% of the entity, the maximum exposure to BankAtlantic from this investment is $10 million and under prior accounting guidance BankAtlantic was not considered the primary beneficiary. Accordingly, the factoring joint venture was presented under the equity method of accounting as a variable interest entity for the years ended December 31, 2009 and 2008 in the Company’s consolidated financial statements. The factoring joint venture was consolidated in the Company’s consolidated financial statements for the year ended December 31, 2010 upon the implementation of new accounting guidance effective January 1, 2010. Based on the new accounting guidance, BankAtlantic is considered the primary beneficiary as it is deemed to have the power to direct the activities of the factoring joint venture and has the obligation to absorb the majority of the entity’s losses.

Investment in Bluegreen Corporation

As previously discussed, approximately 7.4 million additional shares of Bluegreen’s common stock were purchased on November 16, 2009, increasing our ownership in Bluegreen to 16.9 million shares, or 52%, of Bluegreen’s outstanding common stock. As a result of the purchase, the Company has a controlling interest in Bluegreen and, accordingly, has consolidated Bluegreen’s results since November 16, 2009 into the Company’s financial statements.

Prior to November 16, 2009, the investment in Bluegreen was accounted for using the equity method of accounting. The cost of the Bluegreen investment was adjusted to recognize the Company’s interest in Bluegreen’s earnings or losses. The difference between a) the Company’s ownership percentage in Bluegreen multiplied by its earnings and b) the amount of the Company’s equity in earnings of Bluegreen as reflected in the Company’s financial statements related to the amortization or accretion of purchase accounting made at the time of the initial acquisition of Bluegreen’s common stock and a basis difference due to impairment charges recorded on the investment in Bluegreen, as described below. Based on the results of the evaluations of the investment in Bluegreen, other-than-temporary impairment charges of approximately $31.2 million and $94.4 million were recorded during the years ended December 31, 2009 and 2008, respectively.

BFC Financial Corporation

Notes to Consolidated Financial Statements

The following table shows the reconciliation of the Company’s pro rata share of Bluegreen’s net income to the Company’s share of total earnings from Bluegreen for the interim period from January 1, 2009 through November 15, 2009 (prior to our consolidation of Bluegreen in November 2009) and for year ended December 31 2008 (in thousands):

	2009	2008
Pro rata share of Bluegreen’s net loss	$3,715	(154)
Amortization of basis difference (a)	28,957	13,850

Total earnings from Bluegreen Corporation	$32,672	13,696

(a)	As a result of the impairment charges previously taken under the equity method prior to our consolidation of Bluegreen in November 2009, a basis difference was created between the investment in Bluegreen and the underlying assets and liabilities carried on the books of Bluegreen. Therefore, earnings from Bluegreen were adjusted each period to reflect the amortization of this basis difference. As such, a methodology was established to allocate the impairment loss to the relative estimates of the fair value of Bluegreen’s underlying assets based upon the position that the impairment loss was a reflection of the perceived value of these underlying assets. The appropriate amortization was calculated based on the estimated useful lives of the underlying assets and other relevant data associated with each asset category.

Statutory Business Trusts

During the fourth quarter of 2008, Woodbridge determined that the fair value of its investment in its unconsolidated trusts, which consists of its common interests in subordinated trust debt securities of approximately $406,000, was less than the carrying value of this investment of $2.6 million primarily due to the deterioration of the market for these instruments and overall economic conditions. Accordingly, it was determined that an impairment charge of approximately $2.2 million was required at December 31, 2008. See “Junior Subordinated Debentures” under Note 23 for additional information about the statutory business trusts which were formed for the purpose of issuing trust preferred securities and investing the proceeds thereof in junior subordinated debentures.

17. Properties and Equipment

Properties and equipment was comprised of (in thousands):

	December 31,
	2010	2009
	(As Adjusted)	(As Adjusted)
Land, buildings and building improvements	$223,371	264,425
Golf course land and improvements	1,952	1,938
Office equipment, furniture and fixtures	103,811	113,567
Water irrigation facilities	—	10,223

Total	329,134	390,153
Less accumulated depreciation	(116,045)	(107,097)

Properties and equipment—net	$213,089	283,056

As described in Note 6, properties and equipment relating to Bluegreen Communities has been reclassified as “assets held for sale from discontinued operations” at December 31, 2010 and 2009.

During 2010 and 2009, the Company recognized impairment charges related to an office building located in Fort Lauderdale, Florida of $3.9 million and $4.3 million, respectively. In 2009, the Company recognized $2.2 million of impairment charges associated with Core’s irrigation facility in South Carolina. The impairment charges are included in our Real Estate and Other Activities in other expenses in the Company’s Consolidated Statements of Operations. In connection with the settlement of its debt obligations in South Carolina during the fourth quarter of 2010, Core transferred its ownership interest in the irrigation facility. See “Notes and Mortgage Notes Payable and Other Borrowings” under Note 23 for further information regarding Core’s settlement of its debt obligations.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Included in selling, general and administrative expense in the Company’s Consolidated Statements of Operations was approximately $10.4 million, $3.3 million and $2.4 million of depreciation expense for the years ended December 31, 2010, 2009 and 2008, respectively, in connection with our Real Estate and Other activities.

Included in Financial Services occupancy and equipment expense in the Company’s Consolidated Statements of Operations was $16.2 million, $18.2 million and $20.7 million of depreciation expense for the years ended December 31, 2010, 2009 and 2008, respectively. Also included in depreciation expense for the years ended December 31, 2010, 2009 and 2008 was $1.8 million, $2.4 million and $3.1 million, respectively, of software cost amortization. At December 31, 2010 and 2009, unamortized software costs were $1.9 million and $2.6 million, respectively.

18. Goodwill

Goodwill is tested for potential impairment annually or during interim periods if impairment indicators exist. Goodwill of $12.2 million (net of purchase accounting of $0.9 million) included in the Company’s Consolidated Statements of Financial Condition as of December 31, 2010 and 2009 is associated with BankAtlantic’s capital services reporting unit. Goodwill was tested for impairment on September 30, 2010 (the annual testing date) and was determined not to be impaired. As of September 30, 2010, the estimated fair value of BankAtlantic capital services reporting unit exceeded the estimated fair value of the underlying assets by $14.1 million. If market conditions do not improve or deteriorate further, the Company may recognize goodwill impairment charges in future periods.

The process of evaluating goodwill for impairment involves the determination of the fair value of the reporting units. Inherent in such fair value determinations are certain judgments and estimates relating to future cash flows, including the view of current economic indicators and market valuations, and assumptions about BankAtlantic Bancorp’s strategic plans with regard to its operations. Due to the uncertainties associated with such estimates, actual results could differ materially from the estimates.

In performing its impairment analysis, BankAtlantic Bancorp used a combination of the discounted cash flow methodology and a market multiple methodology to determine the fair value of each reporting unit. The aggregate fair value of BankAtlantic Bancorp’s reporting units was compared to its market capitalization adjusted for a control premium in order to determine the reasonableness of the financial model output. A control premium represents the value an investor would pay above minority interest transaction prices in order to obtain a controlling interest in the respective company.

The discounted cash flow methodology establishes fair value by estimating the present value of the projected future cash flows to be generated from the reporting unit. The discount rate applied to the projected future cash flows to arrive at the present value is intended to reflect all risks of ownership and the associated risks of realizing the stream of projected future cash flows. A five year period is generally used in computing discounted cash flow values. The most significant assumptions used in the discounted cash flow methodology are the discount rate, the terminal value and the forecast of future cash flows.

The market multiple methodology establishes fair value by comparing BankAtlantic Bancorp’s reporting units to other similar publicly traded companies. The market multiples that BankAtlantic Bancorp used in the determination of the fair value of the reporting units were its market capitalization to its tangible stockholders’ equity.

In response to deteriorating economic and real estate market conditions and the effects that the external environment had on BankAtlantic’s business units, BankAtlantic, in the first quarter of 2009, continued to reduce its asset balances and borrowings with a view toward improving its regulatory capital ratios and revised its projected operating results to reflect a smaller organization in subsequent periods. Additionally, BankAtlantic Bancorp’s market capitalization continued to decline as the average closing price of BankAtlantic Bancorp’s Class A common stock on the New York Stock Exchange for the month of March 2009 was $1.57 compared to $4.23 for the month of December 2008, a decline of 63%. Management of BankAtlantic Bancorp believed that the foregoing factors indicated that the fair

BFC Financial Corporation

Notes to Consolidated Financial Statements

value of its reporting units might have declined below their carrying amount, and, accordingly, an interim goodwill impairment test was performed as of March 31, 2009. Based on the results of this interim goodwill impairment evaluation, an impairment charge of $8.5 million, net of a purchase accounting adjustment from step acquisition of approximately $0.6 million, was recorded during the three months ended March 31, 2009, relating to BankAtlantic’s tax certificate ($4.7 million) and investments ($4.5 million) reporting units. Additionally, during 2009, we also determined that all $2.0 million of the previously recorded goodwill related to our investment in Pizza Fusion was impaired. As a result, the Company recorded an impairment charge of $2.0 million which is included in the Company’s Real Estate and Other activities as impairment of goodwill in the Company’s Consolidated Statements of Operations for the year ended December 31, 2009.

Based on the results of the goodwill impairment evaluation during 2008, an impairment charge relating to BankAtlantic Bancorp of $46.6 million was recorded, net of BFC’s purchase accounting adjustment from step acquisition of approximately $1.7 million. The entire amount of goodwill, relating to BankAtlantic Bancorp’s commercial lending and community banking reporting units of $31.0 million and $17.3 million, respectively, was determined to be impaired. The goodwill impairment recognized during 2008 generally reflected the adverse conditions in the financial services industry, BankAtlantic Bancorp’s market capitalization declining significantly below its tangible book value and the effect that the continued deterioration in the general economy as well as the Florida real estate markets had on the credit quality of BankAtlantic’s loan portfolio.

19. Deposits

The weighted average nominal interest rate payable on deposit accounts at December 31, 2010 and 2009 was 0.64% and 0.95%, respectively. The stated rates and balances on deposits were (dollars in thousands):

	As of December 31,
	2010		2009
	Amount	Percent	Amount	Percent
Interest free checking	$876,200	22.52%	815,458	20.65%
Insured money fund savings
0.46% at December 31, 2010	385,365	9.90%	351,303	8.90%
0.68 at December 31, 2009
NOW accounts
0.42% at December 31, 2010	1,516,781	38.98%	1,409,138	35.69%
0.63% at December 31, 2009
Savings accounts
0.24% at December 31, 2010	452,710	11.63%	412,360	10.44%
0.33% at December 31, 2009

Total non-certificate accounts	3,231,056	83.04%	2,988,259	75.67%

Certificate accounts:
Less than 2.00%	544,547	13.99%	654,445	16.57%
2.01% to 3.00%	65,353	1.68%	211,590	5.36%
3.01% to 4.00%	9,991	0.26%	15,965	0.40%
4.01% to 5.00%	38,965	1.00%	51,699	1.31%
5.01% to 6.00%	1,278	0.03%	26,840	0.68%
6.01% to 7.00%	—	—	20	—

Total certificate accounts	660,134	16.96%	960,559	24.33%

Total deposit accounts	$3,891,190	100.00%	3,948,818	100.00%

Included in the above table were Tampa branch deposits held for sale as follows (in thousands):

	As of December 31, 2010
	Amount	Percent
Interest free checking	$85,516	25.07%
Savings accounts	34,406	10.09
NOW accounts	146,213	42.86
Insured money fund savings	31,331	9.18
Certificate accounts	43,680	12.80

Total deposits held for sale	$341,146	100.00%

BFC Financial Corporation

Notes to Consolidated Financial Statements

Interest expense by deposit category was (in thousands):

	For the Years Ended December 31,
	2010	2009	2008
Money fund savings and NOW accounts	$9,287	9,961	17,783
Savings accounts	1,112	1,612	4,994
Certificate accounts—below $100,000	6,541	16,184	21,195
Certificate accounts, $100,000 and above	5,754	14,470	20,856
Less early withdrawal penalty	(183)	(343)	(565)

Total	$22,511	41,884	64,263

At December 31, 2010, the amounts of scheduled maturities of certificate accounts were (in thousands):

	For the Years Ended December 31,
Interest Rate	2011	2012	2013	2014	2015	Thereafter
0.00% to 2.00%	$487,923	46,828	5,647	1,637	2,511	1
2.01% to 3.00%	18,774	26,861	5,439	4,605	9,674	—
3.01% to 4.00%	3,059	2,264	2,113	1,563	990	2
4.01% to 5.00%	6,297	25,973	6,691	—	4	—
5.01% to 6.00%	867	411	—	—	—	—

Total	$516,920	102,337	19,890	7,805	13,179	3

Time deposits of $100,000 and over had the following maturities (in thousands):

December 31, 2010
3 months or less	$48,501
4 to 6 months	52,233
7 to 12 months	130,769
More than 12 months	77,439

Total	$308,942

Included in deposits at December 31, was (in thousands):

	2010	2009
Brokered deposits	$14,065	72,904
Public deposits	214,421	223,554

Total institutional deposits	$228,486	296,458

As of December 31, 2010, BankAtlantic established a letter of credit with the FHLB for $222 million securing public deposits.

20. Advances from Federal Home Loan Bank

At December 31, 2010, BankAtlantic had $170.0 million of FHLB advances outstanding of which $105.0 million mature during the three months ending March 31, 2011, $45.0 million mature in June 2011 and $20 million mature in July 2011. These advances had a weighted average interest rate of 0.35% as of December 31, 2010. The average balance and average interest rate of FHLB advances outstanding during the year ended December 31, 2010 was $107.5 million and 1.13%, respectively.

BFC Financial Corporation

Notes to Consolidated Financial Statements

BankAtlantic’s line of credit with the FHLB is limited to 40% of assets, subject to available collateral, with a maximum term of 10 years. At December 31, 2010, $946.6 million of 1-4 family residential loans, $60.6 million of commercial real estate loans and $455.7 million of consumer loans were pledged against FHLB advances. In addition, $43.6 million of FHLB stock is pledged as collateral for the letter of credit and outstanding FHLB advances. BankAtlantic’s available borrowings under the FHLB line of credit were $611.9 million as of December 31, 2010, however, the FHLB line of credit is subject to periodic review and may be limited or not available to BankAtlantic when needed. BankAtlantic was informed by the FHLB that its FHLB line of credit will be reduced by approximately $168 million in April 2011 due to the issuance of the Bank Order.

During the years ended December 31, 2010, 2009 and 2008, BankAtlantic incurred prepayment penalties of $53,000, $7.5 million and $1.6 million upon the repayment of $2 million, $760 million and $692 million of FHLB advances, respectively.

21. Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase represent transactions where BankAtlantic sells a portion of its current investment portfolio (usually mortgage-backed securities and real estate mortgage investment conduits) at a negotiated rate and agrees to repurchase the same assets at a specified future date. BankAtlantic issues repurchase agreements to institutions and to its customers. These transactions are collateralized by securities available for sale. Customer repurchase agreements are not insured by the Federal Deposit Insurance Corporation (“FDIC”). At December 31, 2010 and 2009, the outstanding balances of customer repurchase agreements were $21.5 million and $24.5 million, respectively. There were no institutional repurchase agreements outstanding at December 31, 2010 and 2009. BankAtlantic had $195 million of securities that could be sold or pledged for additional repurchase agreement borrowings.

The following table provides information on the agreements to repurchase (dollars in thousands):

	For the Years Ended December 31,
	2010		2009	2008
Maximum borrowing at any month-end within the period		$31,101	39,286	55,179
Average borrowing during the period		$22,009	30,732	63,529
Average interest cost during the period	%	0.12	0.12	2.23
Average interest cost at end of the period	%	0.13	0.12	0.12

The following table lists the amortized cost and estimated fair value of securities sold under repurchase agreements, and the repurchase liability associated with such transactions (dollars in thousands):

	Amortized Cost	Estimated Fair Value	Repurchase Balance	Weighted Average Interest Rate
December 31, 2010 (1)
Mortgage-backed securities	$20,885	22,680	21,524	0.12%

December 31, 2009 (1)
Mortgage-backed securities	$32,706	34,403	24,468	0.12%

(1)	At December 31, 2010 and 2009, all securities were classified as available for sale and were recorded at fair value in the consolidated statements of financial condition.

All repurchase agreements existing at December 31, 2010 matured and were repaid in January 2011. These securities were held by unrelated broker dealers.

BFC Financial Corporation

Notes to Consolidated Financial Statements

22. Other Short-Term Borrowings

BankAtlantic participated in federal funds lines of credit with other financial institutions, treasury tax and loan program (“TTL”) with the Department of Treasury (the “Treasury”), the term auction facilities program (“TAF”) and the discount window with the Federal Reserve Board. Under the Treasury program, the Treasury, at its option, can invest up to $2.2 million with BankAtlantic at the federal funds rate less 25 basis points.

At December 31, 2010, BankAtlantic had pledged $34.6 million and $2.2 million of agency securities available for sale as collateral for the Federal Reserve discount window and the TTL program, respectively. At December 31, 2010, BankAtlantic had $1.2 million outstanding under the TTL program and had no borrowings outstanding under the federal funds purchased or discount window programs. At December 31, 2009, BankAtlantic had pledged $94.1 million and $4.0 million of agency securities available for sale as collateral for the Federal Reserve discount window and the TTL program, respectively. At December 31, 2009, BankAtlantic had $2.8 million outstanding under the TTL program and had no borrowings outstanding under the federal funds purchased or discount window programs.

BankAtlantic’s available borrowings from lines of credit with other banking institutions, access to Treasury borrowings and the Federal Reserve discount window were $35.5 million as of December 31, 2010.

The following table provides information on federal funds purchased, TAF and TTL borrowings (dollars in thousands):

	As of December 31,
	2010		2009	2008
Ending balance		$1,240	2,803	238,339
Maximum outstanding at any month end within period		$2,646	301,891	238,339
Average amount outstanding during period		$2,011	58,865	78,125
Average cost during period	%	0.02	0.29	2.23

23. Debt

Contractual minimum principal payments of debt outstanding at December 31, 2010 are as follows (in thousands):

	Notes and Mortgage Notes Payable and Lines of Credit	Recourse Receivable Backed Notes Payable	Non-recourse Receivable Backed Notes Payable	Junior Subordinated Debentures	Total
2011(1)	$117,273	—	—	—	117,273
2012	92,525	—	—	—	92,525
2013	4,525	—	—	24,537	29,062
2014	11,094	67,313	—	3,653	82,060
2015	12,221	3,159	10,150	—	25,530
Thereafter	2,291	65,188	426,121	490,074	983,674

	239,929	135,660	436,271	518,264	1,330,124
Purchase Accounting Adjustment	(358)	—	(2,717)	(56,696)	(59,771)

	$239,571	135,660	433,554	461,568	1,270,353

(1)	Includes loans that are currently in default and repayments of the entire amounts outstanding of approximately $64.4 million has been accelerated. Therefore, these notes are currently due. See “Notes and Mortgage Notes Payable and Other Borrowings” below for further details.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Receivable- Backed Notes Payable

The table below sets forth the balances of Bluegreen’s receivable-backed notes payable facilities (in thousands):

	$77,377	$77,377	$77,377	$77,377	$77,377	$77,377
	December 31, 2010			December 31, 2009
			Principal Balance of			Principal Balance of
	Debt	Interest	Pledged/ Secured	Debt	Interest	Pledged/ Secured
	Balance	Rate	Receivables	Balance	Rate	Receivables
Recourse receivable-backed notes payable:
Liberty Bank Facility	$67,514	6.50%	$77,377	$59,055	5.75%	$68,175
GE Bluegreen/Big Cedar Receivables Facility	23,877	2.01%	29,232	32,834	1.98%	35,935
Legacy Securitization (1)	22,759	12.00%	34,232	—	—	—
NBA Receivables Facility	18,351	6.75%	22,458	—	—	—
Wells Fargo Facility	—	—	—	14,409	4.00%	15,926
RFA Receivables Facility	3,159	4.26%	4,451	5,228	4.23%	6,331

Total recourse debt	$135,660		$167,750	$111,526		$126,367

Non-recourse receivable-backed notes payable (2):
BB&T Purchase Facility	$—	—	$—	$131,302	5.75%	$166,562
GE 2003 Facility	10,150	7.16%	11,709	—	—	—
2004 Term Securitization	18,722	4.45-7.18%	20,540	—	—	—
2005 Term Securitization	55,888	5.41-9.85%	63,527	—	—	—
GE 2006 Facility	50,596	6.68-7.32%	57,988	—	—	—
2006 Term Securitization	52,716	5.61-9.38%	59,415	—	—	—
2007 Term Securitization	100,953	5.83-11.15%	117,379	—	—	—
2008 Term Securitization	39,624	5.89-11.63%	44,889	—	—	—
2010 Term Securitization	107,514	5.10-7.5%	123,662	—	—	—
Big Cedar Quorum General Credit Union	108	8.00%	136	—	—	—

Total non-recourse debt	$436,271		$499,245	$131,302		$166,562
Purchase accounting adjustments	(2,717)		(41,002)	(5,412)		(59,635)

Total receivable- backed notes payable	$569,214		$625,993	$237,416		$233,294

(1)	Legacy Securitization debt bears interest at a coupon rate of 12% and was issued at a discount resulting in an effective yield of 18.5%.

(2)	As of December 31, 2009, with the exception of the BB&T Purchase Facility, all non-recourse receivable -backed notes payable were not consolidated in accordance with the accounting guidance then in effect.

Liberty Bank Facility. As of December 31, 2010, Bluegreen had a $75.0 million revolving timeshare receivables hypothecation facility with a syndicate of lenders led by Liberty Bank and assembled by Wellington Financial (“Liberty Bank Facility”). During 2010, Bluegreen pledged $27.6 million of VOI notes receivable to this facility and received cash proceeds of $27.4 million. Bluegreen also repaid $18.9 million on the facility.

In February 2011, Bluegreen revised the terms of and extended the Liberty Bank Facility. The revised $60.0 million facility (“New Liberty Bank Facility”) provides for an 85% advance on eligible receivables pledged under the facility during a two-year period ending in February 2013, subject to customary terms and conditions. Availability under the New Liberty Bank Facility is reduced by amounts currently outstanding to certain syndicate participants under the existing Liberty Bank Facility. At February 28, 2011, such outstanding amounts under the existing Liberty Bank Facility were approximately $47.0 million, therefore, initial availability under the New Liberty Bank Facility was approximately $13.0 million, but as outstanding amounts on the existing facility amortize over time, the New Liberty Bank Facility will revolve up to $60.0 million, subject to eligible collateral and customary terms and conditions. Principal and interest will be paid as cash is collected on the pledged receivables, with the remaining balance due in February 2016.

Indebtedness under the New Liberty Bank Facility bears interest at the Prime Rate (as published in the Wall Street Journal) plus 2.25%, subject to a floor of 6.5%.

As a result of the significant non-cash charges associated with loan loss reserves and Communities’ inventory impairments as of December 31, 2010, Bluegreen would have been in violation of one of the original net worth covenants under the Liberty Bank Facility as of that date. However, in March 2011, Liberty Bank confirmed that the covenants contained in the New Liberty Bank Facility superseded the covenants contained in the original facility. Bluegreen was in compliance with all applicable covenants as of December 31, 2010.

BFC Financial Corporation

Notes to Consolidated Financial Statements

The GE Bluegreen/Big Cedar Receivables Facility. In April 2007, the Bluegreen/Big Cedar Joint Venture entered into a $45 million revolving VOI receivables credit facility with GE (the “GE Bluegreen/Big Cedar Facility”). Bluegreen Corporation has guaranteed the full payment and performance of the Bluegreen/Big Cedar Joint Venture in connection with the GE Bluegreen/Big Cedar Receivable Facility. The advance period under this facility expired on April 16, 2009, and all outstanding borrowings are scheduled to mature no later than April 16, 2016. The facility has detailed requirements with respect to the eligibility of receivables for inclusion and other conditions funding. The facility includes affirmative, negative and financial covenants and events of default. All principal and interest payments received on pledged receivables are applied to principal and interest due under the facility. Indebtedness under the facility bears interest adjusted monthly at a rate equal to the 30 day LIBOR rate plus 1.75%. During 2010, Bluegreen repaid $8.9 million on this facility.

Legacy Securitization. In September 2010, Bluegreen completed a securitization transaction of the lowest FICOR-score loans previously financed in the BB&T Purchase Facility. Substantially all of the timeshare receivables included in this transaction were generated prior to December 15, 2008, the date that Bluegreen implemented its FICOR score-based credit underwriting program, and had FICOR scores below 600.

In this private placement transaction, BXG Legacy 2010 LLC, a wholly-owned special purpose subsidiary of Bluegreen, issued $27 million of notes payable secured by a portfolio of timeshare receivables totaling $36.1 million (the” Legacy Securitization”). While the notes payable have a coupon rate of 12%, they were sold at a $2.7 million discount to yield an effective rate of 18.5%. The notes payable generated gross proceeds to Bluegreen of $24.3 million (before fees and customary reserves and expenses), which was used to repay a portion of the outstanding balance under the BB&T Purchase Facility. During 2010, Bluegreen repaid $1.7 million on this facility.

Bluegreen guaranteed the principal payments for defaulted vacation ownership loans in the Legacy Securitization at amounts equivalent to the then-current advance rate inherent in the notes, any shortfalls in monthly interest distributions to the Legacy Securitization investors and any shortfall in the ultimate principal payment on the notes upon their stated maturity in September 2025.

NBA Receivables Facility. In September 2010, Bluegreen/Big Cedar Joint Venture entered into a $20.0 million timeshare receivables hypothecation facility with National Bank of Arizona (“NBA”). Bluegreen Corporation has guaranteed the full payment and performance of Bluegreen/Big Cedar Joint Venture in connection with this facility. The facility provides for an 85% advance on $23.5 million of eligible receivables, all of which were pledged under the facility at closing, subject to terms and conditions which Bluegreen believes to be customary for facilities of this type. All principal and interest payments received on pledged receivables are applied to principal and interest due under the facility, with the remaining balance due in September 2017. Indebtedness under this facility bears interest at the 30-day LIBOR plus 5.25%, subject to a floor of 6.75%. During 2010, Bluegreen repaid $1.6 million on this facility.

Bluegreen has received a term sheet from NBA to amend its existing facility to allow Bluegreen to pledge additional timeshare receivables up to the borrowing limit, with the additional advances not to exceed $5.0 million. There can be no assurances that Bluegreen will close on this amendment on favorable terms, if at all.

The Wells Fargo Facility. Bluegreen has a credit facility with Wells Fargo Capital Finance, LLC (“Wells Fargo”). Historically, Bluegreen primarily used this facility for borrowings collateralized by the pledge of certain VOI receivables which typically have been its one-year term receivables. The borrowing period for advances on eligible receivables expired on December 31, 2009, and the facility was fully paid down in 2010.

BB&T Purchase Facility. Bluegreen has a $75.0 million timeshare notes receivable purchase facility with Branch Banking and Trust Company (“BB&T”) (the “BB&T Purchase Facility”). The BB&T Purchase Facility provides for a revolving advance period through December 17, 2011. The interest rates on future advances under the facility are the Prime Rate plus 2.0%, subject to tiered increases once the outstanding balance equals or exceeds $25.0 million, subject to a maximum interest rate of the Prime Rate plus 3.5%, once the facility equals or exceeds $50.0 million. Additionally, Bluegreen receives all of the excess cash flows generated by the timeshare receivables transferred to BB&T under the facility (excess meaning after customary payment of fees, interest and principal under the facility). The BB&T Purchase Facility provides for the financing of Bluegreen’s timeshare receivables at an advance rate of 67.5%, subject to the terms of the facility.

BFC Financial Corporation

Notes to Consolidated Financial Statements

While ownership of the receivables is transferred for legal purposes, the transfers of receivables under the facility are accounted for as secured borrowings. Accordingly, the receivables are reflected as assets and the associated obligations are reflected as liabilities on our balance sheet. The BB&T Purchase Facility is nonrecourse and is not guaranteed by Bluegreen.

As of December 31, 2010, the entire $75.0 million BB&T facility was available, subject to eligible collateral and customary terms and conditions.

2010 Term Securitization. On December 17, 2010, Bluegreen completed a private offering and sale of $107.6 million of investment-grade, timeshare loan-backed notes (the “2010 Term Securitization”). The 2010-A Term Securitization consisted of the issuance of $88.0 million of A rated and $19.6 million of BBB rated timeshare-loan backed notes with coupon rates of 5.1% and 7.5%, respectively, which blended to a weighted average coupon rate of 5.5%. The advance rate for this transaction was 85.25%. BB&T Capital Markets acted as the sole placement agent and initial purchaser.

The amount of the timeshare receivables sold was $126.2 million, substantially all of which was provided at closing. Through the completion of this private offering Bluegreen repaid BB&T approximately $93.6 million, representing all amounts outstanding under the Company’s existing receivables purchase facility with BB&T, including accrued interest.

While ownership of the timeshare receivables included in the 2010 Term Securitization is transferred and sold for legal purposes, the transfer of these timeshare receivables is accounted for as a secured borrowing.

The 2010 Term Securitization is non-recourse and is not guaranteed by Bluegreen.

Big Cedar Quorum Federal Credit Union. On December 22, 2010, Bluegreen entered into a new timeshare receivables purchase facility (the “Quorum Facility”) with Quorum Federal Credit Union (“Quorum”). The Quorum Facility allows for the sale of timeshare notes receivable on a non-recourse basis, pursuant to the terms of the facility and subject to certain conditions precedent. Quorum has agreed to purchase eligible timeshare receivables from us or certain of our subsidiaries up to an aggregate $20.0 million purchase price through December 22, 2011. The terms of the Quorum Facility reflect an 80% advance rate and a program fee rate of 8% per annum through August 31, 2011 and terms to be agreed upon through December 22, 2011. Eligibility requirements for receivables sold include, amongst others, that the obligors under the timeshare notes receivable sold be members of Quorum at the time of the note sale. The Quorum Facility contemplates the ability of Quorum to purchase additional receivables subject to advance rates, fees and other terms to be agreed upon from time to time over and above the initial $20.0 million commitment, pursuant to the terms of the facility and subject to certain conditions precedent. Subject to performance of the collateral, Bluegreen will receive all of the excess cash flows generated by the receivables transferred to Quorum under the facility (excess meaning after customary payment of fees and return of amounts invested by Quorum under the facility on a pro-rata basis as borrowers make payments on their timeshare loans).

While ownership of any timeshare receivables financed through the Quorum facility are considered transferred and sold to Quorum for legal purposes, the transfer of these timeshare receivables is accounted for as a secured borrowing.

Receivable-Backed Notes Payable Previously Reported as Off-Balance-Sheet

As discussed in further detail in Note 5 above, on January 1, 2010, Bluegreen consolidated special purpose finance entities previously reported “off-balance-sheet” and associated receivable-backed notes payable. These entities and their associated debt were not required to be consolidated during periods prior to January 1, 2010. Historically, Bluegreen has been a party to a number of securitization-type transactions, in which it sold receivables to one of its special purpose finance entities which, in turn, sold the receivables either directly to third parties or to a trust established for the transaction. These receivables were typically sold on a non-recourse basis (except for breaches of certain representations and warranties). Under these arrangements, the cash payments received from obligors on the receivables sold are generally applied monthly to pay fees to service providers, make interest and principal payments to investors, and fund required reserves, if any, with the remaining balance of such cash retained by us; however, to the extent the portfolio of receivables fails to satisfy specified performance criteria (as may occur due to an increase in default rates or

BFC Financial Corporation

Notes to Consolidated Financial Statements

loan loss severity) or other trigger events, the funds received from obligors are distributed on an accelerated basis to investors. Depending on the circumstances and the transaction, the application of the accelerated payment formula may be permanent or temporary until the trigger event is cured. As of December 31, 2010, Bluegreen was in compliance with all applicable terms and no trigger events had occurred.

Notes and Mortgage Notes Payable and Other Borrowings

The following debt facilities were outstanding at December 31, 2010 and 2009 (dollars in thousands):

	December 31,		Interest	Maturity
	2010	2009	Rate	Date
Core Communities
Land development	$—	25,000	5.00%	February 2012 (5)
Land acquisition	27,248	22,536	3.04%— 3.19%	October 2019 (4)
Land acquisition	—	4,712	6.88%	October 2019 (5)
Land acquisition	—	85,968	2.74%— 3.06%	June 2011 (5)
Development bonds	—	181	6% to 6.13%	May 2035
Other borrowings	—	68	7.48%	August 2011
Carolina Oak
Borrowing base facility	37,174	37,174	3.25%	March 2011 (4)
Cypress Creek Holdings
Mortgage notes payable	11,387	11,607	5.47%	April 2015
Other borrowings	—	102	6.50%	June 2013

Bluegreen
The RFA AD&C Facility	52,264	87,415	4.76%	June 2012
H4BG Communities Facility	30,842	38,479	8.0%—10.0%	December 2012
Wachovia Notes Payable	—	24,497	2.23%— 2.58%	Varies by loan
Wells Fargo Term Loan	30,776	0	7.13%	April 30, 2012
Wachovia Line-of-Credit	—	15,700	1.98%	April 2010
Foundation Capital	13,200	0	8.00%
Textron AD&C Facility	9,290	12,757	4.50%— 4.75%	Varies by loan (3)
Fifth Third Bank Note Payable	3,154	3,381	3.26%	April 2023
Other	2,594	3,552	4.25%— 12.50%	From September 2010 to February 2023

Real Estate and Other	217,929	373,129

BankAtlantic
Subordinated debentures (1)	22,000	22,000	LIBOR + 3.45%	November 2012
Mortgage-Backed Bonds	—	697	(2)	September 2013

Total Financial Services	22,000	22,697

Fair value adjustment	(358)	(465)

Total Notes Payable	$239,571	395,361

(1)	LIBOR interest rates are indexed to 3-month LIBOR and adjust quarterly.

(2)	The bonds adjust semi-annually to the ten year treasury constant maturity rate minus 23 basis points.

(3)	The maturity date for this facility varies by loan. The maturity date associated with the Odyssey Dells Resort loan, which had an outstanding balance of $3.6 million as of December 31, 2010, is December 31, 2011. The maturity date associated with the Atlantic Palace Resort, which had an outstanding balance of $5.7 million as of December 31, 2010, is April 2013.

(4)	Represents original maturity dates. However, these loans are currently in default and repayment of the entire amounts outstanding under the notes has been accelerated. Therefore, these notes are currently due.

(5)	Notes are the subject of legal proceedings in which Woodbridge relinquished title to all assets and transferred its interest in certain Core entities in exchange for full settlement of the debt which was received in February 2011.

Core Communities and its subsidiaries

During November 2010, Core entered into a settlement agreement with one of its lenders, which had previously commenced actions seeking foreclosure of mortgage loans totaling approximately $113.9 million collateralized by property in Florida and South Carolina. Under the terms of the agreement, Core pledged additional collateral to the lender consisting of membership interests in five of Core’s subsidiaries and granted security interests in the acreage owned by such subsidiaries in Port St. Lucie, Florida, substantially all of which is undeveloped raw land. Core also agreed to an amendment of the complaint related to the Florida foreclosure action to include this additional collateral and an entry into consensual judgments of foreclosure in both the Florida and South Carolina foreclosure actions. In consideration therefor, the lender agreed not to enforce a deficiency judgment against Core and, during

BFC Financial Corporation

Notes to Consolidated Financial Statements

February 2011, released Core from any other claims arising from or relating to the loans. As of November 30, 2010, Core deconsolidated the five subsidiaries, the membership interests in which were transferred to the lender upon entry into the consensual judgments of foreclosure. In connection therewith and in accordance with the accounting guidance for consolidation, Woodbridge recorded a guarantee obligation “deferred gain on settlement of investment in subsidiary” of $11.3 million in the Company’s consolidated statement of financial position as of December 31, 2010. The deferred gain on settlement of investment in subsidiary was recognized into income in the Company’s Consolidated Statement of Operations at the time Core received its general release of liability in February 2011.

In December 2010, Core and one of its subsidiaries entered agreements, including without limitation, a Deed in Lieu of Foreclosure Agreement, with one of their lenders which resolved the foreclosure proceedings commenced by the lender related to property at Tradition Hilton Head which served as collateral for a $25 million loan. Pursuant to the agreements, Core’s subsidiary transferred to the lender all of its right, title and interest in and to the property which served as collateral for the loan as well as certain additional real and personal property. In consideration therefore, the lender released Core and its subsidiary from any claims arising from or relating to the loan. In accordance with the applicable accounting guidance, this transaction was accounted for as a troubled debt restructuring and a $13.0 million gain on debt extinguishment was recognized in the accompanying Consolidated Statement of Operations for the year ended December 31, 2010.

Woodbridge

The development activities at Carolina Oak, which is within Tradition Hilton Head, were suspended in the fourth quarter of 2008 as a result of, among other things, an overall softening of demand for new homes and a decline in the overall economy. In 2009, the housing industry continued to face significant challenges and Woodbridge made the decision to cease all activities at Carolina Oak. In the fourth quarter of 2009, we reviewed the inventory of real estate at Carolina Oak for impairment and as a result, recorded a $16.7 million impairment charge to adjust the carrying amount of Carolina Oak’s inventory to its fair value of $10.8 million. Woodbridge is the obligor under a $37.2 million loan that is collateralized by the Carolina Oak property. During 2009, the lender declared the loan to be in default and filed an action for foreclosure. While there may have been an issue with respect to compliance with certain covenants in the loan documents, we do not believe that an event of default occurred. Through participation in a court-ordered mediation of this matter, the parties agreed to tentative terms to settle the matter and are currently negotiating a formal settlement agreement. It is currently expected that this settlement agreement, if finalized, will provide for (i) Woodbridge to pay $2.5 million to the investor group, (ii) Carolina Oak to convey to the investor group the real property securing the loan via a stipulated foreclosure or deed in lieu, (iii) the investor group to release Woodbridge and Carolina Oak from their obligations relating to the debt or, alternatively, to agree not to pursue certain remedies, including a deficiency judgment, that would otherwise be available to them, in each case subject to certain conditions, and (iv) the litigation to be dismissed. There is no assurance that the settlement will be finalized on the contemplated terms, or at all.

Bluegreen

RFA AD&C Facility. In September 2010, GMAC assigned all rights, title, and interest in the GMAC AD&C Facility to Resort Finance America, LLC (“RFA”). This assignment did not affect any of the material financial terms of the loan agreement. This facility was used to finance the acquisition and development of certain of Bluegreen’s resorts and currently has two outstanding project loans. The maturity date for the project loan collateralized by our Bluegreen Club 36TM resort in Las Vegas, Nevada (the “Club 36 Loan”) is June 30, 2012. Approximately $49.9 million was outstanding on the Club 36 Loan as of December 31, 2010, $27.3 million of which is due by October 31, 2011. The maturity date for the project loan collateralized by our Fountains resort in Orlando, Florida (the “Fountains Loans”) is March 31, 2011. Approximately $2.4 million was outstanding on this loan as of December 31, 2010. Principal payments are effected through agreed-upon release prices as timeshare interests in the resorts collateralizing the RFA AD&C Facility are sold, subject to periodic minimum required amortization on the Club 36 Loan and the Fountains Loans. As of December 31, 2010, Bluegreen had no availability under this facility. During 2010, Bluegreen repaid $35.2 million of the outstanding balance under this facility.

H4BG Communities Facility. Bluegreen has an outstanding balance under the H4BG Communities Facility, historically used to finance its Bluegreen Communities real estate acquisitions and development activities. The H4BG Communities Facility is secured by the real property homesites (and personal property related thereto) at the following Bluegreen Communities projects (the “Secured Projects”): Havenwood at Hunter’s Crossing (New Braunfels, Texas);

BFC Financial Corporation

Notes to Consolidated Financial Statements

The Bridges at Preston Crossings (Grayson County, Texas); King Oaks (College Station, Texas); Vintage Oaks at the Vineyard (New Braunfels, Texas); and Sanctuary Cove at St. Andrews Sound (Waverly, Georgia). In addition, the H4BG Communities Facility is secured by our golf courses: The Bridges at Preston Crossings (Grayson County, Texas) and Sanctuary Cove (Waverly, Georgia).

Principal payments are effected through agreed-upon release prices as real estate collateralizing the H4BG Communities Facility is sold, subject to minimum required amortization. The interest rate on the H4BG Communities Facility is the Prime Rate plus 2%, subject to the following floors: (1) 8% until the balance of the loan is less than or equal to $20 million, and (2) 6% thereafter. During 2010, Bluegreen repaid $7.6 million on this facility.

The Wachovia Notes Payable. In April 2010, Bluegreen executed an agreement with Wells Fargo Bank, N.A, the parent Company of Wachovia (“Wells Fargo”), to refinance the then outstanding balance of $21.9 million under the Wachovia Notes Payable into a new term loan. See Wells Fargo Term Loan below for further details.

The Wachovia Line-of-Credit. In April 2010, the then outstanding balance of $14.5 million was refinanced by Wells Fargo Bank, N.A. See Wells Fargo Term Loan below for further details.

Wells Fargo Term Loan. On April 30, 2010, Bluegreen entered into a definitive agreement with Wells Fargo Bank, N.A. (“Wells Fargo”), which amended, restated and consolidated Bluegreen’s then existing notes payable and line-of-credit with Wachovia Bank, N.A. into a single term loan with Wells Fargo (the “Wells Fargo Term Loan”). The notes payable and line-of-credit which were consolidated into the Wells Fargo Term Loan had a total outstanding balance of $36.4 million as of April 30, 2010. In connection with the closing of the Wells Fargo Term Loan, Bluegreen made a principal payment of $0.4 million, reducing the balance to $36.0 million, and paid accrued interest on the then-existing Wachovia debt. Principal payments are effected through agreed-upon release prices as real estate collateralizing the Wells Fargo Term Loan is sold, subject to minimum remaining required amortization as of December 31, 2010, of $10.6 million in 2011 and $20.2 million in 2012. In addition to the resort projects previously pledged as collateral for the various notes payable to Wachovia, Bluegreen pledged additional timeshare interests, resorts real estate, and the residual interests in certain of our sold VOI notes receivable as collateral for the Wells Fargo Term Loan. As required by the terms of the Wells Fargo Term Loan, Wells Fargo received, as additional collateral, the residual interest in 2010 Term Securitization. The Wells Fargo Term Loan bears interest at the 30-day LIBOR plus 6.87% (7.13% as of December 31, 2010).

During 2010, Bluegreen repaid $5.6 million on this facility.

Textron AD&C Facility. In April 2008, BVU, Bluegreen’s wholly-owned subsidiary, entered into a $75.0 million, revolving master acquisition, development and construction facility loan agreement (the “Textron AD&C Facility”) with Textron Financial Corporation (“Textron”). The Textron AD&C Facility has historically been used to facilitate the borrowing of funds for resort acquisition and development activities. Bluegreen has guaranteed all sub-loans under the master agreement. Interest on the Textron AD&C Facility is equal to the prime rate plus 1.25%—1.50% and is due monthly.

On October 28, 2009, Bluegreen entered into an amendment to the Textron AD&C Facility and a sub-loan under the Facility used to fund the acquisition and development of our Odyssey Dells Resort (the “Odyssey Sub-Loan”). The amendment to the Odyssey Sub-Loan extended the final maturity of outstanding borrowings under the Odyssey Sub-Loan to December 31, 2011, and revised the periodic minimum required principal amortization. As amended, our next minimum required principal payment will be approximately $0.4 million in March 2010 with additional minimum required principal payments of $1.0 million per quarter thereafter through maturity. Bluegreen pays Textron principal payments as it sells timeshare interests that collateralize the Odyssey Sub-Loan, subject to periodic minimum required principal amortization. As of December 31, 2010, our outstanding borrowings under the Sub-Loan totaled approximately $3.6 million.

The sub-loan used to acquire Bluegreen’s Atlantic Palace Resort in Atlantic City, New Jersey was $5.7 million as of December 31, 2010 (the “Atlantic Palace Sub-Loan”). Bluegreen pays Textron principal payments as it sells timeshare interests that collateralize the Atlantic Palace Sub-Loan, subject to periodic minimum required principal amortization. The final maturity of outstanding borrowings under the Atlantic Palace Sub-Loan is April 2013.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Bluegreen has guaranteed all sub-loans under the Textron AD&C Facility. Interest on the Textron AD&C Facility is equal to the prime rate plus 1.25%—1.50% and is due monthly. During 2010, Bluegreen repaid $3.5 million under this facility.

Fifth Third Bank Note Payable. In April 2008, Bluegreen purchased a building in Myrtle Beach, South Carolina. The purchase price was $4.8 million, of which $3.4 million was financed by a note payable to Fifth Third Bank. Interest is payable monthly through the earlier of the construction completion date or October 31, 2009, and bears interest at a rate equal to the one-month LIBOR plus 3.00%. Interest and principal payments are currently made monthly until maturity. The note payable matures in April 2023. During 2010, we repaid $0.2 million under this facility.

Bank Atlantic

In October 2002, BankAtlantic issued $22 million of floating rate subordinated debentures due in 2012. The subordinated debentures pay interest quarterly and are currently redeemable at a price based upon then-prevailing market interest rates. The subordinated debentures were issued by BankAtlantic in a private transaction as part of a larger pooled securities offering. The subordinated debentures qualify for inclusion in BankAtlantic’s total risk based capital.

During the year ended December 31, 2010 the mortgage-backed bonds were retired. During the year ended December 31, 2008, the holder of a mortgage-backed bond issued by a financial institution acquired by BankAtlantic agreed to accept a $2.8 million payment for the retirement of $3.1 million in mortgage-backed bonds. Included in the Company’s Consolidated Statement of Operations in Financial Services—cost associated with debt redemption for the year ended December 31, 2008 is a $0.3 million gain from the early extinguishment of the mortgage-backed bonds.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Junior Subordinated Debentures

Junior subordinated debentures outstanding at December 31, 2010 and 2009 were as follows (in thousands):

		December 31,				Beginning
		2010	2009			Optional
	Issue	Outstanding	Outstanding	Interest	Maturity	Redemption
Junior Subordinated Debentures	Date	Amount	Amount	Rate (1)	Date	Date
Levitt Capital Trust I (“LCT I”)	03/15/2005	$23,196	23,196	From fixed 8.11% to LIBOR + 3.85%	03/01/2035	3/15/2010
Levitt Capital Trust II (“LCT II”)	05/04/2005	30,928	30,928	From fixed 8.09% to LIBOR + 3.80%	06/30/2035	06/30/2010
Levitt Capital Trust III (“LCT III”)	06/01/2006	15,464	15,464	From fixed 9.25% to LIBOR + 3.80%	06/30/2036	06/30/2011
Levitt Capital Trust IV (“LCTIV”)	07/18/2006	15,464	15,464	From fixed 9.35% to LIBOR + 3.80%	09/30/2036	09/30/2011

Total Woodbridge Holdings		85,052	85,052

Bluegreen Statutory Trust I	03/15/2005	23,196	23,196	LIBOR +4.9%	3/30/2035	03/30/2010
Bluegreen Statutory Trust II	05/04/2005	25,774	25,774	LIBOR +4.85%	7/30/2035	07/30/2010
Bluegreen Statutory Trust III	05/10/2005	10,310	10,310	LIBOR +4.85%	7/30/2035	07/30/2010
Bluegreen Statutory Trust IV	04/24/2006	15,464	15,464	LIBOR +4.85%	6/30/2036	06/30/2011
Bluegreen Statutory Trust V	07/21/2006	15,464	15,464	LIBOR +4.85%	9/30/2036	09/30/2011
Bluegreen Statutory Trust VI	02/26/2007	20,619	20,619	LIBOR +4.8%	4/30/2037	04/30/2012

Total Bluegreen Corporation		110,827	110,827

BBX Capital Trust I(A)	06/26/2007	26,918	26,436	LIBOR + 1.45%	09/15/2037	09/15/2012
BBX Capital Trust II(A)	09/20/2007	5,389	5,290	LIBOR + 1.50%	12/15/2037	12/15/2012
BBX Capital Trust II	03/05/2002	67,546	62,097	8.50%	03/31/2032	03/31/2007
BBX Capital Trust III	06/26/2002	27,978	26,928	LIBOR + 3.45%	06/26/2032	06/26/2007
BBX Capital Trust IV	09/26/2002	27,950	26,914	LIBOR + 3.40%	09/26/2032	09/26/2007
BBX Capital Trust V	09/27/2002	11,180	10,766	LIBOR + 3.40%	09/30/2032	09/27/2007
BBX Capital Trust VI	12/10/2002	16,737	16,125	LIBOR + 3.35%	12/10/2032	12/10/2007
BBX Capital Trust VII	12/19/2002	27,866	26,874	LIBOR + 3.25%	12/26/2032	12/19/2007
BBX Capital Trust VIII	12/19/2002	16,575	15,969	LIBOR + 3.35%	01/07/2033	12/19/2007
BBX Capital Trust IX	12/19/2002	11,051	10,647	LIBOR + 3.35%	01/07/2033	12/19/2007
BBX Capital Trust X	03/26/2003	55,620	53,694	LIBOR + 3.15%	03/26/2033	03/26/2008
BBX Capital Trust XI	04/10/2003	11,029	10,637	LIBOR + 3.25%	04/24/2033	04/24/2008
BBX Capital Trust XII	03/27/2003	16,546	15,957	LIBOR + 3.25%	04/07/2033	04/07/2008

Total BankAtlantic Bancorp (2)		322,385	308,334

Purchase accounting adjustment		(56,696)	(57,002)

Total Junior Subordinated Debentures		$461,568	447,211

(1)	LIBOR interest rates are indexed to three-month LIBOR and adjust quarterly.

(2)	Included in the outstanding balances at December 31, 2010 and 2009 was $28.2 million and $14.1 million, respectively, of deferred interest. Interest can be deferred for 20 consecutive quarters with the entire amount of deferred interest due at the end of the deferral period. As of December 31, 2010, BankAtlantic Bancorp had deferred interest payments for 8 consecutive quarters. BankAtlantic Bancorp may end the deferral by paying all accrued and unpaid interest.

These business trusts are variable interest entities in which Woodbridge, Bluegreen and BankAtlantic Bancorp are not the primary beneficiaries as defined by the accounting guidance for the consolidation of variable interest entities. Accordingly, the Company and its subsidiaries do not consolidate the operations of these business trusts; instead, they are accounted for under the equity method of accounting.

Woodbridge Junior Subordinated Debentures

Woodbridge formed four statutory business trusts which issued trust preferred securities to third parties and trust common securities to Woodbridge and used the proceeds to purchase an identical amount of junior subordinated debentures from Woodbridge. Interest on the junior subordinated debentures and distributions on these trust preferred securities are payable quarterly in arrears at the fixed rates as described in the above table until the optional redemption

BFC Financial Corporation

Notes to Consolidated Financial Statements

date and thereafter at the floating rates specified in the above table until the corresponding scheduled maturity date. The trust preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the junior subordinated debentures at maturity or their earlier redemption. The junior subordinated debentures are redeemable, in whole or in part, at Woodbridge’s option at any time after five years from the issue date or sooner following certain specified events.

Bluegreen Junior Subordinated Debentures

Bluegreen formed statutory business trusts, each of which issued trust preferred securities and invested the proceeds thereof in its junior subordinated debentures. The trusts are variable interest entities in which Bluegreen is not the primary beneficiary as defined by the accounting guidance for the consolidation of variable interest entities. Accordingly, Bluegreen does not consolidate the operations of the Trusts; instead, the trusts are accounted for under the equity method of accounting. In each of these transactions, the applicable Trust issued trust preferred securities as part of a larger pooled trust securities offering which was not registered under the Securities Act of 1933. The applicable Bluegreen trust then used the proceeds from issuing the trust preferred securities to purchase an identical amount of junior subordinated debentures from Bluegreen. Interest on the junior subordinated debentures and distributions on the trust preferred securities are payable quarterly in arrears at the fixed rates as described in the above table until the optional redemption date and thereafter at the floating rates specified in the above table until the corresponding scheduled maturity date. Distributions on the trust preferred securities are cumulative and based upon the liquidation value of the trust preferred security. The trust preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the junior subordinated debentures at maturity or their earlier redemption. The junior subordinated debentures are redeemable in whole or in part at Bluegreen’s option at any time after five years from the issue date or sooner following certain specified events. In addition, Bluegreen made an initial equity contribution to each Trust in exchange for its common securities, all of which are owned by Bluegreen, and those proceeds were also used to purchase an identical amount of junior subordinated debentures from Bluegreen. The terms of each trust’s common securities are nearly identical to the trust preferred securities.

BankAtlantic Bancorp Junior Subordinated Debentures

BankAtlantic Bancorp Parent Company has formed thirteen statutory business trusts (“Trusts”) for the purpose of issuing Trust Preferred Securities (“trust preferred securities”) and investing the proceeds thereof in junior subordinated debentures of BankAtlantic Bancorp Parent Company. The trust preferred securities are fully and unconditionally guaranteed by BankAtlantic Bancorp Parent Company. The Trusts used the proceeds from issuing trust preferred securities and the issuance of its common securities to BankAtlantic Bancorp Parent Company to purchase junior subordinated debentures from BankAtlantic Bancorp Parent Company. Interest on the junior subordinated debentures and distributions on the trust preferred securities are payable quarterly in arrears. Distributions on the trust preferred securities are cumulative and are based upon the liquidation value of the trust preferred security. BankAtlantic Bancorp Parent Company has the right, at any time, as long as there are no continuing events of default, to defer payments of interest on the junior subordinated debentures for a period not exceeding 20 consecutive quarters; but not beyond the stated maturity of the junior subordinated debentures. Beginning in February and March 2009 BankAtlantic Bancorp Parent Company notified the trustees of the junior subordinated debentures that it has elected to defer interest payments for the next regularly scheduled quarterly interest payment dates and BankAtlantic Bancorp Parent Company has continued to elect to defer interest payments for each subsequent quarterly interest payment date. BankAtlantic Bancorp Parent Company has the ability under the junior subordinated debentures to continue to defer interest payments through ongoing, appropriate notices to each of the trustees, and make a decision each quarter as to whether to continue the deferral of interest. BankAtlantic Bancorp Parent Company currently expects to continue to defer interest payments on the junior subordinated debentures for the foreseeable future. During the deferral period, interest will continue to accrue on the junior subordinated debentures at the stated coupon rate, including on the deferred interest, and BankAtlantic Bancorp Parent Company will continue to record the interest expense associated with the junior subordinated debentures. During the deferral period, BankAtlantic Bancorp Parent Company may not, among other things and with limited exceptions, pay cash dividends on or repurchase its common stock nor make any payment on outstanding debt obligations that rank equally with or junior to the junior subordinated debentures. BankAtlantic Bancorp Parent Company may end the deferral by paying all accrued and unpaid interest. Deferred interest on junior subordinated debentures was $28.2 million as of December 31, 2010 as BankAtlantic Bancorp Parent Company elected to defer interest during each quarter of 2010 and 2009. The trust preferred securities are subject to mandatory

BFC Financial Corporation

Notes to Consolidated Financial Statements

redemption, in whole or in part, upon repayment of the junior subordinated debentures at maturity or their earlier redemption. BankAtlantic Bancorp Parent Company has the right to redeem the junior subordinated debentures after five years from issuance and in some instances sooner. The redemption of the subordinated debentures is subject to BankAtlantic Bancorp Parent Company having received regulatory approval, if required under applicable capital guidelines or regulatory policies.

BankAtlantic Bancorp Indentures

The indentures relating to the debentures (including those related to the junior subordinated debentures) contain certain customary covenants found in indentures under the Trust Indenture Act, including covenants with respect to the payment of principal and interest, maintenance of an office or agency for administering the debentures, holding of funds for payments on the debentures in trust, payment by BankAtlantic Bancorp of taxes and other claims, maintenance by BankAtlantic Bancorp of its properties and its corporate existence and delivery of annual certifications to the trustee.

24. Development Bonds Payable

In connection with the development of certain of Core’s projects, community development, special assessment or improvement districts were established and had the ability to utilize tax-exempt bond financing to fund construction or acquisition of certain on-site and off-site infrastructure improvements near or at these communities. The obligation to pay principal and interest on the bonds issued by the districts was assigned to each parcel within the district, and a priority assessment lien was sometimes placed on benefited parcels to provide security for the debt service. The bonds, including interest and redemption premiums, if any, and the associated priority lien on the property was typically payable, secured and satisfied by revenues, fees, or assessments levied on the property benefited. Core was required to pay the revenues, fees, and assessments levied by the districts on any properties it owned that benefited by the improvements.

Core’s bond financing related to improvements made to land that served as collateral for Core’s debt that was resolved during the fourth quarter of 2010. Accordingly, as of December 31, 2010, Core no longer owns any property within community development, special assessment, or improvement districts and was released from all debt obligations associated therewith. Core’s bond financing at December 31, 2009 consisted of district bonds totaling $218.7 million which was scheduled to mature from 2035 to 2040, with then outstanding amounts of approximately $170.8 million. During the years ended December 31, 2009 and 2008, Core recorded a liability of approximately $693,000 and $584,000, respectively, in assessments on property owned by it in the districts.

Liabilities were recorded for estimated developer obligations that were fixed and determinable and user fees that were required to be paid or transferred at the time the parcel or unit was sold to an end user. At December 31, 2009, the liability related to developer obligations associated with Core’s ownership of the property was $3.3 million, of which $3.1 million is included in the liabilities related to assets held for sale in the accompanying consolidated statement of financial condition at such date.

BFC Financial Corporation

Notes to Consolidated Financial Statements

25. Income Taxes

The provision (benefit) for income taxes consisted of (in thousands):

	For the Years Ended December 31,
	2010	2009	2008
	(As Adjusted)	(As Adjusted)
Continuing operations:
Current:
Federal	$3,215	(67,213)	(2,880)
State	1,936	—	(1)

	5,151	(67,213)	(2,881)

Deferred:
Federal	9,056	1,031	14,308
State	(4,992)	(1,318)	4,336

	4,064	(287)	18,644

Provision (benefit) for income taxes	$9,215	(67,500)	15,763

The Company’s actual provision (benefit) for income taxes from continuing operations differs from the expected Federal income tax provision as follows (dollars in thousands):

	For the Years Ended December 31,
	2010(1) (As Adjusted)		2009 (1) (As adjusted)		2008 (1)
Income tax provision at expected federal income tax rate of 35%	$(52,817)	(35.00)%	$(51,206)	(35.00)%	$(116,283)	(35.00)%
Increase (decrease) resulting from:
Provision (benefit) for state taxes, net of federal effect	(4,575)	(3.03)	(13,760)	(9.41)	(11,975)	(3.60)
Taxes related to subsidiaries not consolidated for income tax purposes	(3,496)	(2.32)	2,100	1.44	(43,000)	(12.94)
Gain on bargain purchase of Bluegreen	—	—	(63,997)	(43.74)	—	—
Increase in valuation allowance	66,790	44.26	44,861	30.66	190,516	57.34
Expired NOLs	—	—	—	—	1,281	0.39
Gain on Levitt and Sons settlement	4,031	2.67	10,182	6.96	(20,981)	(6.32)
Goodwill impairment adjustment	—	—	4,361	2.98	16,899	5.09
Tax credits	127	0.08	—	—	—	—
Tax-exempt interest income	(160)	(0.11)	(3)	(0.00)	(152)	(0.05)
Other – net	(685)	(0.45)	(38)	(0.03)	(542)	(0.16)

Provision (benefit) for income taxes	$9,215	6.11%	$(67,500)	(46.14)%	$15,763	4.74%

(1)	Expected tax is computed based upon income (loss) from continuing operations before noncontrolling interests.

BFC Financial Corporation

Notes to Consolidated Financial Statements

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and tax liabilities were (in thousands):

	December 31,
	2010	2009	2008
	( As Adjusted)	(As Adjusted)
Deferred tax assets:
Allowance for loan losses, REO, tax certificate losses and write-downs for financial statement purposes	$82,076	66,846	49,642
Federal and State NOL and tax credit carryforward	394,100	284,784	141,113
Capital loss carryover	2,978	2,978	—
Investment in Levitt and Sons	—	33,082	46,393
Compensation expensed for books and deferred for tax purposes	4	194	779
Real estate inventory capitalized costs for tax purposes in excess of amounts capitalized for financial statement purposes	4,979	82,479	2,398
Real estate valuation	90,936	49,259	1,295
Accumulated other comprehensive loss, net	1,278	2,409	2,906
Share based compensation	10,861	9,164	3,982
Income recognized for tax purposes and deferred for financial statement purposes	6,846	10,334	7,510
Investment in securities	—	825	5,965
Investment in unconsolidated affiliates	828	828	11,135
Property and equipment	4,535	2,731	—
Purchase accounting adjustments for bank acquisitions	507	—	—
Other	19,176	21,368	9,143

Total gross deferred tax assets	619,104	567,281	282,261
Valuation allowance	(384,818)	(318,306)	(272,765)

Total deferred tax assets	234,287	248,975	9,496

Deferred tax liabilities:
Installment sales treatment of notes	213,153	224,941	—
Intangible assets	24,593	23,355	—
Junior subordinate notes	21,869	20,979	—
Deferred loan income	1,674	1,188	1,468
Prepaid pension expense	1,630	1,852	2,625
Property and equipment	—	—	3,073
Other	31	1,865	2,330

Total gross deferred tax liabilities	262,950	274,180	9,496

Net deferred tax (liability) asset	(28,663)	(25,205)	—
Less net deferred tax liability at beginning of period	25,205	—	(16,331)
Net deferred tax liability acquired due to purchase accounting	—	—	(39)
Acquisition of Bluegreen	—	24,029	—
Effect of a change in accounting principle	—	86	—
Adoption of ASU 2009-16 and 17	1,781	—	—
Increase in deferred tax liability from capital transactions	—	—	2,011
Reduction in deferred tax valuation allowance for continuing operations	1,311	2,777	—
Decrease in BFC’s accumulated other comprehensive income	—	—	(981)
Decrease in BankAtlantic Bancorp’s accumulated other comprehensive income	—	—	(3,304)

(Provision) benefit for deferred income taxes	$(366)	1,687	(18,644)
Less: (Benefit) provision for deferred income taxes—discontinued operations	(3,698)	(1,400)	—

(Provision) benefit for deferred income taxes—continuing operations	(4,064)	287	(18,644)

BFC Financial Corporation

Notes to Consolidated Financial Statements

Activity in the deferred tax asset valuation allowance was (in thousands):

	For the Years Ended December 31,
	2010	2009	2008
Balance, beginning of period	$318,306	272,765	84,028
Other comprehensive income (loss)	841	792	(2,538)
Increase in deferred tax valuation allowance	66,790	44,861	190,516
Increase in deferred tax valuation allowance-discontinued operations	(526)	6,030	—
Acquisition of control of Bluegreen	—	(4,704)	—
Increase in deferred tax allowance – paid in capital	(593)	(1,438)	759

Balance, end of period	$384,818	318,306	272,765

Generally, the amount of tax expense or benefit allocated to continuing operations is determined without regard to the tax effects of other categories of income or loss, such as other comprehensive income. However, an exception to the general rule is provided when, in the presence of a valuation allowance against deferred tax assets, there is a pretax loss from continuing operations and pretax income from other categories. In such instances, income from other categories must offset the current loss from operations, the tax benefit of such offset being reflected in continuing operations. The Company reduced its deferred tax valuation allowance from continuing operations by $2.8 million during the year ended December 31, 2009 of which approximately $2.3 million was due to BankAtlantic Bancorp and $517,000 was due to BFC to reflect the future taxable income associated with unrealized gains in accumulated other comprehensive income. In 2010, BFC reduced its deferred tax valuation allowance from continuing operations by $1.3 million to reflect the future taxable income associated with BFC’s unrealized gains in accumulated other comprehensive income.

BFC and its subsidiaries evaluate their deferred tax assets to determine if valuation allowances are required. In the evaluation, management considers net operating loss carryback availability, expectations of sufficient future taxable income, trends in earnings, existence of taxable income in recent years, the future reversal of temporary differences, and available tax planning strategies that could be implemented, if required. Valuation allowances are established based on the consideration of all available evidence using a more likely than not standard. Based on evaluations, deferred tax valuation allowances of $66.8 million, $44.9 million and $190.5 million were established for the years ended December 31, 2010, 2009 and 2008, respectively.

The deferred tax asset valuation allowance may be reversed when each of the companies and their respective subsidiaries generate sufficient taxable income in the future to utilize the tax benefits of the related deferred tax assets. The majority of the benefits of the net deferred tax assets can be carried forward for 20 years and applied to offset future taxable income. The deferred tax asset valuation allowance will be reversed if and when it becomes more likely than not that BFC and its subsidiaries will generate sufficient taxable income in the future to utilize the tax benefits of the related deferred tax assets.

In November 2009, the Workers, Homeownership, and Business Assistance Act of 2009 was enacted. The act extended the net operating loss (“NOL”) carry-back period from two years to up to five years for the 2008 or the 2009 tax years. Included in the Company’s Consolidated Statements of Financial Condition at December 31, 2009 was a current income tax receivable of $31.8 resulting from BankAtlantic Bancorp’s election to carryback its 2009 NOL for five years, which was received in 2010. Also included in the Company’s Consolidated Statements of Financial Condition at December 31, 2010 and 2009 are current income tax receivables of $10.8 million and $34.6 million, respectively, resulting from Woodbridge’s election to carryback its 2008 NOL for five years. We have received approximately $29.2 million of tax refunds and expect to receive an additional $10.8 million when the final review is completed by the Internal Revenue Service. Under the terms of the Settlement Agreement entered into with the Joint Committee of Unsecured Creditors in the Chapter 11 Cases, we agreed to share with the Debtors’ Estate a portion of the tax refund attributable to periods prior to the bankruptcy. Accordingly, a liability of $11.7 million, which is the amount estimated to be due to the Debtors’ Estate under the Settlement Agreement, was established. As of December 31, 2010, $8.4 million of the $11.7 million portion of the tax refund to be paid to the Debtors’ Estate was received and placed in an escrow account. The $8.4 million amount is included as restricted cash in the Company’s Consolidated Statement of Financial Condition.

BFC Financial Corporation

Notes to Consolidated Financial Statements

On January 1, 2007, the Company adopted the accounting guidance on uncertain income tax positions (ASC 740). These cumulative-effect adjustments represent the difference between the amount of tax benefits required to be recognized based on the application of ASC 740 and the amount of tax benefits recognized prior to the application of ASC 740. A reconciliation of the beginning and ending amount of unrecognized tax benefits was as follows (in thousands):

	For the Years Ended December 31,
	2010	2009	2008
Balance as of beginning of period	$2,583	2,571	2,559
Additions based on tax positions related to current year	—	84	542
Additions based on tax positions related to prior year	—	—	74
Lapse of Statute of Limitations	—	—	(575)
Reductions of tax positions for prior years	—	(72)	(29)

Balance as of end of period	$2,583	2,583	2,571

The recognition of these unrecognized tax benefits would result in a negligible impact to the Company’s consolidated effective tax rates for the years ended December 31, 2010, 2009 and 2008. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in tax expense.

BFC and its wholly-owned subsidiaries file consolidated U.S. federal and Florida income tax returns. BFC and its subsidiaries file separate state income tax returns for each jurisdiction, other than Florida. Subsidiaries in which BFC owns less than 80% of the outstanding equity are not included in BFC’s consolidated U.S. federal or Florida income tax return. Upon consummation of the merger with Woodbridge on September 21, 2009, Woodbridge became a wholly-owned subsidiary of BFC and its activities are included in the Company’s consolidated tax return from the date of the merger. Prior to the merger, Woodbridge was not included in the Company’s consolidated tax return. As BFC owns less than 80% of BankAtlantic Bancorp, Bluegreen and Pizza Fusion, those companies are not included in BFC’s consolidated tax return. BFC’s deferred tax assets and liabilities, including net operating loss carryforwards are specific to BFC and may not be utilized by BankAtlantic Bancorp, Bluegreen or Pizza Fusion.

At December 31, 2010, BFC (excluding BankAtlantic Bancorp, pre-merger Woodbridge, Bluegreen and Pizza Fusion) had estimated state and federal net operating loss carryforwards of approximately $ 266.6 million (which expire from 2011 through 2030). A valuation allowance was established for these NOLs. BFC’s NOL carryforwards include approximately $12.3 million that are attributed to the exercise of stock options, and the tax benefits will be recognized in the financial statements until such deductions are utilized to reduce taxes payable. As a result of the merger of Woodbridge into BFC in September of 2009, BFC has likely undergone a “change of ownership” as that term is defined in the Internal Revenue Code. This change of ownership resulted in a significant limitation of the amount of BFC’s pre-merger net operating losses that can be utilized by BFC annually. Of the total net operating loss carryforward, approximately $83.0 million were generated by BFC prior to our merger with Woodbridge. However, Woodbridge’s pre-merger NOL’s are available to be used by BFC and are not subject to this limitation. On September 21, 2009, BFC adopted the rights agreement described in Note 31 in these financial statements in an attempt to protect our ability to use available NOLs to offset future taxable income.

BFC’s shift in business strategy, coupled with more recent economic developments, caused BFC to reconsider its previously disclosed tax planning strategy wherein BFC had intended to sell BankAtlantic Bancorp’s Class A Common Stock in order to generate sufficient taxable income to utilize expiring NOLs. Because BFC believes that its best long term potential is more likely to occur through the growth of the companies it controls, BFC’s current business strategy is to hold its investment in BankAtlantic Bancorp indefinitely and no longer intends to pursue such a tax planning strategy. Accordingly, based on BFC’s change in intent as to the expected manner of recovery of its investment in BankAtlantic Bancorp, BFC reversed its deferred tax liability of $29.3 million during the quarter ended September 30, 2008. BFC has the ability and intent to increase its ownership in BankAtlantic Bancorp to a level sufficient to effectuate a tax-free transaction. BFC also concluded that a valuation allowance was required because based on

BFC Financial Corporation

Notes to Consolidated Financial Statements

available evidence it was determined that it is more likely than not that all or some portion of the deferred tax asset will not be realized, and BFC is not generating sufficient taxable income to utilize the benefit of the deferred tax asset. Therefore, BFC established a valuation allowance of approximately $28.3 million in 2008.

As of September 21, 2009, the date on which its merger with BFC was consummated, Woodbridge had federal and Florida NOL carryforwards of approximately $105.3 million and $211.0 million, respectively, which expire beginning in 2027 through 2029. Woodbridge had established a valuation allowance for its entire deferred tax assets, net of the deferred tax liabilities.

Prior to the merger, Woodbridge was subject to U.S. federal income tax as well as to income tax in multiple state jurisdictions. Woodbridge is no longer subject to U.S. federal or state and local income tax examinations by tax authorities for tax years before 2005. In January of 2009, Woodbridge received a letter from the IRS stating that Woodbridge and its subsidiaries have been selected for an examination of the tax periods ending December 31, 2005, 2006 and 2007. In August of 2008, Woodbridge received $29.7 million from the Internal Revenue Service (IRS) in connection with the filing of a refund claim for the carry back to 2005 and 2006 of tax losses incurred in 2007. The examination of the 2007 tax refund claim was completed in May of 2010 with no changes. In April of 2010, both BankAtlantic Bancorp and Woodbridge were notified by the IRS that it would examine the 2009 and 2008 tax refund claims, respectively. Both examinations are in process and are expected to be concluded in 2011. While there is no assurance as to the results of these examinations, it is not currently anticipated that there will be any material adjustments to the refund claims.

Bluegreen and its subsidiaries file income tax return in the U.S. federal jurisdiction and various states and foreign jurisdictions. With certain exceptions, Bluegreen is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2006. As of December 31, 2010, Bluegreen has federal NOL carryforwards related to continuing operations of approximately $150.4 million, which expire beginning in 2022 through 2029, and alternative minimum tax credit carryforwards of $38 million, which never expire. Additionally, as of December 31, 2010, Bluegreen had state operating loss carryforwards of approximately $460.7 million, which expire beginning in 2012 through 2030.

In March 2011, Bluegreen received notice from the Minnesota Department of Revenue that Bluegreen Corporation’s Franchise Tax Returns for the years ended December 31, 2007 through 2009 were selected for audit. The audit field work has not yet been scheduled. While there is no assurance as to the results of the audit, Bluegreen does not currently anticipate any material adjustments in connection with this examination.

Pizza Fusion files separate U.S. Federal and Florida income tax returns and is no longer subject to U.S. federal, state and local income tax examination by tax authorities for years before 2006. As of December 31, 2010, Pizza Fusion’s U.S. Federal and state NOL carryforwards was approximately $6 million which expire from 2027 through 2030.

BankAtlantic Bancorp and its subsidiaries file a consolidated federal income tax return but separate state income tax returns. BankAtlantic Bancorp’s state NOL carryforwards were $728.1 million as of December 31, 2010 and expire from 2016 through 2030. BankAtlantic Bancorp’s income tax returns for all years subsequent to the 2003 tax year are subject to examination. Various state jurisdiction tax years remain open to examination. BankAtlantic Bancorp’s 2003 through 2009 federal income tax returns are currently under examination by the Internal Revenue Service, and no other income tax filings are under examination by any other taxing authority.

Prior to December 31, 1996, BankAtlantic was permitted to deduct from taxable income an allowance for bad debts which was in excess of the provision for such losses charged to income. Accordingly, at December 31, 2010, BankAtlantic Bancorp had $21.5 million of excess allowance for bad debts for which no provision for income tax has been provided. If, in the future, this portion of retained earnings is distributed, or BankAtlantic no longer qualifies as a bank for tax purposes, federal income tax of approximately $7.5 million would be realized.

As of December 31, 2010, deferred tax assets included $320.8 million, the amount of BankAtlantic Bancorp’s federal income tax NOL carry-forwards of which $69.6 million expire in 2028, $67.3 million expire in 2029, and $183.9 million expire in 2030. BankAtlantic Bancorp federal tax credit carry-forwards were $2.1 million at December 31, 2010 and expire from 2025 to 2029.

BFC Financial Corporation

Notes to Consolidated Financial Statements

26. Restructuring Charges, Impairments and Exit Activities

Restructuring charges and exit activities include employee termination costs, lease contracts executed for branch expansion and real estate acquired for branch expansion. The following table provides information regarding liabilities associated with restructuring charges and exit activities (in thousands):

	Severance Related and Benefits Liability	Contract and Lease Termination Liabilities	Independent Contractor Agreements	Surety Bond Accrual	Total
Balance at December 31, 2007	$2,056	2,000	1,421	1,826	7,303
Expenses incurred	4,409	2,525	—	(150)	6,784

Amounts paid or amortized	(6,165)	(2,359)	(824)	(532)	(9,880)

Balance at December 31, 2008	300	2,166	597	1,144	4,207
Bluegreen Balance at November 16, 2009	—	2,099	—	—	2,099
Expenses incurred	3,424	2,376	43	(269)	5,574
Amounts paid or amortized	(2,600)	(996)	(640)	(348)	(4,584)

Balance at December 31, 2009	1,124	5,645	—	527	7,296
Expenses incurred	4,834	3,705	—	—	8,539
Amounts paid or amortized	(3,039)	(2,710)	—	(37)	(5,786)

Balance at December 31, 2010	$2,919	6,640	—	490	10,049

Employee Termination Benefits

The 2010 employee termination expenses were primarily attributable to BankAtlantic Bancorp’s reduction in workforce impacting back office functions as well as its community banking and commercial lending business units. The employee termination costs associated with BankAtlantic Bancorp for the year 2010 was approximately $4.0 million, which is included in Financial Services- employee termination expenses in the Company’s Consolidated Statements of Operations. During the year ended December 31, 2009 and 2008, BankAtlantic Bancorp reduced its workforce primarily in the community banking and commercial lending business units and incurred employee termination expenses of approximately $2.0 million and $2.2 million, respectively, and such amounts are included in Financial Services – employee termination expenses in the Company’s Consolidated Statements of Operations. In 2010, 2009, and 2008, BankAtlantic Bancorp paid approximately $1.5 million, $2.2 million and $2.1 million, respectively, in employee termination benefits.

Also, for the year ended December 31, 2010, 2009 and 2008, BFC incurred approximately $863,000, $1.4 million and $2.2 million, respectively in employee termination expenses primarily associated with a reduction in workforce at Core Communities, Woodbridge and BFC’s shared service operations. Included in 2010 employee termination expenses is approximately $600,000 associated with Core’s restructuring. In 2009, Core incurred approximately $1.4 million of employee termination expenses as a result of the challenging conditions in the real estate market. In 2008, Woodbridge reduced its workforce and incurred approximately $2.2 million of employee termination costs. In 2010, 2009 and 2008, BFC and Woodbridge paid in the aggregate approximately $1.5 million, $415,000 and $4.1 million, respectively, in employee termination benefits. The 2008 employee termination benefits were primarily associated with payments made to Levitt and Sons and Woodbridge employees as a result of Levitt and Sons bankruptcy.

Contract and Lease Termination

At December 31, 2010, 2009 and 2008, BankAtlantic Bancorp contract and lease termination liability was approximately $5.9 million, $3.7 million and $1.5 million, respectively. During the years ended December 31, 2010, 2009 and 2008, BankAtlantic Bancorp incurred expenses of approximately $3.6 million, $2.2 million and $199,000 in lease termination, net. Beginning in December 2007, BankAtlantic decided to sell certain properties that it had acquired for its future store expansion program and to terminate or sublease certain back-office operating leases.

BFC Financial Corporation

Notes to Consolidated Financial Statements

During 2010, in connection with its restructuring obligations, Bluegreen made cash payments of $1.0 million related to lease terminations. As of December 31, 2010, Bluegreen’s remaining restructuring liability related entirely to lease termination obligations and was $0.7 million.

As of December 31, 2009 and 2008, Woodbridge’s contract and lease termination liabilities were $244,000 and $704,000, respectively. Woodbridge had no such liabilities as of December 31, 2010. Included in these amounts were Woodbridge’s facilities accrual associated with property and equipment leases that Woodbridge entered into that were no longer providing a benefit, as well as termination fees related to contractual obligations that Woodbridge cancelled.

In June 2008, BankAtlantic sold five branches in Central Florida to an unrelated financial institution. The following table summarizes the assets sold, liabilities transferred and cash outflows associated with the branches sold (in thousands):

Amount
Assets sold:
Loans	$6,470
Property and equipment	13,373

Total assets sold	19,843

Liabilities transferred:
Deposits	(24,477)
Other liabilities	(346)

Total liabilities transferred	(24,823)

Net liabilities transferred	(4,980)
Deposit premium	654
Purchase transaction costs	(165)

Net cash outflows from sales of stores	$(4,491)

Included in Financial Services other expenses during the year ended December 31, 2008 was a $0.3 million loss associated with the sale of five Central Florida stores.

27. Commitments and Contingencies

The Company (including its subsidiaries) is a lessee under various operating leases for real estate and equipment extending to the year 2072. At December 31, 2010, the approximate minimum future rental payments under such leases, for the periods shown are (in thousands):

Year Ending December 31,	Amount
2011	$18,286
2012	15,615
2013	12,542
2014	10,852
2015	10,090
Thereafter	87,112

Total	$154,496

The Company and its subsidiaries incurred rent expense including rent expense related to our discontinued operations, for the periods shown (in thousands):

	For the Years Ended December 31,
	2010	2009	2008
Rental expense for premises and equipment	$22,466	$14,388	$14,407

BFC Financial Corporation

Notes to Consolidated Financial Statements

BFC

At June 30, 2009, a wholly-owned subsidiary of BFC/CCC, Inc. (“BFC/CCC”), had a 10% interest in a limited partnership as a non-managing general partner. The partnership owns an office building located in Boca Raton, Florida. In connection with the purchase of the office building in March 2006, BFC/CCC guaranteed repayment of a portion of the non-recourse loan on the property on a joint and several basis with the managing general partner. BFC/CCC’s maximum exposure under this guarantee agreement is $2.0 million (which is shared on a joint and several basis with the managing general partner). In July 2009, BFC/CCC’s wholly-owned subsidiary withdrew as partner of the limited partnership and transferred its 10% interest to another unaffiliated partner. In return, the partner to whom this interest was assigned agreed to use its reasonable best efforts to obtain the release of BFC/CCC from the guarantee. The partner was unable to secure such a release and that partner has agreed to indemnify BFC/CCC’s wholly-owned subsidiary for any losses that may arise under the guarantee after the date of the assignment. There are no carrying amounts on our financial statements at December 31, 2010 for this joint venture.

A wholly-owned subsidiary of BFC/CCC has a 10% interest in a limited liability company that owned two commercial properties in Hillsborough County, Florida. During the fourth quarter of 2010, the limited liability company recorded an impairment charge related to these properties, $1.9 million of which was recognized by BFC/CCC’s wholly-owned subsidiary. The $1.9 million impairment charge exceeded the carrying value of our investment. At December 31, 2010, the Company classified the negative basis of the investment of approximately $1.3 million in other liabilities on the Company’s Consolidated Statement of Financial Condition. At December 31, 2009, the carrying amount of this investment was approximately $690,000, and is included as an asset in investments in unconsolidated affiliates in the Company’s Consolidated Statements of Financial Condition. In connection with the purchase of the commercial properties in November 2006, BFC and the unaffiliated member each guaranteed the payment of up to a maximum of $5.0 million for certain environmental indemnities and specific obligations that are not related to the financial performance of the assets. BFC and the unaffiliated member also entered into a cross indemnification agreement which limits BFC’s obligations under the guarantee to acts of BFC and its affiliates. On March 25, 2011, the limited liability company reached a settlement with its lender and has conveyed the commercial properties securing the loan via a deed in lieu of foreclosure. BFC and BFC/CCC’s wholly-owned subsidiary were released from all obligations and guarantees related to the two commercial properties.

A wholly-owned subsidiary of BFC/CCC has a 50% limited partner interest in a limited partnership that has a 10% interest in a limited liability company that owns an office building in Tampa, Florida. At December 31, 2010 and 2009, the carrying amount of this investment was approximately $282,000 and $319,000, respectively, which is included in investments in unconsolidated affiliates in the Company’s Consolidated Statements of Financial Condition. In connection with the purchase of the office building by the limited liability company in June 2007, BFC guaranteed the payment of certain environmental indemnities and specific obligations that are not related to the financial performance of the asset up to a maximum of $15.0 million, or $25.0 million in the event of any petition or involuntary proceeding under the U.S. Bankruptcy Code or similar state insolvency laws or in the event of any transfer of interests not in accordance with the loan documents. BFC and the unaffiliated members also entered into a cross indemnification agreement which limits BFC’s obligations under the guarantee to acts of BFC and its affiliates. No amounts are recorded in the Company’s financial statements for the obligations associated with this guarantee based on the potential indemnification by unaffiliated members and the limit of the specific obligations to non-financial matters.

Based on the current accounting guidance associated with the consolidation of variable interest entities implemented on January 1, 2010, we are not deemed the primary beneficiaries in connection with the above mentioned BFC/CCC investments and do not consolidate these entities into our financial statements. We do not have the power to direct the activities that can significantly impact the performance of these entities.

Woodbridge

Levitt and Sons, Woodbridge’s former wholly-owned homebuilding subsidiary, had approximately $33.3 million of surety bonds related to its ongoing projects at November 9, 2007, the date on which Levitt and Sons and substantially all of its subsidiaries filed voluntary bankruptcy petitions (the “Chapter 11 Cases”). In the event that these obligations are drawn and paid by the surety, Woodbridge could be responsible for up to $7.6 million plus costs and expenses in accordance with the surety indemnity agreements executed by Woodbridge. At December 31, 2010 and

BFC Financial Corporation

Notes to Consolidated Financial Statements

December 31, 2009, Woodbridge had $490,000 and $527,000, respectively, in surety bond accruals related to certain bonds where management believes it to be probable that Woodbridge will be required to reimburse the surety under applicable indemnity agreements. Woodbridge reimbursed the surety approximately $348,000 and $532,000 during the year ended December 31, 2009 and 2008, respectively, in accordance with the indemnity agreement for bond claims paid during the period. No reimbursements were made in the year ended December 31, 2010. It is unclear whether and to what extent the remaining outstanding surety bonds of Levitt and Sons will be drawn and the extent to which Woodbridge may be responsible for additional amounts beyond the previous accrued amount. Woodbridge will not receive any repayment, assets or other consideration as recovery of any amounts it may be required to pay. In September 2008, a surety filed a lawsuit to require Woodbridge to post collateral against a portion of surety bond exposure in connection with demands made by a municipality. While Woodbridge did not believe that the municipality had the right to demand payment under the bonds. Based on claims by the municipality on the bonds, the surety requested that Woodbridge post a $4.0 million escrow deposit while the matter was being litigated with the municipality and Woodbridge complied with that request. In August 2010, a motion for summary judgment was entered in Woodbridge’s favor terminating any obligations under the bonds. The municipality has appealed the decision.

On February 20, 2009, the Bankruptcy Court presiding over the Chapter 11 Cases entered an order confirming a plan of liquidation jointly proposed by Levitt and Sons and the Official Committee of Unsecured Creditors. That order also approved the settlement pursuant to the settlement agreement that was entered into with the Joint Committee of Unsecured Creditors (the “Settlement Agreement”). No appeal or rehearing of the Bankruptcy Court’s order was filed by any party, and the settlement was consummated on March 3, 2009, at which time payment was made in accordance with the terms and conditions of the settlement agreement as amended. Under cost method accounting, the cost of settlement and the related $52.9 million liability (less $500,000 which was determined as the settlement holdback and remained as an accrual pursuant to the settlement agreement) was recognized into income in the first quarter of 2009, resulting in a $40.4 million gain on settlement of investment in subsidiary. Pursuant to the settlement agreement, we agreed to share a percentage of any tax refund attributable to periods prior to the bankruptcy with the Debtors Estate. In the fourth quarter of 2009, we accrued approximately $10.7 million in connection with the portion of the tax refund which may be payable to the Debtors Estate pursuant to the settlement agreement. As a result, the gain on settlement of investment in subsidiary for the year ended December 31, 2009 was reduced to $29.7 million. Additionally, in the second quarter of 2010, we increased the $10.7 million accrual by approximately $1.0 million, representing a portion of an additional tax refund which we expect to receive due to a recent change in Internal Revenue Service (“IRS”) guidance that will likely be required to be paid to the Debtors Estate pursuant to the Settlement Agreement. We have placed into escrow approximately $8.4 million, which represents the portion of the tax refund received to date from the Internal Revenue Service that would be payable to the Debtors Estate under the Settlement Agreement. At December 31, 2010, this amount is included as restricted cash in the Company’s Consolidated Statement of Financial Condition.

As previously disclosed, under Florida law, holders of Woodbridge’s Class A Common Stock who did not vote to approve the merger between Woodbridge and BFC and properly asserted and exercised their appraisal rights with respect to their shares (“Dissenting Holders”) are entitled to receive a cash payment in an amount equal to the fair value of their shares as determined in accordance with the provisions of Florida law in lieu of the shares of BFC’s Class A Common Stock that they would otherwise have been entitled to receive. Dissenting Holders, who collectively held approximately 4.2 million shares of Woodbridge’s Class A Common Stock, have rejected Woodbridge’s offer of $1.10 per share and requested payment for their shares based on their respective fair value estimates of Woodbridge’s Class A Common Stock. Litigation with respect to the appraisal process is currently ongoing. In December 2009, a $4.6 million liability was recorded with a corresponding reduction to additional paid-in capital, which is reflected in the Company’s Consolidated Statements of Financial Condition representing in the aggregate Woodbridge’s offer to the Dissenting Holders. However, outcome of the appraisal rights litigation is uncertain. There is no assurance as to the amount of cash that we will be required to pay to the Dissenting Holders, and such amount may be greater than the $4.6 million that we have accrued.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Bluegreen

In 2006, Bluegreen entered into a separation agreement with its former CEO, George Donovan. Under the terms of this agreement, Mr. Donovan will be paid a total of $3.0 million over a seven year period ending December 31, 2013 in exchange for his services to be available on a when and if needed basis. As of December 31, 2010, the remaining amount due to Mr. Donovan was $0.9 million, the present value of which is recorded as a liability in the Company’s consolidated balance sheet.

In the ordinary course of its business, Bluegreen becomes subject to claims or proceedings from time to time relating to the purchase, subdivision, sale or financing of real estate. Additionally, from time to time, Bluegreen becomes involved in disputes with existing and former employees, vendors, taxing jurisdictions and various other parties. Unless otherwise described below, Bluegreen believes that these claims are routine litigation incidental to its business.

BankAtlantic Bancorp

In the normal course of business, BankAtlantic Bancorp and its subsidiaries is a party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and to issue standby and documentary letters of credit and involve, to varying degrees, elements of credit risk. BankAtlantic’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual amount of those instruments. BankAtlantic uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Financial instruments with off-balance sheet risk were (in thousands):

	As of December 31,
	2010	2009
Commitments to sell fixed rate residential loans	$14,408	$23,255
Commitments to originate loans held for sale	12,571	18,708
Commitments to originate loans held to maturity	10,693	43,842
Commitments to purchase residential loans	2,590	—
Commitments to extend credit, including the undisbursed portion of loans in process	357,730	396,627
Standby letters of credit	9,804	13,573
Commercial lines of credit	77,144	74,841

Commitments to extend credit are agreements to lend funds to a customer subject to conditions established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements at December 31, 2010. BankAtlantic has $20.1 million of commitments to extend credit at a fixed interest rate and $360.9 million of commitments to extend credit at a variable rate. BankAtlantic evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral required by BankAtlantic in connection with an extension of credit is based on management’s credit evaluation of the counter-party.

Standby letters of credit are conditional commitments issued by BankAtlantic to guarantee the performance of a customer to a third party. BankAtlantic standby letters of credit are generally issued to customers in the construction industry guaranteeing project performance. These types of standby letters of credit had a maximum exposure of $8.3 million at December 31, 2010. BankAtlantic also issues standby letters of credit to commercial lending customers guaranteeing the payment of goods and services. These types of standby letters of credit had a maximum exposure of $1.5 million at December 31, 2010. Those guarantees are primarily issued to support public and private borrowing arrangements and generally have maturities of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. BankAtlantic may hold certificates of deposit and residential and commercial liens as collateral for such commitments which are collateralized similar to other types of borrowings. Included in other liabilities at December 31, 2010 was $34,000 of unearned guarantee fees.

BankAtlantic is required to maintain reserve balances with the Federal Reserve Bank. Such reserves consisted of cash and amounts due from banks of $29.4 million and $25.9 million at December 31, 2010 and 2009, respectively.

BFC Financial Corporation

Notes to Consolidated Financial Statements

As a member of the FHLB system, BankAtlantic is required to purchase and hold stock in the FHLB of Atlanta. As of December 31, 2010 BankAtlantic was in compliance with this requirement, with an investment of approximately $43.6 million in stock of the FHLB of Atlanta.

Pursuant to the Ryan Beck sale agreement, BankAtlantic Bancorp agreed to indemnify Stifel and its affiliates against any claims of any third party losses attributable to disclosed or undisclosed liabilities that arise out of the conduct or activities of Ryan Beck prior to the Stifel acquisition of Ryan Beck. The indemnification of the third party losses is limited to those losses which individually exceed $100,000, and in the aggregate exceed $3 million with a $20 million limitation on the indemnity. The indemnified losses include federal taxes and litigation claims. The indemnification period for litigation claims asserted ended on August 31, 2009. Included in the Company’s Consolidated Statement of Operations in discontinued operations during each of the years in the two years ended December 31, 2010 was $0.5 million in indemnification costs.

BankAtlantic has terminated various operating leases originally executed for store expansion or back-office facilities. In certain lease terminations, the landlord consents to the assignment of the lease to a third party; however, BankAtlantic remains secondarily liable for the lease obligation. As of December 31, 2010, BankAtlantic was secondarily liable for $9.4 million of lease payments associated with lease assignments. BankAtlantic uses the same credit policies in assigning these leases to third parties as it does in originating loans. BankAtlantic recognizes a lease guarantee obligation upon the execution of lease assignments and included in other liabilities at December 31, 2010 was $0.2 million of unamortized lease guarantee obligations.

The FDIC is authorized to raise deposit assessment rates in certain circumstances, which would affect savings institutions in all risk categories. The FDIC has exercised this authority several times in the past and could raise rates in the future. In April 2009, the FDIC raised its assessment rates based on the risk rating of each financial institution and in June 2009 the FDIC imposed a 5 basis point special assessment. In September 2009, the FDIC required financial institutions to prepay, on December 31, 2009, their estimated FDIC insurance assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012. Included in the Company’s Consolidated Statement of Operations for the year ended December 31, 2009 was a $2.4 million FDIC special assessment and FDIC insurance assessments of $10.1 million, $8.6 million, and $2.8 million for the years ended December 31, 2010, 2009 and 2008, respectively. Included in the Company’s Consolidated Statement of Financial Condition as of December 31, 2010 were prepaid FDIC assessments of $22.0 million. Continued increases in deposit insurance premiums would have an adverse effect on our earnings.

BankAtlantic Bancorp and its subsidiaries are parties to lawsuits as plaintiff or defendant involving its bank operations, lending and tax certificates. Although BankAtlantic Bancorp believes it has meritorious defenses in all current legal actions, the outcome of litigation and regulatory matters and timing of ultimate resolution are inherently difficult to predict and uncertain.

Reserves are accrued for matters in which it is probable that a loss will be incurred and the amount of such loss can be reasonably estimated. These accrual amounts as of December 31, 2010 are not material to the Company’s financial statements. The actual costs of resolving these legal claims may be substantially higher or lower than the amounts accrued for these claims.

A range of reasonably possible losses is estimated for matters in which it is reasonably possible that a loss has been incurred or that a loss is probable but not reasonably estimable. Management of BankAtlantic Bancorp currently estimates the aggregate range of reasonably possible losses as $9.9 million to $45.6 million in excess of the accrued liability relating to these legal matters. This estimated range of reasonably possible losses represents the estimated possible losses over the life of such legal matters, which may span a currently indeterminable number of years, and is based on information currently available as of December 31, 2010. The matters underlying the estimated range will change from time to time, and actual results may vary significantly from this estimate. Those matters for which a reasonable estimate is not possible are not included within this estimated range and, therefore, this estimated range does not represent BankAtlantic Bancorp’s maximum loss exposure.

BFC Financial Corporation

Notes to Consolidated Financial Statements

In certain matters BankAtlantic Bancorp is unable to estimate the loss or reasonable range of loss until additional developments in the case provide information sufficient to support an assessment of the loss or range of loss. Frequently in these matters the claims are broad and the plaintiffs’ have not quantified or factually supported the claim.

BankAtlantic Bancorp believes that liabilities arising from litigation and regulatory matters, discussed below, in excess of the amounts currently accrued, if any, will not have a material impact to the financial statements. However, due to the significant uncertainties involved in these legal matters, BankAtlantic Bancorp may incur losses in excess of accrued amounts and an adverse outcome in these matters could be material to BankAtlantic Bancorp’s financial statements.

The following is a description of BankAtlantic Bancorp’s ongoing litigation and regulatory matters:

Class Action Securities Litigation

In October 2007, BankAtlantic Bancorp and current or former officers of BankAtlantic Bancorp were named in a lawsuit which alleges that during the period of November 9, 2005 through October 25, 2007, BankAtlantic Bancorp and the named officers knowingly and/or recklessly made misrepresentations of material fact regarding BankAtlantic and specifically BankAtlantic’s loan portfolio and allowance for loan losses. The Complaint seeks to assert claims for violations of the Securities Exchange Act of 1934 and Rule 10b-5 and seeks unspecified damages. On November 18, 2010, a jury returned a verdict awarding $2.41 per share to shareholders who purchased shares of BankAtlantic Bancorp’s Class A Common Stock during the period of April 26, 2007 to October 26, 2007 who retained those shares until the end of the period. The jury rejected the plaintiffs’ claim for the six month period from October 19, 2006 to April 25, 2007. Prior to the beginning of the trial, the plaintiffs abandoned any claim for any prior period. BankAtlantic Bancorp has filed motions to set aside the verdict and the judge has indicated that if those are denied she will certify the jury verdict to the United States Court of Appeals to the Eleventh Circuit before any judgment is entered or claims process is commenced.

In July 2008, BankAtlantic Bancorp, certain officers and Directors were named in a lawsuit which alleges that the individual defendants breached their fiduciary duties by engaging in certain lending practices with respect to BankAtlantic Bancorp’s Commercial Real Estate Loan Portfolio. The Complaint further alleges that BankAtlantic Bancorp’s public filings and statements did not fully disclose the risks associated with the Commercial Real Estate Loan Portfolio and seeks damages on behalf of BankAtlantic Bancorp. The case has been stayed pending final resolution of the class action securities litigation.

Class Action Overdraft Processing Litigation

In November 2010, the two pending class action complaints against BankAtlantic associated with overdraft fees were consolidated. The Complaint, which asserts claims for breach of contract and breach of the duty of good faith and fair dealing, alleges that BankAtlantic improperly re-sequenced debit card transactions from largest to smallest, improperly assessed overdraft fees on positive balances, and improperly imposed sustained overdraft fees on customers. BankAtlantic has filed a motion to dismiss which is pending with the Court.

Office of Thrift Supervision Overdraft Processing Investigation

On January 6, 2011, the Office of Thrift Supervision advised BankAtlantic that it had determined, subject to receipt of additional information from BankAtlantic, that BankAtlantic had engaged in deceptive and unfair practices in violation of Section 5 of the Federal Trade Commission Act, relating to certain of BankAtlantic’s deposit-related products. The OTS provided BankAtlantic the opportunity to respond with any additional or clarifying information, and BankAtlantic submitted a written response to the OTS on February 7, 2011 addressing the OTS’s position.

Securities and Exchange Commission Investigation

BankAtlantic Bancorp has received a notice of investigation from the Securities and Exchange Commission, Miami Regional Office and subpoenas for information. The subpoenas request a broad range of documents relating to, among other matters, recent and pending litigation to which BankAtlantic Bancorp is or was a party, certain of BankAtlantic Bancorp’s non-performing, non-accrual and charged-off loans, BankAtlantic Bancorp’s cost saving

BFC Financial Corporation

Notes to Consolidated Financial Statements

measures, loan classifications, BankAtlantic Bancorp’s asset workout subsidiary and the recent Orders with the OTS entered into by BankAtlantic Bancorp Parent Company and BankAtlantic. Various current and former employees have also received subpoenas for documents and testimony. BankAtlantic Bancorp is fully cooperating with the Securities and Exchange Commission.

28. Stock Option Plans

BFC

BFC has a share based compensation plan (the “2005 Stock Incentive Plan”) under which restricted stock, incentive stock options and non-qualifying stock options are awarded. On May 19, 2009, the shareholders of BFC approved an amendment to the Company’s 2005 Stock Incentive Plan to, among other things, increase the maximum number of shares of the Company’s Class A Common Stock available for grant under the 2005 Stock Incentive Plan from 3,000,000 shares to 6,000,000 shares. BFC may grant incentive stock options only to its employees. BFC may grant non-qualified stock options and restricted stock awards to its directors, independent contractors and agents as well as employees.

BFC also had a stock-based compensation plan (“1993 Plan”) which expired in 2004. No future grants can be made under the 1993 Plan; however, any previously issued options granted under that plan remain effective until either they expire, are forfeited, or are exercised. BFC’s 1993 Plan provided for the grant of stock options to purchase shares of BFC’s Class B Common Stock. The 1993 Plan provided for the grant of both incentive stock options and non-qualifying options and the maximum term of the options was ten years.

On September 21, 2009, options to purchase an aggregate of approximately 1.8 million shares of common stock, which were previously granted to and held by BFC’s directors and employees, were re-priced to a new exercise price equal to the closing price of the Company’s Class A Common Stock as quoted on the Pink Sheets Electronic Quotation Service on September 21, 2009. The re-pricing did not impact any of the other terms, including the vesting schedules or expiration dates, of the previously granted stock options. The incremental compensation cost of the re-priced vested options was approximately $157,000 which was recognized in September 2009. The remaining incremental cost for the re-priced options that were unvested at the re-pricing date was approximately $125,000, of which approximately $85,000 was recognized in 2010 and $32,000 and $8,000 will be recognized in 2011 and 2012, respectively.

Additionally, on September 21, 2009, following the Woodbridge merger, new options to purchase an aggregate of 753,254 shares of our Class A Common Stock at an exercise price of $0.41 per share, the closing price of a share of the stock on the grant date, were granted principally to Woodbridge’s directors, executive officers and employees. The weighted average estimated fair value of the options granted on September 21, 2009 was approximately $0.22 per share and the resulting compensation cost of approximately $166,000 is expected to be recognized over the requisite service period of four years. The options expire in five years and the options will vest in four equal annual installments, with the first such installment having vested on September 21, 2010.

Assumptions used in estimating the fair value of employee options granted were formulated in accordance with FASB guidance under stock compensation and applicable guidance provided by the Securities and Exchange Commission. As part of this assessment, management determined that volatility should be based on the Company’s Class A Common Stock and derived from historical price volatility over the estimated life of the stock options granted. The expected term of an option is an estimate as to how long the option will remain outstanding based upon management’s expectation of employee exercise and post-vesting forfeiture behavior. Because there were no recognizable patterns, the simplified guidance was used to determine the estimated term of options based on the midpoint of the vesting term and the contractual term. The estimate of a risk-free interest rate is based on the U.S. Treasury implied yield curve in effect at the time of grant with a remaining term equal to the expected term. BFC has never paid cash dividends and does not currently intend to pay cash dividends on its common stock. In addition, BFC has committed not to pay dividends on its common stock without the prior written non-objection of the OTS. Therefore, a 0% dividend yield was assumed. Share-based compensation costs are recognized based on the grant date fair value. The grant date fair value for stock options is calculated using the Black-Scholes option pricing model net of an estimated forfeitures rate and recognizes the compensation costs for those options expected to vest on a straight-line basis over the requisite service period of the award. BFC based its estimated forfeiture rate of its unvested options on its historical experience.

BFC Financial Corporation

Notes to Consolidated Financial Statements

The option model used to calculate the fair value of the stock options which were re-priced and the stock options which were granted during 2009 and 2008 was the Black-Scholes model. The table below presents the weighted average assumptions used to value such options. There were no options granted to employees or non-employee directors during the year ended December 31, 2010, and no option were granted to employees during the year ended December 31, 2008.

Weighted Average For the Year Ended December 31,
Employees	2009
Expected volatility	87.11%
Expected dividends	—%
Expected term (in years)	2.97
Average risk-free interest rate	1.50%
Option value	$0.21

	Weighted Average For the Year Ended December 31,
Non-Employee Directors	2009	2008
Expected volatility	81.83%	50.81%
Expected dividends	—%	—%
Expected term (in years)	3.37	5.00
Average risk-free interest rate	1.73%	3.35%
Option value	$0.22	$0.40

BFC Financial Corporation

Notes to Consolidated Financial Statements

The following table sets forth information on outstanding options:

	Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value ($000)
Outstanding at December 31, 2007	1,723,217	$5.07	6.31	$—
Exercised	—	0.00
Forfeited	(30,000)	6.04
Expired	(147,407)	3.68
Granted	252,150	0.83

Outstanding at December 31, 2008	1,797,960	$4.57	6.35	$—
Exercised	—	0.00
Forfeited (a)	(1,777,729)	4.60
Expired	(20,231)	2.14
Granted (a)	2,530,983	0.41

Outstanding at December 31, 2009	2,530,983	$0.41	5.19	$—
Exercised	(5,500)	0.41		4
Forfeited	(13,017)	0.41
Expired	(20,290)	0.41
Granted	—	0.41

Outstanding at December 31, 2010	2,492,176	$0.41	4.24	$—

Exercisable at December 31, 2010	1,514,741	$0.41	3.96	$—

Available for grant at December 31, 2010	4,118,013

(a) The options which were re-priced during September 2009 were treated under GAAP as having been forfeited and replaced with new grants. Accordingly, these options are included as “Forfeited” and “Granted” options in the table.

The weighted average grant date fair value of options granted during 2009 and 2008 was $0.22 and $0.40, respectively. Total unearned compensation cost related to BFC’s unvested stock options was $326,000 at December 31, 2010. The cost is expected to be recognized over a weighted average period of 1.36 years. At December 31, 2010, the unearned compensation cost associated with the cancellation of outstanding Woodbridge stock options in connection with the Woodbridge merger was $292,000 and will be recognized over a weighted average period of 1.34 years.

During the year ended December 31, 2010, BFC received net proceeds of approximately $2,200 upon the exercise of stock options. The total intrinsic value of options exercised during the year ended December 31, 2010 was $4,000. There were no option exercises during the years ended December 31, 2009 or 2008.

BFC Financial Corporation

Notes to Consolidated Financial Statements

The following is a summary of BFC’s restricted stock activity:

	Unvested Restricted Stock	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2007	9,384	$5.62
Granted	120,480	0.83
Vested	(79,664)	0.60
Forfeited	—	—

Outstanding at December 31, 2008	50,200	$1.26
Granted	—
Vested	(50,200)	0.22
Forfeited	—	—

Outstanding at December 31, 2009	—	$—
Granted	—	—
Vested	—	—
Forfeited	—	—

Outstanding at December 31, 2010	—	$—

BFC recognized restricted stock compensation cost of approximately $0, $42,000 and $100,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

In June 2008, the Board of Directors granted to non-employee directors an aggregate of 120,480 shares of restricted stock under the 2005 Stock Incentive Plan. Restricted stock was granted in Class A Common Stock and vested monthly over a twelve-month service period. The fair value of the 120,480 shares of restricted stock was approximately $100,000, and the cost was recognized over the 12 month service period from June 2008 through May 2009.

Woodbridge Restricted Stock and Stock Option Plan Prior to the Merger

Prior to its merger with BFC, Woodbridge had in place a stock compensation plan. The maximum term of options granted under the plan was 10 years. The vesting period for each grant was established by the Compensation Committee of Woodbridge’s Board of Directors. The vesting period for employees was generally five years utilizing cliff vesting. All options granted to directors vested immediately. Option awards issued became exercisable based solely on fulfilling a service condition. As of the date of the merger, no stock options granted under the plan had expired.

Upon consummation of the merger on September 21, 2009, all options to purchase shares of Woodbridge’s Class A Common Stock outstanding at the effective time of the merger were canceled and the holders did not receive any consideration as a result of the cancellation. Restricted shares of Woodbridge’s Class A Common Stock were converted to restricted shares of BFC’s Class A Common Stock at the merger exchange ratio of 3.47 shares of BFC’s Class A Common Stock for each share of Woodbridge’s Class A Common Stock. Some of the directors, executive officers and employees of Woodbridge were also granted BFC stock options following the merger, as described above.

BFC Financial Corporation

Notes to Consolidated Financial Statements

The following table sets forth information regarding stock option activity under Woodbridge’s stock compensation plan prior to the merger:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (thousands)
Options outstanding at December 31, 2007	372,532	$86.66	8.00 years	$—
Granted	36,398	6.70		—
Exercised	—	—		—
Forfeited	90,459	81.85		—

Options outstanding at December 31, 2008	318,471	$78.89	7.19 years	—
Granted	—	—		—
Exercised	—	—		—
Cancelled	318,471	$78.89		—

Options outstanding at December 31, 2009	—	$—	—	$—

Options exercisable at December 31, 2009	—	$—	—	$—

Stock options available for equity compensation grants at December 31, 2009	—

The fair value for the options granted during the year ended December 31, 2008 was estimated at the date of the grant using the following assumptions:

Year ended December 31, 2008
Expected volatility	65.47%
Expected dividend yield	0.00%
Risk-free interest rate	4.16%
Expected life	5 years
Forfeiture rate—executives	5%
Forfeiture rate—non-executives	—

Expected volatility was based on the historical volatility of Woodbridge’s stock. Due to the short period of time that Woodbridge’s stock was publicly traded, the historical volatilities of similar publicly traded entities were reviewed to validate Woodbridge’s expected volatility assumption. The expected dividend yield was based on an expected quarterly dividend. Historically, forfeiture rates were estimated based on historical employee turnover rates. In 2007 and 2008, there were substantial pre-vesting forfeitures as a result of the reductions in force related to the bankruptcy of Levitt and Sons and Woodbridge’s restructurings. As a result, Woodbridge adjusted its stock compensation to reflect actual forfeitures. In accordance with the accounting guidance for stock compensation, pre-vesting forfeitures result in a reversal of compensation cost whereas a post-vesting cancellation would not.

Non-cash stock compensation expense for 2009 and 2008 related to unvested stock options in the aggregate amount of $991,000 and $840,000, respectively. Non-cash stock compensation expense for 2009 and 2008 included $1.5 million and $2.1 million, respectively, of amortization of stock option compensation, offset by $458,000 and $1.3 million, respectively, of a reversal of stock compensation previously expensed related to forfeited options. Non-cash stock compensation expense for 2009 and 2008 related to restricted stock awards in the aggregate amount of $88,000 and $152,000, respectively.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Bluegreen

Under Bluegreen’s employee stock option plans, options and shares of restricted stock can be granted with various vesting periods. All of the options granted generally expire ten years from the date of grant, subject to alternative expiration dates under certain circumstances for non-employee director grants. Bluegreen’s options are granted at exercise prices that either equal or exceed the quoted market price of its common stock at the respective dates of grant.

Options and unvested shares of restricted stock granted to employees vest 100% on the five-year anniversary of the date of grant. Options granted to non-employee directors generally vest immediately upon grant; certain grants vest on the five-year anniversary of the date of grant, subject to accelerated vesting pursuant to change in control provisions included in the terms of certain grants. Unvested shares of restricted stock granted to non-employee directors vest pro-rata on a monthly basis over a one year period from the date of grant.

The following table represents certain information related to Bluegreen’s unrecognized compensation for its stock-based awards as of December 31, 2010 and 2009:

As of December 31, 2010	Weighted Average Remaining Recognition Period	Unrecognized Compensation
	(in years)	(000’s)
Stock Option Awards	1.9	$1,873
Restricted Stock Awards	2.2	$4,687

As of December 31, 2009	Weighted Average Remaining Recognition Period	Unrecognized Compensation
	(in years)	(000’s)
Stock Option Awards	2.4	$4,261
Restricted Stock Awards	3.1	$8,050

There were no grants of restricted stock or stock options during 2010.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Changes in Bluegreen’s outstanding stock option plans are presented below (outstanding options in thousands).

	Outstanding Options	Weighted Average Exercise Price Per Share	Number of Shares Exercisable	Aggregate Intrinsic Value
Balance at November 16, 2009	2,795	$9.64	956	$7
Granted	—	$—
Forfeited	—	$—
Expired	—	$—
Exercised	—	$—

Balance at December 31, 2009	2,795	$9.64	956	$7
	—
Granted	—	$—
Forfeited	(78)	12.88
Expired	—	$—
Exercised	—	$—

Balance at December 31, 2010	2,717	$9.53	1,310	$91

The aggregate intrinsic value of Bluegreen stock options outstanding and exercisable was less than $.01 million as of December 31, 2010 and 2009. No stock options were exercised during 2010 and 2009.

A summary of the status of Bluegreen’s unvested restricted stock awards and activity during the Bluegreen Interim Period are as follows (in thousands, except per option data):

Non-vested Restricted Shares	Number of Shares	Weighted-Average Grant- Date Fair Value per Share
	(In 000’s)
Unvested at November 16, 2009	1,441	$7.89
Granted	—	—
Vested	(15)	2.75
Forfeited	—	—

Unvested at December 31, 2009	1,426	$7.94
Granted	—	—
Vested	(54)	2.75
Forfeited.	(45)	8.28

Unvested at December 31, 2010.	1,327	$8.14

BFC Financial Corporation

Notes to Consolidated Financial Statements

BankAtlantic Bancorp Restricted Stock and Stock Option Plan

	Stock Option Plans
	Maximum Term	Shares Authorized (3)	Class of Stock	Vesting Requirements	Type of Options (2)
		(As Adjusted)
2001 Amended and Restated Stock Option Plan (3)	10 years	156,756	Class A	(1)	ISO, NQ
2005 Restricted Stock and Option Plan (“BankAtlantic Bancorp Plan”) (4)	10 years	1,875,000	Class A	(1)	ISO, NQ

(1)	Vesting is established by the BankAtlantic Bancorp Compensation Committee in connection with each grant of options or restricted stock. All BankAtlantic Bancorp directors’ stock options vest immediately.

(2)	ISO—Incentive Stock Option

NQ—Non-qualifying Stock Option

(3)	In 2005, all shares remaining available for grant under the 2001 stock option plan were canceled.

(4)	The BankAtlantic Bancorp Plan provides that up to 1,875,000 shares of BankAtlantic Bancorp Class A common stock may be issued for restricted stock awards and upon the exercise of options granted under the Plan. The BankAtlantic Bancorp Plan was amended in May 2009 to increase the allowable shares issuable from 240,000 to 1,875,000.

BankAtlantic Bancorp recognizes stock based compensation costs based on the grant date fair value. The grant date fair value for stock options is calculated using the Black-Scholes option pricing model incorporating an estimated forfeiture rate and recognizes the compensation costs for those shares expected to vest on a straight-line basis over the requisite service period of the award, which is generally the option vesting term of five years.

During the year ended December 31, 2008, BankAtlantic Bancorp’s stock price exhibited higher volatility than its peer group. As a consequence, management began using its historical volatility as an indicator of future volatility. As part of its adoption of new accounting guidance on January 1, 2006, BankAtlantic Bancorp examined its historical pattern of option exercises in an effort to determine if there were any patterns based on certain employee populations. From this analysis, BankAtlantic Bancorp could not identify any employee population patterns in the exercise of its options. As such, BankAtlantic Bancorp used the guidance of SAB 107 to determine the estimated term of options issued subsequent to the adoption new accounting guidance. Based on this guidance, the estimated term was deemed to be the midpoint of the vesting term and the contractual term ((vesting term + original contractual term)/2).

The table below presents the weighted average assumptions used to value options granted to employees and directors during the year ended December 31, 2008. There were no options granted to employees or directors during the years ended December 31, 2010 and 2009.

Weighted Average
2008
Volatility	46.09%
Expected dividends	1.03%
Expected term (in years)	5.00
Risk-free rate	3.29%

BFC Financial Corporation

Notes to Consolidated Financial Statements

The following is a summary of BankAtlantic Bancorp’s Class A common stock option activity:

	Class A Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value ($000)
	(As Adjusted)	(As Adjusted)
Outstanding at December 31, 2007	212,899	$280.85	6.2
Exercised	(1,326)	78.00
Forfeited	(25,336)	374.05
Expired	(22,305)	152.50
Granted	15,190	48.50

Outstanding at December 31, 2008	179,122	265.46	5.8
Exercised	—	0
Forfeited	(7,667)	362.80
Expired	(15,412)	140.50
Granted	—	—

Outstanding at December 31, 2009	156,043	273.05	5.2
Exercised	—	—
Forfeited	(31,238)	306.70
Expired	(8,457)	212.15
Granted	—	0

Outstanding at December 31, 2010	116,348	$268.45	3.7	$—

Exercisable at December 31, 2010	97,974	$262.40	3.3	$—

Available for grant at December 31, 2010	1,502,898

The weighted average grant date fair value of options granted during 2008 was $19.75. The total intrinsic value of options exercised during the years ended December 31, 2008 was $25,000. There were no options granted or exercised during the years ended December 31, 2010 and 2009.

Total unearned compensation cost related to BankAtlantic Bancorp’s nonvested Class A common stock options was $0.7 million at December 31, 2010. The cost is expected to be recognized over a weighted average period of 0.7 year.

Included in the Company’s Consolidated Statements of Operations in Financial Services compensation expense was $1.5 million, $2.4 million and $1.8 million of BankAtlantic Bancorp share-based compensation expense for the years ended December 31, 2010, 2009 and 2008, respectively. There was no recognized tax benefit associated with the compensation expense for the years ended December 31, 2010, 2009 and 2008 as it was not more likely than not that the BankAtlantic Bancorp would realize the tax benefits associated with the share based compensation expense.

BFC Financial Corporation

Notes to Consolidated Financial Statements

The following is a summary of BankAtlantic Bancorp’s non-vested restricted Class A common share activity:

	Class A Non-vested Restricted Stock	Weighted Average Grant Date Fair Value
	(As Adjusted)	(As Adjusted)
Outstanding at December 31, 2007	6,138	$210.05
Vested	(2,059)	168.85
Forfeited	—	0
Granted	1,091	48.50

Outstanding at December 31, 2008	5,170	192.35
Vested	(1,210)	132.80
Forfeited	—	0
Granted	—	0

Outstanding at December 31, 2009	3,960	210.55
Vested	(1,980)	192.60
Forfeited	(23,200)	9.10
Granted	335,000	6.20

Outstanding at December 31, 2010	313,780	$7.40

In February 2010, BankAtlantic Bancorp Board of Directors granted to its employees 320,000 restricted shares of BankAtlantic Bancorp Class A Common Stock awards (“RSA”) under the BankAtlantic Bancorp, Inc. 2005 Restricted Stock and Option Plan. BankAtlantic Bancorp Board of Directors also granted 15,000 RSAs to employees of BFC that perform services for BankAtlantic Bancorp. The grant date fair value was calculated based on the closing price of BankAtlantic Bancorp’s Class A common stock on the grant date. The RSAs vest pro-rata over four years and had a fair value of $6.20 per share at the grant date.

As of December 31, 2010, the total unrecognized compensation cost related to non-vested restricted stock compensation was approximately $1.6 million. The cost is expected to be recognized over a weighted-average period of approximately 3 years. The fair value of shares vested during the years ended December 31, 2010, 2009 and 2008 was $15,000, $19,000, and $90,000, respectively.

29. Employee Benefit Plans and Incentive Compensation Program

BFC and Woodbridge

Defined Contribution 401(k) Plan

During 2006, the BFC 401(k) Plan was merged into the BankAtlantic Security Plus 401(k) Plan. The Security Plus 401(k) Plan is a defined contribution plan established pursuant to Section 401(k) of the Internal Revenue Code. Employees who have completed 90 days of service and have reached the age of 18 are eligible to participate. During 2008 and through April 18, 2009, employer match was 100% of the first 3% of employee contributions and 50% of the next 2% of employee contributions. On April 18, 2009, the employer match was suspended due to economic conditions. During the years ended December 31, 2010, 2009 and 2008, BFC’s contributions amounted to $0, $49,000 and $118,000, respectively.

During the first quarter of 2010, Woodbridge’s 401(k) Plan merged into the BankAtlantic Security Plus 401(k) Plan. During the years ended 2009 and 2008, Woodbridge’s contributions to the plan amounted to $163,000, and $302,000, respectively.

BFC Financial Corporation

Notes to Consolidated Financial Statements

BFC Deferred Retirement Agreement

On September 13, 2005, the Company entered into an agreement with Glen R. Gilbert, the Company’s former Chief Financial Officer, pursuant to which the Company agreed to pay him a monthly retirement benefit of $5,449 beginning January 1, 2010. During the third quarter of 2005, BFC recorded the present value of the retirement benefit payment, as actuarially determined, in the amount of $482,444, payable as a life annuity with 120 payments at 6.5% interest. The interest on the retirement benefit is recognized monthly as compensation expense. At December 31, 2010 and 2009, the deferred retirement obligation balance was approximately $611,000 and $635,000, respectively, which represents the present value of accumulated benefit obligation and is included in other liabilities in the Company’s consolidated statements of financial condition. The compensation expense for the years ended December 31, 2010, 2009 and 2008 was approximately $41,000, $37,000 and $38,000, respectively. Mr. Gilbert retired as Chief Financial Officer on March 29, 2007.

Incentive Compensation Program

On September 29, 2008, Woodbridge’s Board of Directors approved the terms of an incentive program for certain employees, including certain executive officers, pursuant to which a portion of their compensation may be based on the cash returns realized on investments held by individual limited partnerships or other legal entities. Certain of the participants in this incentive program are also employees and executive officers of BFC. This incentive program qualifies as a liability-based plan and, accordingly, the components of the program are required to be evaluated in order to determine the estimated fair value of the liability, if any, to be recorded. Based on the evaluation performed at December 31, 2010 and 2009, it was determined that the liability for compensation under the executive compensation program as of December 31, 2010 and 2009 was not material.

Bluegreen

Bluegreen’s Employee Retirement Plan is an Internal Revenue Code section 401(k) Retirement Savings Plan (the “Bluegreen Plan”). All U.S.-based employees at least 21 years of age with one year of employment with Bluegreen and 1,000 work hours are eligible to participate in the Bluegreen Plan. The Bluegreen Plan provides an annual employer discretionary matching contribution. During the year ended December 31, 2010 and for the Bluegreen Interim Period, Bluegreen did not make any contributions to the Bluegreen Plan.

Five of Bluegreen’s employees in New Jersey are subject to the terms of collective bargaining agreements. These employees are located in New Jersey and comprise less than 1% of Bluegreen’s total workforce.

BankAtlantic Bancorp

Defined Benefit Pension Plan:

At December 31, 1998, BankAtlantic froze its defined benefit pension plan (the “Plan”). All participants in the Plan ceased accruing service benefits beyond that date and became vested. BankAtlantic Bancorp is subject to future pension expense or income based on future actual plan returns and actuarial values of the Plan obligations to employees.

BFC Financial Corporation

Notes to Consolidated Financial Statements

The following tables set forth the Plan’s change in benefit obligation and change in plan assets (in thousands):

	As of December 31,
	2010	2009
Change in benefit obligation
Benefit obligation at the beginning of the year	$31,375	31,150
Interest cost	1,838	1,832
Actuarial loss (gains)	1,956	(510)
Benefits paid	(1,194)	(1,097)

Projected benefit obligation at end of year	33,975	31,375

Change in plan assets
Fair value of Plan assets at the beginning of year	21,946	17,921
Actual return on Plan assets	2,737	5,122
Employer contribution	781	—
Benefits paid	(1,194)	(1,097)

Fair value of Plan assets as of actuarial date	24,270	21,946

Funded status at end of year	$(9,705)	(9,429)

Included in the Company’s statement of financial condition in other liabilities as of December 31, 2010 and 2009 was $9.7 million and $9.4 million, respectively, representing the under-funded pension plan amount as of that date.

Amounts recognized in accumulated other comprehensive income consisted of (in thousands):

	As of December 31,
	2010	2009	2008
Net comprehensive loss	$15,852	13,929	19,690

The change in net comprehensive loss was as follows (in thousands):

	For the Years Ended December 31,
	2010	2009	2008
Change in comprehensive loss	$1,923	(5,761)	15,775

Components of net periodic pension (income) expense are as follows (in thousands):

	For the Years Ended December 31,
	2010	2009	2008
Interest cost on projected benefit obligation	$1,838	1,832	1,719
Expected return on plan assets	(1,804)	(1,475)	(2,430)
Amortization of unrecognized net gains and losses	1,322	1,648	463

Net periodic pension (income) expense (1)	$1,356	2,005	(248)

(1)	The estimated net loss for the pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $1.3 million.

BFC Financial Corporation

Notes to Consolidated Financial Statements

The actuarial assumptions used in accounting for the Plan were:

	For the Years Ended December 31,
	2010	2009	2008
Weighted average discount rate used to determine benefit obligation	5.50%	6.00%	6.00
Weighted average discount rate used to to determine net periodic benefit cost	5.50%	6.00%	6.00
Rate of increase in future compensation levels	N/A	N/A	N/A
Expected long-term rate of return	8.50%	8.50%	8.50

Actuarial estimates and assumptions are based on various market factors and are evaluated on an annual basis, and changes in such assumptions may impact future pension costs. The discount rate assumption is based on rates of high quality corporate bonds. The expected long-term rate of return was estimated using historical long-term returns based on the expected asset allocations. Current participant data was used for the actuarial assumptions for each of the three years ended December 31, 2010. BankAtlantic Bancorp contributed $0.8 million to the BankAtlantic Plan during the year ended December 31, 2101. BankAtlantic Bancorp did not make any contributions to the BankAtlantic Plan during the years ended December 31, 2009 and 2008. It is anticipated that BankAtlantic Bancorp will be required to contribute $0.5 million to the BankAtlantic Plan for the year ended December 31, 2011.

The Plan’s investment policies and strategies are to invest in mutual funds that are rated with at least a 3-star rating awarded by Morningstar at the initial purchase. If a fund’s Morningstar rating falls below a 3-star rating after an initial purchase, it is monitored to determine that its under-performance can be attributed to market conditions rather than fund management deficiencies. Fund manager changes or changes in fund objectives could be cause for replacement of any mutual fund. The Plan also maintains an aggressive growth investment category which includes investments in equity securities and mutual funds. Both public and private securities are eligible for this category of investment, but no more than 5% of total Plan assets at the time of the initial investment may be invested in any one company. Beyond the initial cost limitation (5% at time of purchase), there is no limitation as to the percentage that any one investment can represent if it is achieved through growth. As a means to reduce negative market volatility and concentration, the Plan has a strategy of selling call options against certain stock positions within the portfolio when considered timely. At December 31, 2010, 2.5% of the Plan’s assets were invested in the aggressive growth category.

The Plan’s targeted asset allocation was 72% equity securities, 25% debt securities and 3% cash during the year ended December 31, 2010. A rebalancing of the portfolio takes place on a quarterly basis when there has been a 5% or greater change from the prevailing benchmark allocation.

BFC Financial Corporation

Notes to Consolidated Financial Statements

The fair values of the pension plan’s assets at December 31, 2010 by asset category are as follows (in thousands):

Asset Category	Quoted Prices In Active Markets for Identical Assets (Level 1)
Cash	$462
Mutual Funds: (1)
US Large Cap Growth	1,152
US Large Cap Value	1,028
US Large Cap Blend	3,268
US Mid-Cap Growth	648
US Mid-Cap Value	1,273
US Mid-Cap Blend	982
US Small Cap Blend	250
International Equity	3,264
Balanced	11,334
Common Stock (2)	608

Total pension assets	$24,269

(1)	The Plan maintains diversified mutual funds in an attempt to diversify risks and reduce volatility while achieving the targeted asset mix.

(2)	This category invests in aggressive growth common stocks.

The pension assets were measured using the market valuation technique with level 1 input. Quoted market prices are available for identical securities for the mutual funds and common stock and all the pension assets trade in active markets.

The following benefit payments are expected to be paid (in thousands):

Expected Future Service	Pension Benefits
2011	$1,496
2012	1,549
2013	1,606
2014	1,681
2015	1,864
Years 2016-2020	10,247

Defined Contribution 401(k) Plan:

The table below outlines the terms of the Security Plus 401(k) Plan and the associated employer costs (dollars in thousands):

	For the Years Ended December 31,
	2010		2009	2008
Employee salary contribution limit (1)		$16.5	16.5	15.5
Percentage of salary limitation	%	75	75	75
Total match contribution (2)		$—	771	2,551
Vesting of employer match		Immediate	Immediate	Immediate

(1)	For the years ended December 31, 2010, 2009 and 2008, employees over the age of 50 were entitled to contribute $22,000, $22,000 and $20,500, respectively.

(2)	The employer matched 100% of the first 3% of employee contributions and 50% of the next 2% of employee contributions. The Company discontinued the employer match on April 1, 2009.

BFC Financial Corporation

Notes to Consolidated Financial Statements

2008 Expense Reduction Initiative

BankAtlantic Bancorp established the 2008 Expense Reduction Initiative for all non-executive employees of BankAtlantic Bancorp and its subsidiaries. The awards were subject to achieving certain expense reduction targets. The 2008 Expense Reduction Initiative was discontinued during the year ended December 31, 2009. Included in the Consolidated Statement of Operations during the years ended December 31, 2008 was $2.2 million of expenses associated with the Expense Reduction Initiative.

30. Redeemable 5% Cumulative Preferred Stock

On June 7, 2004, the Board of Directors of the Company designated 15,000 shares of the Company’s authorized preferred stock as 5% Cumulative Convertible Preferred Stock (“5% Preferred Stock”). On June 21, 2004, the Company sold all 15,000 shares of the Preferred Stock to an investor group in a private offering.

The 5% Preferred Stock has a stated value of $1,000 per share. The shares of 5% Preferred Stock may be redeemed at the option of the Company, from time to time, at redemption prices (the “Redemption Price”) ranging from $1,025 per share for the year 2010 to $1,000 per share for the year 2015 and thereafter. The 5% Preferred Stock liquidation preference is equal to its stated value of $1,000 per share plus any accumulated and unpaid dividends or an amount equal to the Redemption Price in a voluntary liquidation or winding up of the Company. Holders of the 5% Preferred Stock are entitled to receive, when and as declared by the Company’s Board of Directors, cumulative quarterly cash dividends on each such share at a rate per annum of 5% of the stated value from the date of issuance, payable quarterly. Since June 2004, the Company has paid quarterly dividends on the 5% Preferred Stock of $187,500. The 5% Preferred Stock has no voting rights except as required by Florida law.

On December 17, 2008, the Company amended its Articles of Incorporation (the “Amendment”) to change certain of the previously designated relative rights, preferences and limitations of the Company’s 5% Preferred Stock. The Amendment eliminated the right of the holders of the 5% Preferred Stock to convert their shares of 5% Preferred Stock into shares of the Company’s Class A Common Stock. The Amendment also requires the Company to redeem shares of the 5% Preferred Stock with the net proceeds it receives in the event (i) the Company sells any of its shares of Benihana Series B Convertible Preferred Stock (the “Benihana Preferred Stock”), (ii) the Company sells any shares of Benihana’s common stock received upon conversion of the Benihana Preferred Stock or (iii) Benihana redeems any shares of the Benihana Preferred Stock owned by the Company. Additionally, in the event the Company defaults on its obligation to make dividend payments on its 5% Preferred Stock, the Amendment entitles the holders of the 5% Preferred Stock, in place of the Company, to receive directly from Benihana certain payments on the shares of Benihana Preferred Stock owned by the Company or on the shares of Benihana’s common stock received by the Company upon conversion of the Benihana Preferred Stock.

In December 2008, based on an analysis of BFC 5% Preferred Stock after giving effect to the Amendment, the Company determined that BFC 5% Preferred Stock met the requirements to be re-classified outside of permanent equity at its fair value at the Amendment date of approximately $11.0 million into the mezzanine category as Redeemable 5% Cumulative Preferred Stock. The remaining amount of approximately $4.0 million continued to be classified as Additional Paid in Capital in the Company’s Consolidated Statements of Financial Condition. The fair value of the 5% Preferred Stock was calculated by using an income approach by discounting estimated cash flows at a market discount rate.

BFC Financial Corporation

Notes to Consolidated Financial Statements

31. Common Stock, Preferred Stock and Dividends

Common Stock

On September 21, 2009, BFC adopted a rights agreement (“Rights Agreement”) designed to preserve shareholder value and protect our ability to use available net operating loss (“NOLs”) carryforwards. The Rights Agreement provides a deterrent to shareholders from acquiring a 5% or greater ownership interest in BFC’s Class A Common Stock and Class B Common Stock without the prior approval of BFC’s Board of Directors. Shareholders of BFC at September 21, 2009 were not required to divest any shares. The Rights Agreement was substantially similar to the rights agreement that Woodbridge had in place prior to the consummation of its merger with BFC.

In connection with the consummation of BFC’s merger with Woodbridge on September 21, 2009, BFC’s Articles of Incorporation were amended to increase the number of authorized shares of BFC’s Class A Common Stock from 100,000,000 shares to 150,000,000 shares. BFC also amended its Articles of Incorporation on September 21, 2009 to set forth the designation and number of preferred shares as well as the relative rights, preferences and limitations of the preferred shares which may be issued under the terms and conditions of the Rights Agreement.

On September 21, 2009, BFC’s Board of Directors approved a share repurchase program which authorizes the repurchase of up to 20,000,000 shares of Class A and Class B Common Stock at an aggregate cost of no more than $10 million. This program replaces the $10 million repurchase program that BFC’s Board of Directors approved in October 2006 which placed a limitation on the number of shares which could be repurchased under the program at 1,750,000 shares of Class A Common Stock. During the year ended December 31, 2008, BFC repurchased 100,000 shares of Class A Common Stock at an aggregate cost of $54,000 under the prior program. The current program, like the prior program, authorizes management, at its discretion, to repurchase shares from time to time subject to market conditions and other factors. No shares were repurchased during the year ended December 31, 2010 or 2009.

The Company’s Articles of Incorporation authorize the Company to issue both Class A Common Stock, par value $.01 per share, and Class B Common Stock, par value $.01 per share. Holders of the Company’s Class A Common Stock are entitled to one vote for each share held, with all holders of Class A Common Stock possessing in the aggregate 22% of the total voting power. Holders of Class B Common Stock possess the remaining 78% of the total voting power. When the number of shares of Class B Common Stock outstanding decreases to 1,800,000 shares, the Class A Common Stock’s aggregate voting power will increase to 40% and the Class B Common Stock will have the remaining 60%. When the number of shares of Class B Common Stock outstanding decreases to 1,400,000 shares, the Class A Common Stock’s aggregate voting power will increase to 53% and the Class B Common Stock will have the remaining 47%. These relative voting percentages will remain fixed unless the number of shares of Class B Common Stock outstanding decreases to 500,000 shares or less, at which time the fixed voting percentages will be eliminated, and holders of Class A Common Stock and holders of Class B Common Stock would then each be entitled to one vote per share held. Each share of Class B Common Stock is convertible at the option of the holder thereof into one share of Class A Common Stock.

Preferred Stock

The Company’s authorized capital stock includes 10 million shares of preferred stock at a par value of $.01 per share. See Note 30 for further information.

Bylaw Amendments

On February 11, 2008, our Board of Directors amended our By-laws to include advance notice procedures requiring, among other things, that a shareholder wishing to properly bring business before an annual meeting of the Company’s shareholders or nominate a candidate to serve on the Board of Directors of the Company must deliver written notice of such business or nomination to the Company’s Secretary (i) not less than 90 days nor more than 120 days prior to the anniversary date of the preceding year’s annual meeting of the Company’s shareholders or (ii) in the event that the annual meeting of the Company’s shareholders is called for a date that is not within 30 days before or after the anniversary date of the preceding year’s annual meeting of the Company’s shareholders, not later than the close of business on the tenth day after the earlier of notice of the date of the annual meeting of shareholders is mailed or public disclosure of the date of the annual meeting of shareholders is made.

BFC Financial Corporation

Notes to Consolidated Financial Statements

On September 21, 2009, in connection with the consummation of the Woodbridge merger, our Bylaws were further amended to increase the maximum size of the Board from 12 to 15 directors and to provide that each director thereafter elected or appointed to the Board would serve for a term expiring at our next annual meeting of shareholders. As a result of the latter amendment, following our 2012 Annual Meeting of Shareholders, we will no longer have a staggered Board.

Dividends

BFC has never paid cash dividends on its common stock. BFC, on a parent company only basis, has committed that it will not, without the prior written non-objection of the OTS declare or make any dividends or other capital distributions other than dividends payable on BFC’s currently outstanding preferred stock of approximately $187,500 a quarter, as discussed further in Note 30.

32. Noncontrolling Interests

The following table summarizes the noncontrolling interests held by others in the Company’s subsidiaries at December 31, 2010 and 2009 (in thousands):

	December 31,
	2010	2009
BankAtlantic Bancorp	$7,823	88,910
Bluegreen	44,362	42,731
Joint ventures	26,071	27,671

	$78,256	159,312

The following table summarizes the noncontrolling interests (loss) earnings recognized by others with respect to the Company’s subsidiaries for the years ended December 31, 2010, 2009 and 2008 (in thousands):

	For the Years Ended December 31,
	2010	2009	2008
	(As Adjusted)	(As Adjusted)
Noncontrolling interests – Continuing Operations
BankAtlantic Bancorp	$(85,821)	(127,716)	(161,416)
Woodbridge	—	6,008	(113,593)
Bluegreen	12,350	3,416	—
Joint ventures	7,980	(3,002)	12

	$(65,491)	(121,294)	(274,997)

Noncontrolling interests – Discontinued Operations:
BankAtlantic Bancorp	$(274)	2,592	12,144
Woodbridge	—	(661)	2,286
Bluegreen	(10,574)	(1,248)	—
Joint ventures	—	—	—

	$(10,848)	683	14,430

	$(76,339)	(120,611)	(260,567)

BFC Financial Corporation

Notes to Consolidated Financial Statements

33. Fair Value Measurement

Fair value is defined as the price that would be received on the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There are three main valuation techniques to measuring fair value of assets and liabilities: the market approach, the income approach and the cost approach. The accounting literature defines an input fair value hierarchy that has three broad levels and gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The valuation techniques are summarized below:

The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

The income approach uses financial models to convert future amounts to a single present amount. These valuation techniques include present value and option-pricing models.

The cost approach is based on the amount that currently would be required to replace the service capacity of an asset. This technique is often referred to as current replacement costs.

The input fair value hierarchy is summarized below:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at each reporting date. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis. A quoted price in an active market provides the most reliable evidence of fair value and is used to measure fair value whenever available.

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active, that is, markets in which there are few transactions for the asset or liability, the prices are not current, or price quotations vary substantially either over time or among market makers (for example, some brokered markets), or in which little information is released publicly (for example, a principal-to-principal market); and inputs other than quoted prices that are observable for the asset or liability (for example, interest rates and yield curves observable at commonly quoted intervals, volatilities, prepayment speeds, loss severities, credit risks, and default rates).

Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs are only used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

BFC Financial Corporation

Notes to Consolidated Financial Statements

The following table presents major categories of the Company’s assets measured at fair value on a recurring basis as of December 31, 2010 (in thousands):

	$,000,00000	$,000,00000	$,000,00000	$,000,00000
		Fair Value Measurements Using
Description	December 31, 2010	Quoted prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Mortgage-backed securities	$112,042	—	112,042	—
REMICS	68,841	—	68,841	—
Agency bonds	60,143	—	60,143	—
Municipal bonds	162,123	—	162,123	—
Taxable securities	19,922	—	19,922	—
Foreign currency put options	24	24	—	—
Benihana Convertible Preferred Stock	21,106	—	—	21,106
Other equity securities	20,819	20,819	—	—

Total	$465,020	20,843	423,071	21,106

The following table presents major categories of the Company’s assets measured at fair value on a recurring basis as of December 31, 2009 (in thousands):

	$,000,000	$,000,000	$,000,000	$,000,000
Description	December 31, 2009	Quoted prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Securities Available for Sale:
Mortgage-backed securities	$211,945	—	211,945	—
REMICS	107,347	—	107,347	—
Bonds	250	—	—	250
Benihana Convertible Preferred Stock	17,766	—	—	17,766
Other equity securities	9,067	9,067	—	—

Total securities available for sale at fair value	$346,375	9,067	319,292	18,016
Retained interest in notes receivable sold	26,340	—	—	26,340

Total assets measured at fair value on a recurring basis	$372,715	9,067	319,292	44,356

There were no recurring liabilities measured at fair value in the Company’s financial statements.

BFC Financial Corporation

Notes to Consolidated Financial Statements

The following table presents major categories of assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2009 and 2010 (in thousands):

	Retained Interests in Notes Receivable Sold	Other Bonds	Benihana Convertible Preferred Stock	Equity Securities	Total
Balance at December 31, 2008	$—	250	16,426	1,588	18,264
Total gains and losses (realized/unrealized)	(2,910)	—	—	—	(2,910)
Included in earnings	—	—	—	(1,588)	(1,588)
Included in other comprehensive income (loss)	—	—	1,340	—	1,340
Purchases, issuances, and settlements	29,250	—	—	—	29,250
Transfers in and/or out of Level 3		—	—	—	—

Balance at December 31, 2009	26,340	250	17,766	—	44,356
Total gains and losses (realized/unrealized)	—	—	—	—	—
Included in earnings	—	—	—	—	—
Cumulative effect of change in accounting principle (1)	(26,340)	—	—	—	(26,340)
Included in other comprehensive income	—	—	3,340	—	3,340
Purchases, issuances, and settlements	—	(250)	—	—	(250)
Transfers in and/or out of Level 3	—	—	—	—	—

Balance at December 31, 2010	$—	—	21,106	—	21,106

(1)	Retained interests in notes receivable sold was eliminated upon a change in accounting principle. For further information see Note 5.

The $1.6 million equity securities loss for the year ended December 31, 2009 represents an other-than-temporary impairment associated with a decline in value related to an equity investment in an unrelated financial institution.

The valuation techniques and the inputs used in our financial statements to measure the fair value of our recurring financial instruments are described below.

The fair values of agency bonds, municipal bonds, taxable bonds, mortgage-backed and real estate mortgage conduit securities (“REMICS”) are estimated using independent pricing sources and matrix pricing. Matrix pricing uses a market approach valuation technique and Level 2 valuation inputs as quoted market prices are not available for the specific securities that BankAtlantic owns. The independent pricing sources value these securities using observable market inputs including: benchmark yields, reported trades, broker/dealer quotes, issuer spreads and other reference data in the secondary institutional market which is the principal market for these types of assets. To validate fair values obtained from the pricing sources, BankAtlantic reviews fair value estimates obtained from brokers, investment advisors and others to determine the reasonableness of the fair values obtained from independent pricing sources. BankAtlantic reviews any price that it determines may not be reasonable and requires the pricing sources to explain the differences in fair value or reevaluate its fair value.

Other bonds and equity securities are generally fair valued using the market approach and quoted market prices (Level 1) or matrix pricing (Level 2 or Level 3) with inputs obtained from independent pricing sources, if available. Also non-binding broker quotes are obtained to validate fair values obtained from matrix pricing. However, certain equity and debt securities in which observable market inputs cannot be obtained are valued either using the income approach and pricing models that we have developed or based on observable market data that we adjust based on our judgment of the factors we believe a market participant would use to value the securities (Level 3).

The fair value of foreign currency put options was obtained using the market approach and quoted market prices using Level 1 inputs.

BFC Financial Corporation

Notes to Consolidated Financial Statements

The estimated fair value of the Company’s investment in Benihana’s Convertible Preferred Stock was assessed using the income approach with Level 3 inputs by discounting future cash flows at a market discount rate combined with the fair value of the shares of Benihana’s Common Stock that BFC would receive upon conversion of its shares of Benihana Convertible Preferred Stock.

The following tables present major categories of assets measured at fair value on a non-recurring basis as of December 31, 2010 and 2009 (in thousands):

	$000,00000	$000,00000	$000,00000	$000,00000	$000,00000
		Fair Value Measurements Using
Description	December 31, 2010	Quoted prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Impairments
Loans measured for impairment using the fair value of the underlying collateral	$395,333	—	—	395,333	$146,521
Impairment of real estate owned	26,359	—	—	26,359	6,830
Impairment of assets held for sale	13,878	—	—	13,878	4,469
Impairment of real estate inventory	5,435	—	—	5,435	2,604

Total	$441,005	—	—	441,005	$160,424

(1) Total impairments represent the amount of loss recognized during the year ended December 31, 2010 on assets that were measured at fair value as of December 31, 2010

The following table presents major categories of assets measured at fair value on a non-recurring basis as of December 31, 2009 (in thousands):

	$000,0000	$000,0000	$000,0000	$000,0000	$000,0000
		Fair Value Measurements Using
Description	December 31, 2009	Quoted prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Impairments (1)
Loans measured for impairment using the fair value of the collateral	$259,392	—	—	259,392	$189,193
Impaired real estate owned	16,980	—	—	16,980	4,124
Impaired real estate inventory	145,586	—	—	145,586	106,632
Impaired properties and equipment	14,260	—	—	14,260	6,450
Impaired goodwill	—	—	—	—	10,542
Investment in Bluegreen	—	—	—	—	31,181

Total	$436,218	—	—	436,218	$348,122

(1) Total impairments is defined as the amount of loss recognized during the year on assets that were measured at fair value as of the end of the year.

Loans Measured for Impairment

Impaired loans are generally valued based on the fair value of the underlying collateral. Third party appraisals are primarily used to assist in non-homogenous impaired loans. These appraisals generally use the market or income approach valuation technique and use market observable data to formulate an opinion of the fair value of the loan’s collateral. However, the appraiser uses professional judgment in determining the fair value of the collateral or properties and BankAtlantic may also adjust these values for changes in market conditions subsequent to the appraisal date. When current appraisals are not available for certain loans, BankAtlantic uses judgment on market conditions to adjust the most current appraisal. The sales prices may reflect prices of sales contracts not closed and the amount of time required to sell out the real estate project may be derived from current appraisals of similar projects. As a consequence, the calculation of the fair value of the collateral uses Level 3 inputs. Third party brokered price options or an automated valuation service are generally use to measure the fair value of the collateral for impaired homogenous loans in the establishment of specific reserves or charge-downs when these loans become 120 days delinquent. These third party valuations from real estate professionals also use Level 3 inputs in the determination of the fair values.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Impairment of Real Estate, Assets Held for Sale and Properties and Equipment

Real estate inventory and other long-lived real estate assets are evaluated for impairment in accordance with the accounting guidance for the impairment or disposal of long-lived assets. In accordance with this accounting guidance, long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to estimated future undiscounted cash flows expected to be generated by the asset, or by using appraisals of the related assets. Using estimated future undiscounted cash flows or appraisals requires significant judgment and opinions in developing estimates. Real estate and assets held for sale may also be valued using third party offers to purchase the property, discounted cash flows or broker price opinions. Appraisals generally use the market approach valuation technique and use observable market data to formulate an opinion of the fair value of the properties. However, the appraisers or brokers use professional judgments in determining the fair value of the properties, and we may also adjust these values for changes in market conditions subsequent to the valuation date. As a consequence of using appraisals, discounted cash flows, broker price opinions, purchase offers and adjustments to appraisals, the fair values of the properties use Level 3 inputs in the determination of fair value.

Impaired Goodwill

BankAtlantic Bancorp used discounted cash flow valuation techniques in determining the fair value of its reporting units in the test of goodwill for impairment. This method requires assumptions for expected cash flows and applicable discount rates. The aggregate fair value of all reporting units derived from the above valuation methodology was compared to BankAtlantic Bancorp’s market capitalization adjusted for a control premium in order to determine the reasonableness of the financial model output. A control premium represents the value an investor would pay above minority interest transaction prices in order to obtain a controlling interest in the respective company. BankAtlantic Bancorp used financial projections over a period of time considered necessary to achieve a steady state of cash flows for each reporting unit. The primary assumptions in the projections were anticipated loan, tax certificates and securities growth, interest rates and revenue growth. The discount rates were estimated based on the Capital Asset Pricing Model, which considers the risk-free interest rate, market risk premium, beta, and unsystematic risk and size premium adjustments specific to a particular reporting unit. The estimated fair value of a reporting unit is highly sensitive to changes in the discount rate and terminal value assumptions and, accordingly, minor changes in these assumptions could impact significantly the fair value assigned to a reporting unit. Future potential changes in these assumptions may impact the estimated fair value of a reporting unit and cause the fair value of the reporting unit to be below its carrying value. As a result of the significant judgments used in determining the fair value of the reporting units, the fair values of the reporting units use Level 3 inputs in the determination of fair value.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Financial Disclosures about Fair Value of Financial Instruments

The following table presents information for financial instruments at December 31, 2010 and 2009 (in thousands):

	December 31, 2010		December 31, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$178,868	178,868	189,728	189,728
Interest bearing deposits in other banks	455,538	455,538	126,352	126,352
Restricted cash	62,249	62,249	24,020	24,020
Securities available for sale	465,020	465,020	346,375	346,375
Investment securities	2,033	2,033	9,654	9,654
Tax certificates	89,789	90,738	110,991	112,472
Federal Home Loan Bank stock	43,557	43,557	48,751	48,751
Retained interest in notes receivable sold	—	—	26,340	26,340
Loans receivable including loans held for sale, net	3,039,486	2,689,890	3,683,441	3,381,796
Notes receivable	574,969	623,000	279,645	279,645

Financial liabilities:
Deposits	$3,891,190	3,893,807	3,948,818	3,950,840
Advances from FHLB	170,000	170,038	282,012	282,912
Securities sold under agreements to repurchase and other short term borrowings	22,764	22,764	27,271	27,271
Receivable-backed notes payable	569,214	560,728	237,416	237,416
Notes and mortgage notes payable and other borrowings	239,571	224,866	395,361	392,047
Mortgage payables and liabilities associated with assets held for sale	—	—	74,749	74,749
Junior subordinated debentures	461,568	220,080	447,211	170,598

Management has made estimates of fair value that it believes to be reasonable. However, because there is no active market for many of these financial instruments and management has derived the fair value of the majority of these financial instruments using the income approach technique with Level 3 unobservable inputs, there is no assurance that the Company or its subsidiaries would receive the estimated value upon sale or disposition of the asset or pay the estimated value upon disposition of the liability in advance of its scheduled maturity. Management estimates used in its net present value financial models rely on assumptions and judgments regarding issues where the outcome is unknown and actual results or values may differ significantly from these estimates. These fair value estimates do not consider the tax effect that would be associated with the disposition of the assets or liabilities at their fair value estimates.

Interest bearing deposits in other banks include $45.6 million of certificates of deposits guaranteed by the FDIC with maturities of less than one year. Due to the FDIC guarantee and the short maturity of these certificates of deposit, the fair value of these deposits approximates the carrying value.

The fair value of tax certificates was calculated using the income approach with Level 3 inputs. The fair value is based on discounted expected cash flows using discount rates that take into account the risk of the cash flows of tax certificates relative to alternative investments.

The fair value of FHLB stock is its carrying amount.

Fair values are estimated for loan portfolios with similar financial characteristics. Loans are segregated by category, and each loan category is further segmented into fixed and adjustable rate interest terms and by performing and non-performing categories.

The fair value of performing loans is calculated by using an income approach with Level 3 inputs. The fair value of performing loans is estimated by discounting forecasted cash flows through the estimated maturity using estimated market discount rates that reflect the interest rate risk inherent in the loan portfolio. The estimate of average maturity is based on BankAtlantic’s historical experience with prepayments for each loan classification, modified as required, by an estimate of the effect of current economic and lending conditions. Management assigns a credit risk premium and an illiquidity adjustment to these loans based on risk grades and delinquency status.

BFC Financial Corporation

Notes to Consolidated Financial Statements

The estimated fair value of Bluegreen notes receivable is based on estimated future cash flows considering contractual payments and estimates of prepayments and defaults, discounted at a market rate (the rate at which similar loans with similar maturities would be made to borrowers with similar credit risk).

Bluegreen’s retained interests in VOI notes receivable sold were carried at fair value as of December 31, 2009. See Note 13 for additional information on the methods and assumptions used to estimate the fair value of these financial instruments.

As permitted by applicable accounting guidance, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings and NOW accounts, and money market and checking accounts, is shown in the above table at book value. The fair value of certificates of deposit is based on an income approach with Level 3 inputs. The fair value is calculated by the discounted value of contractual cash flows with the discount rate estimated using current rates offered by BankAtlantic for similar remaining maturities.

The fair value of short-term borrowings is calculated using the income approach with Level 2 inputs. Contractual cash flows are discounted based on current interest rates. The carrying value of these borrowings approximates fair value as maturities are generally less than thirty days.

The fair value of FHLB advances was calculated using the income approach with Level 2 inputs. The fair value was based on discounted cash flows using rates offered for debt with comparable terms to maturity and issuer credit standing.

The estimated fair values of notes and mortgage notes payable and other borrowings, including receivable-backed notes payable, were based upon current rates and spreads a party would pay to obtain similar borrowings. In addition, the fair value of BankAtlantic’s mortgage-backed bond for the year ended December 31, 2009 was based on discounted values of contractual cash flows at a market discount rate. The mortgage-backed bond was repaid in full during the year ended December 31, 2010.

In determining the fair value of BankAtlantic Bancorp’s junior subordinated debentures, BankAtlantic Bancorp used NASDAQ price quotes available with respect to its $67.5 million of publicly traded trust preferred securities related to its junior subordinated debentures (“public debentures”). However, $254.9 million of the outstanding trust preferred securities related to its junior subordinated debentures are not traded, but are privately held in pools (“private debentures”) and with no liquidity or readily determinable source for valuation. BankAtlantic Bancorp has deferred the payment of interest with respect to all of its junior subordinated debentures as permitted by the terms of these securities. Based on the deferral status and the lack of liquidity and ability of a holder to actively sell such private debentures, the fair value of these private debentures may be subject to a greater discount to par and have a lower fair value than indicated by the public debenture price quotes. However, due to their private nature and the lack of a trading market, fair value of the private debentures was not readily determinable at December 31, 2010 and 2009, and as a practical alternative, BankAtlantic Bancorp used the NASDAQ price quotes of the public debentures to value its remaining outstanding junior subordinated debentures whether privately held or publicly traded.

The estimated fair value of Woodbridge’s and Bluegreen’s junior subordinated debentures as of December 31, 2010 and 2009 were based on the discounted value of contractual cash flows at a market discount rate or market price quotes from the over-the-counter bond market.

The carrying amount and fair values of BankAtlantic’s commitments to extend credit, standby letters of credit, financial guarantees and forward commitments are not significant. See Note 27for the contractual amounts of BankAtlantic’s financial instrument commitments.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Derivatives

Commitments to originate residential loans held for sale and to sell residential loans are derivatives. The fair value of these derivatives was not included in the Company’s financial statements as the amount was not considered significant. These derivatives relate to a loan origination program with an independent mortgage company where the mortgage company purchases the originated loans from BankAtlantic generally within fourteen days after the funding date at a price negotiated quarterly for all loans sold during the quarter.

Included in the proceeds received from the February 2007 sale of Ryan Beck to Stifel were warrants to acquire 722,586 shares of Stifel common stock at $24.00 per share. During the year ended December 31, 2008, all of the Stifel warrants were sold for a gain of $3.7 million. BankAtlantic Bancorp received gross proceeds of $14.4 million from the sale of the warrants.

Depending on market conditions, BankAtlantic may write call options on purchased agency securities (“covered calls”). Included in the consolidated statement of operations in Financial Services securities activities – net during the years ended December 31, 2008 was covered call transaction gains of $0.4 million. BankAtlantic Bancorp had no call options outstanding as of December 31, 2010 and 2009.

During 2010, BankAtlantic expanded its cruise ship automated teller machine (“ATM”) operations and began dispensing foreign currency from certain ATMs on cruise ships. BankAtlantic purchased foreign currency put options as an economic hedge for the foreign currency in its cruise ship ATMs. The foreign currency put options are valued based on market quotes, which is a level 1 input. Included in securities available for sale as of December 31, 2010 was $24,000 of foreign currency put options. Included in the Consolidated Statement of Operations in Financial Services securities activities, net during the years ended December 31, 2010 was foreign currency put option losses of $0.1 million.

34. Segment Reporting

Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly reviewed by the chief operating decision maker in assessing performance and deciding how to allocate resources. Reportable segments consist of one or more operating segments with similar economic characteristics, products and services, production processes, type of customer, distribution system or regulatory environment.

The information provided for segment reporting is based on internal reports utilized by management of the Company and its subsidiaries. The presentation and allocation of assets and results of operations may not reflect the actual economic costs of the segments as standalone businesses. If a different basis of allocation were utilized, the relative contributions of the segments might differ but the relative trends in the segments’ operating results would, in management’s view, likely not be impacted.

Our business activities currently consist of (i) Real Estate and Other and (ii) Financial Services. Since our acquisition of a controlling interest in Bluegreen during November 2009, we have reported the results of our business activities through six segments. Four of the segments relate to our Real Estate and Other business activities. These segments are: BFC Activities; Real Estate Operations; and Bluegreen Resorts and Bluegreen Communities, the two segments through which Bluegreen’s business was historically conducted. Our other two segments – BankAtlantic and BankAtlantic Bancorp Parent Company—relate to our Financial Services business activities and include BankAtlantic Bancorp’s results of operations. As described in Note 1, as a result of the determination made by Bluegreen’s Board of Directors during June 2011 to seek to sell Bluegreen Communities, or all or substantially all of its assets, it was determined that Bluegreen Communities, which had previously been presented as a separate reporting segment, met the criteria for classification as a discontinued operation. In connection with that determination, Bluegreen Communities ceased to be a separate reporting segment of BFC. BFC Activities segment includes, in addition to other activities historically included in this segment, Woodbridge Other Operations (which was previously a separate segment). Our Real Estate Operations segment is comprised of what was previously identified as our Land Division, including the real estate business activities conducted by Core Communities and Carolina Oak prior to the suspension of those activities during 2010 and 2008, respectively.

BFC Financial Corporation

Notes to Consolidated Financial Statements

BFC’s consolidated financial statements include the results of operations of Bluegreen since November 16, 2009, when we acquired a controlling interest in Bluegreen. Prior to November 16, 2009, we owned approximately 9.5 million shares of Bluegreen’s common stock, representing approximately 29% of such stock, the investment in Bluegreen was accounted for under the equity method of accounting, and our interest in Bluegreen’s earnings and losses was included in our BFC Activities segment.

The Company evaluates segment performance based on its segment net income (loss).

The following summarizes the aggregation of the Company’s operating segments into reportable segments:

BFC Activities

The BFC Activities segment consists of BFC operations, dividends from our investment in Benihana, and other operations of Woodbridge described below. BFC operations primarily consist of our corporate overhead and general and administrative expenses, including the expenses of Woodbridge, the financial results of a venture partnership that BFC controls and other equity investments, as well as income and expenses associated with BFC’s shared service operations which provides human resources, risk management, investor relations and executive office administration services to BankAtlantic Bancorp and Bluegreen. This segment also includes investments made by our wholly owned subsidiary, BFC/CCC, Inc. Woodbridge’s other operations include the activities of Pizza Fusion, Cypress Creek Holdings and Snapper Creek , as well as certain other investments. Prior to obtaining a controlling interest in Bluegreen on November 16, 2009, we accounted for our investment in Bluegreen under the equity method of accounting and our interest in Bluegreen’s earnings or loss was included in the BFC Activities segment.

Real Estate Operations

The Company’s Real Estate Operations segment consists of the operations of Core Communities, prior to the suspension of those activities in December 2010, Carolina Oak, which was engaged in homebuilding activities in South Carolina prior to the suspension of those activities in the fourth quarter of 2008, and Cypress Creek Holdings which engages in leasing activities. Core Communities and certain subsidiaries of Core were deconsolidated from our financial statements during the fourth of quarter of 2010. See Note 2 for further information on Core.

Bluegreen Resorts

Bluegreen Resorts markets, sells and manages real estate-based VOIs in resorts generally located in popular, high-volume, “drive-to” vacation destinations, which were developed or acquired by Bluegreen or developed by others. Bluegreen also earn fees from third-party resort developers and timeshare owners for providing services such as sales and marketing, mortgage servicing, construction management, title, and resort management.

BankAtlantic

The Company’s BankAtlantic segment consists of the banking operations of BankAtlantic. BankAtlantic activities consist of retail banking services delivered through a network of branches located in Florida.

BankAtlantic Bancorp Parent Company

The BankAtlantic Bancorp Parent Company segment consists of the operations of BankAtlantic Bancorp Parent Company, including cost of acquisitions, asset and capital management and financing activities.

BFC Financial Corporation

Notes to Consolidated Financial Statements

The following tables present segment information for the years ended December 31, 2010, 2009 and 2008 (in thousands):

2010	BFC Activities	Real estate Operations	Bluegreen Resorts	BankAtlantic	BankAtlantic Bancorp Parent Company	Unallocated Amounts and Eliminations	Segment Total
Revenues:		(As Adjusted )			(As Adjusted )
Sales of VOIs and real estate	$—	2,739	166,624	—	—	—	169,363
Other resorts revenue	—	—	65,979	—	—	—	65,979
Fee based sales commission and other revenues	1,781	1,397	52,966	—	—	(318)	55,826
Interest income	—	—	—	176,025	300	96,023	272,348
Financial Services—non-interest income	—	—	—	105,762	1,257	(1,558)	105,461

Total revenues	1,781	4,136	285,569	281,787	1,557	94,147	668,977

Costs and Expenses:
Cost of sales of VOIs and real estate	—	23,232	19,862	—	—	—	43,094
Cost of sales of other resort operations	—	—	46,863	—	—	—	46,863
Interest expense, net	6,264	12,745	—	24,691	14,872	61,845	120,417
Provision for loan losses	—	—	—	138,825	5,536	—	144,361
Selling, general and administrative expenses	25,602	9,481	155,111	—	—	42,148	232,342
Other expenses	—	3,889	—	236,315	9,043	(2,528)	246,719

Total costs and expenses	31,866	49,347	221,836	399,831	29,451	101,465	833,796

Loss on settlement of investment in subsidiary	(977)	—	—	—	—	—	(977)
Gain on extinguishment of debt	—	13,049	—	—	—	—	13,049
Equity in (loss) earnings from unconsolidated affiliates	(2,045)	—	—	—	1,054	140	(851)
Other income	6,481	892	—	—	—	(4,682)	2,691

Income (loss) from continuing operations before income taxes	(26,626)	(31,270)	63,733	(118,044)	(26,840)	(11,860)	(150,907)
Less: Provision (benefit) for income taxes	(7,097)	—	—	(2,134)	—	18,446	9,215

Income (loss) from continuing operations	(19,529)	(31,270)	63,733	(115,910)	(26,840)	(30,306)	(160,122)
Income (loss) from discontinued operations	—	2,465	—	—	(500)	(22,030)	(20,065)

Net income (loss)	$(19,529)	(28,805)	63,733	(115,910)	(27,340)	(52,336)	(180,187)

Less: Net loss attributable to noncontrolling interests						(76,339)	(76,339)

Net income (loss) attributable to BFC						$24,003	(103,848)

Total assets	$95,035	37,937	864,904	4,469,168	338,358	7,664	5,813,066

BFC Financial Corporation

Notes to Consolidated Financial Statements

2009	BFC Activities	Real estate Operations	Bluegreen Resorts		BankAtlantic	BankAtlantic Bancorp Parent Company	Unallocated Amounts and Eliminations	Segment Total
Revenues:			(As Adjusted	)			(As Adjusted )	(As Adjusted )
Sales of VOIs and real estate	$—	6,605	17,622		—	—	40	24,267
Other resorts revenue	—	—	5,239		—	—	—	5,239
Fee based sales commission and other revenues	1,296	2,312	5,354		—	—	(103)	8,859
Interest income	—	—	—		223,048	573	14,323	237,944
Financial Services—non-interest income	—	—	—		128,813	1,077	(1,565)	128,325

Total revenues	1,296	8,917	28,215		351,861	1,650	12,695	404,634

Costs and Expenses:
Cost of sales of VOIs and real estate	7,749	82,105	3,118		—	—	13,901	106,873
Cost of sales of other resort operations	—	—	3,538		—	—	—	3,538
Interest expense, net	6,511	6,293	—		59,724	15,535	4,195	92,258
Provision for loan losses	—	—	—		214,244	18,414	—	232,658
Impairment of goodwill	2,001	—	—		—	—	—	2,001
Selling, general and administrative expenses	30,388	16,451	15,775		—	—	683	63,297
Other expenses	—	5,433	—		258,799	9,000	(826)	272,406

Total costs and expenses	46,649	110,282	22,431		532,767	42,949	17,953	773,031

Gain on bargain purchase of Bluegreen	182,849	—	—		—	—	—	182,849
Gain on settlement of investment in subsidiary	16,296	—	—		—	—	13,383	29,679
Equity in earnings from unconsolidated affiliates	32,276	—	—		479	487	139	33,381
Impairment of unconsolidated affiliates	(31,181)	—	—		—	—	—	(31,181)
Impairment of other investments	(2,396)	—	—		—	—	—	(2,396)
Investment gains	6,654	—	—		—	—	—	6,654
Other income	5,775	526	—		—	—	(3,192)	3,109

Income (loss) from continuing operations before income taxes	164,920	(100,839)	5,784		(180,427)	(40,812)	5,072	(146,302)
Less: Benefit for income taxes	(35,503)	—	—		(31,719)	—	(278)	(67,500)

Income (loss) from continuing operations	200,423	(100,839)	5,784		(148,708)	(40,812)	5,350	(78,802)
Income (loss) from discontinued operations	—	(15,632)	—		—	3,701	(2,599)	(14,530)

Net income (loss)	$200,423	(116,471)	5,784		(148,708)	(37,111)	2,751	(93,332)

Less: Net loss attributable to noncontrolling interests							(120,611)	(120,611)

Net income attributable to BFC							$123,362	27,279

Total assets	$122,070	257,390	546,282		4,755,122	456,860	(95,623)	6,042,101

BFC Financial Corporation

Notes to Consolidated Financial Statements

2008	BFC Activities	Real estate Operations	Bluegreen Resorts	Bluegreen Communities	BankAtlantic	BankAtlantic Bancorp Parent Company	Unallocated Amounts and Eliminations	Segment Total
Revenues:
Sales of real estate	$—	13,752	—	—	—	—	85	13,837
Other resorts revenue	—	—	—	—	—	—	—	—
Other revenues	—	3,033	—	—	—	—	—	3,033
Interest income	—	—	—	—	313,285	1,445	(192)	314,538
Financial Services—non-interest income	—	—	—	—	135,800	670	(1,437)	135,033

Total revenues	—	16,785	—	—	449,085	2,115	(1,544)	466,441

Costs and Expenses:
Cost of sale of real estate	59	22,724	—	—	—	—	(9,945)	12,838
Interest expense	7,641	2,075	—	—	119,637	21,262	(1,682)	148,933
Provision for loan losses	—	—	—	—	135,383	24,418	—	159,801
Selling, general and administrative	36,886	20,648	—	—	—	—	(2,333)	55,201
Other expenses	—	—	—	—	330,623	8,741	(4,697)	334,667

Total costs and expenses	44,586	45,447	—	—	585,643	54,421	(18,657)	711,440

Equity in earnings from unconsolidated affiliates	8,844	—	—	—	1,508	601	4,111	15,064
Impairment of unconsolidated affiliates	(96,579)	—	—	—	—	—	—	(96,579)
Impairment of investments	(15,548)	—	—	—	—	—	—	(15,548)
Investment gains	2,076	—	—	—	—	—	—	2,076
Other income	8,970	3,341	—	—	—	—	(4,561)	7,750

Loss from continuing operations before income taxes	(136,823)	(25,321)	—	—	(135,050)	(51,705)	16,663	(332,236)
Less: (Benefit) provision for income taxes	(14,887)	—	—	—	31,094	1,395	(1,839)	15,763

Loss from continuing operations	(121,936)	(25,321)	—	—	(166,144)	(53,100)	18,502	(347,999)
Income from discontinued operations	—	2,783	—	—	—	16,605	—	19,388
Extraordinary gain	9,145	—	—	—	—	—	—	9,145

Net loss	$(112,791)	(22,538)	—	—	(166,144)	(36,495)	18,502	(319,466)

Less: Net loss attributable to noncontrolling interests							(260,567)	(260,567)

Net loss attributable to BFC							$279,069	(58,899)

Total assets	$218,167	384,261	—	—	5,713,690	542,478	(463,014)	6,395,582

BFC Financial Corporation

Notes to Consolidated Financial Statements

35. Regulatory Matters

Bluegreen

The vacation ownership and real estate industries are subject to extensive and complex federal, state, and local governmental regulation. Bluegreen is subject to various federal, state, local and foreign environmental, zoning, consumer protection and other statutes and regulations regarding the acquisition, subdivision, marketing and sale of real estate and VOIs and various aspects of its financing operations. On a federal level, the Federal Trade Commission has taken an active regulatory role through the Federal Trade Commission Act, which prohibits unfair or deceptive acts or unfair competition in interstate commerce. In addition, many states have what are known as “Little FTC Acts” that apply to intrastate activity. In addition to the laws applicable to its customer financing and other operations discussed below, Bluegreen is or may be subject to the Fair Housing Act and various other federal statutes and regulations. Bluegreen is also subject to various foreign laws with respect to La Cabana Beach and Racquet Club in Oranjestad, Aruba. In addition, there can be no assurance that in the future, VOIs will not be deemed to be securities subject to regulation as such, which could have a material adverse effect on Bluegreen. There is no assurance that the cost of complying with applicable laws and regulations will not be significant or that we will maintain compliance at all times with all applicable laws, including those discussed below. Any failure to comply with current or future applicable laws or regulations could have a material adverse effect on Bluegreen.

Bluegreen’s customer financing activities are also subject to extensive regulation, which can include, but are not limited to: the Truth-in-Lending Act and Regulation Z; the Fair Housing Act; the Fair Debt Collection Practices Act; the Equal Credit Opportunity Act and Regulation B; the Electronic Funds Transfer Act and Regulation E; the Home Mortgage Disclosure Act and Regulation C; Unfair or Deceptive Acts or Practices and Regulation AA; the Patriot Act; the Right to Financial Privacy Act; the Gramm-Leach-Bliley Act; the Fair and Accurate Credit Transactions Act; and anti-money laundering laws, among others.

As a public company, Bluegreen is subject to reporting and other requirements of the Securities Exchange Act of 1934.

BankAtlantic Bancorp and BFC

BFC and BankAtlantic Bancorp are unitary savings and loan holding companies subject to regulatory oversight. This oversight includes examination and supervision by, and reporting requirements to, the OTS. BFC and BankAtlantic Bancorp are also subject to the reporting and other requirements of the Securities Exchange Act of 1934.

In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was signed into law permanently raising the maximum standard deposit insurance to $250,000 per depositor, for each ownership category as defined by the FDIC. The Act also provides for full deposit insurance coverage on non-interest bearing deposit accounts until December 31, 2012.

The ability of BankAtlantic to pay dividends or make other distributions to BankAtlantic Bancorp in subsequent periods is subject to regulations and OTS approval and is based upon BankAtlantic’s regulatory capital levels and net income. Under the terms of the Order entered into by BankAtlantic with the OTS during the first quarter of 2011 (“the Bank Order”), BankAtlantic is prohibited from paying dividends to BankAtlantic Bancorp without the prior written non-objection of the OTS. The OTS would not approve any distribution that would cause BankAtlantic to fail to meet its capital requirements or if the OTS believes that a capital distribution by BankAtlantic constitutes an unsafe or unsound action or practice, and there is no assurance that the OTS will approve future capital distributions from BankAtlantic. Accordingly, BankAtlantic Bancorp does not expect to receive cash dividends from BankAtlantic in the foreseeable future. However, BankAtlantic Bancorp may receive dividends from its asset work-out subsidiary upon the monetizing of the subsidiaries’ non-performing loans. There is no assurance that BankAtlantic Bancorp will be able to monetize the loans on acceptable terms, if at all. During the year ended December 31, 2008, BankAtlantic paid $15 million of dividends to BankAtlantic Bancorp. BankAtlantic did not pay dividends to BankAtlantic Bancorp during the years ended December 31, 2010 and 2009.

BFC Financial Corporation

Notes to Consolidated Financial Statements

BFC did not receive dividends from BankAtlantic Bancorp during the year ended December 31, 2010. Under the terms of the Order entered into by BankAtlantic Bancorp with the OTS during the first quarter of 2011, BankAtlantic Bancorp is restricted from paying dividends on its common stock without the prior written non-objection of the OTS. In addition, during February 2009, BankAtlantic Bancorp elected to exercise its right to defer payments of interest on its trust preferred junior subordinated debt. BankAtlantic Bancorp is permitted to defer quarterly interest payments for up to 20 consecutive quarters. During the deferral period, BankAtlantic Bancorp is prohibited from paying dividends to its shareholders, including BFC. While BankAtlantic Bancorp can end the deferral period at any time, BankAtlantic Bancorp has indicated that it anticipates that it may continue to defer such interest payments for the foreseeable future.

BFC, on a parent company only basis, has committed that it will not, without the prior written non-objection of the OTS declare or pay any dividends or other capital distributions other than dividends payable on BFC’s currently outstanding preferred stock of approximately $187,500 a quarter, as discussed further in Note 30. The Company has never paid cash dividends to its common shareholders.

Pursuant to the terms of the Bank Order, BankAtlantic is required to attain by June 30, 2011 and maintain a tier 1 (core) capital ratio equal to or greater than 8% and a total risk-based capital ratio equal to or greater than 14%. At December 31, 2010, BankAtlantic had a tier 1 (core) capital ratio of 6.22% and a total risk-based capital ratio of 11.72%. During the years ended December 31, 2010 and 2009, BankAtlantic Bancorp Parent Company contributed $28 million and $105 million, respectively, of capital to BankAtlantic. BankAtlantic may not meet the required regulatory capital ratios in the timeframe set forth by the Bank Order or at all.

BankAtlantic’s actual capital amounts and ratios are presented in the following table and are compared to the prompt corrective action (“PCA”) “well capitalized” and the Bank Order capital requirements that BankAtlantic must attain by June 30, 2011 and maintain. (dollars in thousands):

	Actual		PCA Defined Well Capitalized		Bank Order Capital Requirements
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2010
Total risk-based capital	$334,601	11.72%	$285,541	10.00%	$399,758	14.00%
Tier I risk-based capital	$276,362	9.68%	$171,325	6.00%	$171,325	6.00%
Tangible capital	$276,362	6.22%	$66,672	1.50%	$66,672	1.50%
Core capital	$276,362	6.22%	$222,240	5.00%	$355,584	8.00%
As of December 31, 2009:
Total risk-based capital	$422,724	12.56%	$336,466	10.00%
Tier I risk-based capital	$357,660	10.63%	$201,880	6.00%
Tangible capital	$357,660	7.58%	$70,814	1.50%
Core capital	$357,660	7.58%	$236,046	5.00%

BFC Financial Corporation

Notes to Consolidated Financial Statements

36. Parent Company Financial Information

The accounting policies of BFC Parent Company are generally the same as those described in the summary of significant accounting policies in Note 1. The Parent Company Condensed Statements of Financial Condition at December 31, 2010 and 2009 and Condensed Statements of Operations and Condensed Statements of Cash Flows for each of the years in the three-year period ended December 31, 2010 are shown below:

PARENT COMPANY CONDENSED STATEMENTS OF FINANCIAL CONDITION

(In thousands)

		December 31,
		2010	2009
ASSETS
Cash and cash equivalents	$	4,958	1,308
Securities available for sale		38,829	18,981
Investment in Woodbridge Holdings, LLC		115,999	197,288
Investment in BankAtlantic Bancorp, Inc.		2,377	47,555
Investment in and advances in other subsidiaries		113	2,376
Notes receivable due from Woodbridge Holdings, LLC		2,012	—
Other assets		1,444	1,121

Total assets	$	165,732	268,629

LIABILITIES AND EQUITY
Advances from wholly owned subsidiaries	$	942	818
Other liabilities		10,889	11,699

Total liabilities		11,831	12,517

Redeemable 5% Cumulative Preferred Stock		11,029	11,029

Shareholders’ equity		142,872	245,083

Total liabilities and Equity	$	165,732	268,629

PARENT COMPANY CONDENSED STATEMENTS OF OPERATIONS

(In thousands)

	For the Years Ended December 31,
	2010	2009	2008
	(As Adjusted)	(As Adjusted)
Revenues	$2,018	1,202	2,489
Expenses	8,586	8,567	11,405

Loss before equity in (loss) earnings from subsidiaries	(6,568)	(7,365)	(8,916)
Equity in (loss) earnings from Woodbridge Holdings, LLC	(36,903)	91,380	(22,261)
Equity in loss in BankAtlantic Bancorp	(59,326)	(56,786)	(51,769)
Equity in (loss) earnings from other subsidiaries	(2,361)	(467)	15

(Loss) income before income taxes	(105,158)	26,762	(82,931)
Benefit for income taxes	(1,310)	(517)	(14,887)

(Loss) income from continuing operations	(103,848)	27,279	(68,044)
Extraordinary gain, net of tax	—	—	9,145

Net (loss) income	(103,848)	27,279	(58,899)
5% Preferred Stock dividends	(750)	(750)	(750)

Net (loss) income allocable to common stock	$(104,598)	26,529	(59,649)

BFC Financial Corporation

Notes to Consolidated Financial Statements

PARENT COMPANY STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended December 31,
	2010	2009	2008
Operating Activities:
Net cash used in operating activities	$(9,161)	(6,245)	(5,508)

Investing Activities:
Proceeds from the sale of securities available for sale	2,527	—	834
Proceeds from maturities of securities available for sale	38,068	—	—
Distribution from subsidiaries	45,085	30,084	633
Additions to property and equipment	(65)	—	(11)
Purchase of securities	(57,056)	(1,111)	—
Acquisition of BankAtlantic Bancorp Class A shares	(15,000)	(29,888)	(3,925)

Net cash provided by (used in) investing activities	13,559	(915)	(2,469)

Financing Activities:
Proceeds from issuance of Common Stock upon exercise of stock option	2	—	—
Purchase and retirement of the Company’s Class A common stock	—	—	(54)
Preferred stock dividends paid	(750)	(750)	(750)

Net cash used in financing activities	(748)	(750)	(804)

Increase (decrease) in cash and cash equivalents	3,650	(7,910)	(8,781)
Cash at beginning of period	1,308	9,218	17,999

Cash at end of period	$4,958	1,308	9,218

Supplementary disclosure of non-cash investing and financing activities
BFC and Woodbridge Merger related transactions:
Increase in other liabilities	$—	4,604	—
Increase in BFC’s Class A Common Stock	—	303	—
Increase in additional paid-in capital	—	94,676	—
Decrease in BFC’s non-controlling interest in Woodbridge	—	(99,583)	—
Net increase in shareholders’ equity from the effect of subsidiaries’ capital transactions, net of income taxes	1,760	8,332	2,398
(Decrease) increase in accumulated other comprehensive income, net of taxes	1,069	527	(3,894)
Decrease in additional paid in capital from the re-classification of the 5% Preferred Stock to Redeemable Preferred stock	—	—	11,029
BFC’s pro rata share of the cumulative effect of accounting changes recognized by Bluegreen	—	485	—
Net decrease in shareholders’ equity resulting from cumulative effect of change in accounting principle	(1,496)	—	—

On September 21, 2009, we consummated our merger with Woodbridge, pursuant to which Woodbridge became a wholly-owned subsidiary of BFC. For additional information see Note 3.

During the year ended December 31, 2009 and 2008, BFC received dividends from BankAtlantic Bancorp of approximately $84,000 and $208,000, respectively. These dividends are included in operating activities in the Parent Company Condensed Statements of Cash Flow. BankAtlantic Bancorp did not pay dividends to BFC during 2010.

During the years ended December 31, 2010 and 2009, BFC received distributions from Woodbridge totaling $45 million and $30 million, respectively.

At December 31, 2010 and 2009, securities available for sale included approximately $17.6 million and $1.1 million, respectively, of readily marketable securities, as well as our investment in Benihana’s Convertible Preferred Stock of $21.1 million and $17.8 million, respectively.

In December 2008, BFC Parent Company recorded an other-than-temporary impairment charge of $3.6 million on its investment in Benihana Convertible Preferred which is included in expenses in the Parent Company Condensed Statements of Operations. See Note 8 for further information.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Approximately $4.7 million is included in other liabilities for the years ended December 31, 2010 and 2009 representing amounts due in connection with the settlement of a class action litigation that arose in connection with exchange transactions that BFC entered into in 1989 and 1991. BFC is required to repay this obligation as settlement holders submit their claims to BFC. During the years ended December 31, 2010, 2009 and 2008, the Company paid claims of approximately $24,600, $59,000 and $10,300, respectively, related to this obligation.

37. Litigation

BFC and its Wholly Owned Subsidiaries

Appraisal Rights

Under Florida law, holders of Woodbridge’s Class A Common Stock who did not vote to approve our merger with Woodbridge and who properly asserted and exercised their appraisal rights with respect to their shares (“Dissenting Holders”) are entitled to receive a cash payment in an amount equal to the fair value of their shares (as determined in accordance with the provisions of Florida law) in lieu of the shares of BFC’s Class A Common Stock which they would otherwise have been entitled to receive. Dissenting Holders, who owned in the aggregate approximately 4.6 million shares of Woodbridge’s Class A Common Stock, provided written notice to Woodbridge regarding their intent to exercise their appraisal rights. In accordance with Florida law, Woodbridge provided written notices and required forms to the Dissenting Holders setting forth, among other things, its determination that the fair value of Woodbridge’s Class A Common Stock immediately prior to the effectiveness of the merger was $1.10 per share. Dissenting Holders were required to return their appraisal forms by November 10, 2009 and indicate on their appraisal forms whether the Dissenting Holder chose to (i) accept Woodbridge’s offer of $1.10 per share or (ii) demand payment of the fair value estimate determined by the Dissenting Holder plus interest. One Dissenting Holder which held approximately 400,000 shares of Woodbridge’s Class A Common Stock has withdrawn its shares from the appraisal rights process, while the remaining Dissenting Holders, who collectively held approximately 4.2 million shares of Woodbridge’s Class A Common Stock, have rejected Woodbridge’s offer of $1.10 per share and requested payment for their shares based on their respective fair value estimates of Woodbridge’s Class A Common Stock. In December 2009, the Company recorded a $4.6 million liability with a corresponding reduction to additional paid-in capital representing, in the aggregate, Woodbridge’s offer to the Dissenting Holders. The appraisal rights litigation thereafter commenced and is currently ongoing. The outcome of the litigation is uncertain and there is no assurance as to the amount of cash that will be required to be paid to the Dissenting Holders, which amount may be greater than the $4.6 million that we have accrued.

National Bank of South Carolina v. Core Communities of South Carolina, LLC, et al., South Carolina Court of Common Pleas, Fourteenth Judicial Circuit

On January 13, 2010, National Bank of South Carolina filed a complaint in the South Carolina Court of Common Pleas, Fourteenth Judicial Circuit, to commence foreclosure proceedings related to property at Tradition Hilton Head which served as collateral under a note and mortgage executed and delivered by Core South Carolina, LLC, a wholly owned subsidiary of Core, in favor of the lender. Core was secondarily liable as a guarantor for the loan, and Synovus Bank (successor by merger to National Bank of South Carolina) commenced an action to enforce Core’s guarantee. With Core’s concurrence, the property which served as collateral for the loan was placed under the control of a court-appointed receiver. During December 2010, Core and Core South Carolina, on the one hand, and Synovus Bank, on the other hand, executed agreements, including, without limitation, a Deed in Lieu of Foreclosure Agreement, which resolved the pending litigation and foreclosure disputes between them. Pursuant to the agreements, (i) Core South Carolina transferred to Synovus Bank all of Core South Carolina’s right, title and interest in and to the property which served as collateral for the loan as well as certain additional real and personal property which had a book value as of September 30, 2010 of approximately $1.0 million, and (ii) Synovus Bank released Core and Core South Carolina from any claims arising from or relating to the loan.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Investors Warranty of America, Inc. v. Core Communities of South Carolina, LLC and Core Communities, LLC, et. al., Circuit Court, Jasper County, South Carolina, and Investors Warranty of America, Inc. v. Core Communities, LLC and Horizons Acquisition 5, LLC, Circuit Court of the Nineteenth Judicial Circuit in and for St. Lucie County, Florida

On April 7, 2010, Investors Warranty of America filed a complaint with the Circuit Court of Jasper County, South Carolina to commence foreclosure proceedings related to property at Tradition Hilton Head which served as collateral for a loan to Core and its subsidiary with a balance of approximately $27.2 million at March 31, 2010. On April 8, 2010, Investors Warranty of America filed a complaint with the Circuit Court of the Nineteenth Judicial Circuit in and for St. Lucie County, Florida to commence foreclosure proceedings related to property at Tradition, Florida which served as collateral for a loan to Core and its subsidiary with a balance of approximately $86.5 million at March 31, 2010. Investors Warranty of America subsequently assigned and conveyed its interests in both the Florida and South Carolina loan facilities to PSL Acquisitions, LLC (“PSLA”). On November 8, 2010, Core and its applicable subsidiaries, on the one hand, and PSLA, on the other hand, executed an agreement to resolve the disputes between them. Pursuant to the agreement, Core and its subsidiaries (i) pledged additional collateral to PSLA consisting of membership interests in certain subsidiaries of Core, (ii) granted security interests in the acreage owned by the subsidiaries in Port St. Lucie, Florida, substantially all of which is undeveloped raw land, (iii) agreed to an the amendment of the complaint related to the Florida foreclosure action to include this additional collateral and (iv) agreed to an entry into consensual judgments of foreclosure in both foreclosure actions. PSLA agreed not to enforce a deficiency judgment against Core and, during February 2011, has released Core, BFC and each of their affiliates from any claims arising from or relating to the loans.

AmTrust Bank v. Woodbridge Holdings, LLC and Carolina Oak Homes, LLC, United States District Court for the Southern District of Florida

During November 2009, AmTrust Bank filed a two count complaint against Woodbridge and Carolina Oak, alleging default under a promissory note and breach of a guaranty related to an approximately $37.2 million loan that is collateralized by property owned by Carolina Oak. During December 2009, the OTS closed AmTrust and appointed the FDIC as receiver. On March 3, 2010, the FDIC filed a motion to substitute as the real party in interest and filed a notice of removal. The FDIC subsequently sold the loan to an investor group. While there may have been an issue with respect to compliance with certain covenants in the loan documents, we do not believe that an event of default occurred. Through participation in a court-ordered mediation of this matter, the parties agreed to tentative terms to settle the matter and are currently negotiating a formal settlement agreement. It is currently expected that this settlement agreement, if finalized, will provide for (i) Woodbridge to pay $2.5 million to the investor group, (ii) Carolina Oak to convey to the investor group the real property securing the loan via a stipulated foreclosure or deed in lieu, (iii) the investor group to release Woodbridge and Carolina Oak from their obligations relating to the debt or, alternatively, to agree not to pursue certain remedies, including a deficiency judgment, that would otherwise be available to them, in each case subject to certain conditions, and (iv) the litigation to be dismissed. There is no assurance that the settlement will be finalized on the contemplated terms, or at all.

Class Action Litigation

On January 25, 2008, plaintiff Robert D. Dance filed a purported class action complaint as a putative purchaser of securities against Woodbridge and certain of its officers and directors, asserting claims under the federal securities law and seeking damages. This action was filed in the United States District Court for the Southern District of Florida and is captioned Dance v. Levitt Corp. et al., No. 08-CV-60111-DLG. The securities litigation purports to be brought on behalf of all purchasers of Woodbridge’s securities beginning on January 31, 2007 and ending on August 14, 2007. The complaint alleges that the defendants violated Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder by issuing a series of false and/or misleading statements regarding financial results, prospects and condition.

Surety Bond Claim (Westchester Fire Insurance Company v. City of Brooksville)

This litigation arose from a dispute regarding liability under two performance bonds for infrastructure issued in connection with a plat issued by the City of Brooksville for a single family housing project that was not commenced. The project had been abandoned by Levitt and Sons prior to its bankruptcy filing as non-viable as a consequence of the economic downturn and, in connection with the Levitt and Sons bankruptcy, the mortgagee, Key Bank, was permitted

BFC Financial Corporation

Notes to Consolidated Financial Statements

by agreement to initiate and conclude a foreclosure leading to the acquisition of the property by Key Bank’s subsidiary. The City of Brooksville contended that, notwithstanding that the development had not proceeded and was not likely to proceed at any known time in the future, it was entitled to recover the face amount of the bonds in the approximate amount of $5.4 million. Woodbridge filed a suit for declaratory judgment (in the name of its surety, Westchester) against the City of Brooksville contending that the obligation under the bonds had terminated. In August 2010, Woodbridge was granted a motion for summary judgment. Subsequent to the motion being granted, the municipality appealed the decision.

Bluegreen

Tennessee Tax Audit

In 2005, the State of Tennessee Audit Division (the “Division”) audited certain subsidiaries within Bluegreen Resorts for the period from December 1, 2001 through December 31, 2004. On September 23, 2006, the Division issued a notice of assessment for approximately $652,000 of accommodations tax based on the use of Bluegreen Vacation Club accommodations by Bluegreen Vacation Club members who became members through the purchase of non-Tennessee property. Bluegreen believes the attempt to impose such a tax is contrary to Tennessee law and have vigorously opposed, and intend to continue to vigorously oppose, such assessment by the Division. An informal conference was held in December 2007 to discuss this matter with representatives of the Division. No formal resolution of the issue was reached during the conference and no further action has to date been initiated by the State of Tennessee. While the timeshare industry has been successful in challenging the imposition of sales taxes on the use of accommodations by timeshare owners, there is no assurance that we will be successful in contesting the current assessment.

Destin, Florida Deposit Dispute Lawsuit

In Cause No. 2006-Ca-3374, styled Joseph M. Scheyd, Jr., P.A. vs. Bluegreen Vacations Unlimited, Inc.; Hubert A. Laird; and MSB of Destin, Inc., in the Circuit Court of the First Judicial Circuit in and for Okaloosa County, Florida, the Plaintiff as escrow agent brought an interpleader action seeking a determination as to whether Bluegreen, as purchaser, or Hubert A. Laird and MSB of Destin, Inc. as seller, were entitled to the $1.4 million escrow deposit being maintained with the escrow agent pursuant to a purchase and sale contract for real property located in Destin, Florida. Both Bluegreen and the seller brought cross-claims for breach of the underlying purchase and sale contract. The seller’s complaint, as amended, includes a fraud allegation, contends that Bluegreen failed to perform under the terms of the purchase and sale contract and claims entitlement to the full amount in escrow. Bluegreen maintains that its decision not to close on the purchase of the property was proper under the terms of the purchase and sale contract and therefore are entitled to a return of the full escrow deposit. A trial date of May 31, 2011 has been set for this matter. Bluegreen believes the seller’s allegations are without merit and intends to vigorously defend this claim.

Inquiry into Consumer Matters by the Office of the Florida Attorney General

The Office of the Attorney General for the State of Florida (the “AGSF”) has advised Bluegreen that it has accumulated a number of consumer complaints since 2005 against Bluegreen and/or its affiliates related to its timeshare sales and marketing, and has requested that Bluegreen respond on a collective basis as to how it had or would resolve the complaints. Bluegreen has determined that many of these complaints were previously addressed and/or resolved by Bluegreen. The AGSF has also requested that Bluegreen enter into a written agreement in which the parties establish a process and timeframe for determining consumer eligibility for relief (including where applicable monetary restitution, if any). Bluegreen does not believe this matter will have a material effect on Bluegreen’s results of operations, financial condition or its sales and marketing activities in Florida.

Other Matters

In addition to the matters disclosed above, from time to time in the ordinary course of business Bluegreen receives individual consumer complaints, as well as complaints received through regulatory and consumer agencies, including Offices of State Attorney Generals. Bluegreen takes these matters seriously and attempts to resolve any such issues as they arise. Bluegreen’s goal is to cooperate fully with regulatory and consumer agencies with respect to any inquiries it receives.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Mountain Lakes Mineral Rights

Bluegreen Southwest One, L.P., (“Southwest”), a subsidiary of Bluegreen Corporation, is the developer of the Mountain Lakes subdivision in Texas. In Cause No. 28006, styled Betty Yvon Lesley et a1. v. Bluff Dale Development Corporation, Bluegreen Southwest One. L.P. et al., in the 266th Judicial District Court, Erath County, Texas, the plaintiffs filed a declaratory judgment action against Southwest seeking to develop their reserved mineral interests in, on and under the Mountain Lakes subdivision. The plaintiffs’ claims are based on property law, oil and gas law, contract and tort theories. The property owners association and some of the individual landowners have filed cross actions against Bluegreen, Southwest and individual directors of the property owners association related to the mineral rights and certain amenities in the subdivision as described below. On January 17, 2007, the court ruled that the restrictions placed on the development that prohibited oil and gas production and development were invalid and not enforceable as a matter of law, that such restrictions did not prohibit the development of the plaintiffs’ prior reserved mineral interests and that Southwest breached its duty to lease the minerals to third parties for development. The court further ruled that Southwest was the sole holder of the right to lease the minerals to third parties. The order granting the plaintiffs’ motion was severed into a new cause styled Cause No. 28769 Betty Yvon Lesley et a1. v. Bluff Dale Development Corporation, Bluegreen Southwest One. L.P. et al. in the 266th Judicial District Court, Erath County, Texas. Southwest appealed the trial court’s ruling. On January 22, 2009, in Bluegreen Southwest One, L.P. et al. v. Betty Yvon Lesley et al., in the 11th Court of Appeals, Eastland, Texas, the Appellate Court reversed the trial court’s decision and ruled in Southwest’s favor and determined that all executive rights were owned by Southwest and then transferred to the individual property owners in connection with the sales of land. All property owner claims were decided in favor of Southwest. It was also decided that Southwest did not breach a fiduciary duty to the plaintiffs as an executive rights holder. On May 14, 2009, the plaintiffs filed an appeal with the Texas Supreme Court asking the Court to reverse the Appellate Court’s decision in favor of Southwest. On September 15, 2010 the Court heard oral arguments on whether to reverse or affirm the Appellate Court’s decision. No information is available as to when the Texas Supreme Court will render a decision on the appeal.

Marshall, et al. Lawsuit Regarding Community Amenities

On September 14, 2009, in Cause No. 09-09-08763-CV, styled William Marshall and Patricia Marshall, et al. v Bluegreen Southwest One, L.P., Bluegreen Southwest Land, Inc., Bluegreen Corporation, Stephen Davis, and Bluegreen Communities of Texas, L.P., in the 284th Judicial District of Montgomery County, Texas, the plaintiffs brought suit alleging fraud, negligent misrepresentation, breach of contract, and negligence with regards to the Ridgelake Shores subdivision, developed in Montgomery County, Texas, specifically, the usability of the lakes within the community for fishing and sporting and the general level of quality at the community. The lawsuit sought material damages and the payment of costs to remediate the lake. On September 10, 2010, a tentative settlement of this matter was reached, pursuant to which Bluegreen agreed to pay $0.3 million to provide for improvements to the fish habitat and general usability of the lake environment. The settlement agreement has since been fully executed and as of December 31, 2010, Bluegreen has paid $0.2 million of the agreed upon settlement payment. Bluegreen has accrued the remaining $0.1 million due. Improvements to the lake are ongoing and Bluegreen will disburse the remaining funds as they are needed to complete the improvements.

Schawrz, et al. Lawsuit Regarding Community Amenities

On September 18, 2008, in Cause No. 2008-5U-CV-1358-WI, styled Paul A. Schwarz and Barbara S. Schwarz v. Bluegreen Communities of Georgia, LLC and Bluegreen Corporation, in the United States District Court for the Southern District of Georgia, Brunswick Division, the plaintiffs brought suit alleging fraud and misrepresentation with regards to the construction of a marina at the Sanctuary Cove subdivision located in Camden County, Georgia. The plaintiffs subsequently withdrew the fraud and misrepresentation counts and filed a count alleging violation of racketeering laws, including mail fraud and wire fraud. On January 25, 2010, the plaintiffs filed a second complaint seeking approval to proceed with the lawsuit as a class action on behalf of more than 100 persons claimed to have been harmed by the alleged activities in a similar manner. Bluegreen has filed a response with the Court in opposition to class certification. No decision has yet been made by the Court as to whether they will certify a class. Bluegreen denies the allegations and intend to vigorously defend the lawsuit.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Community Cable Service, LLC Lawsuit

On June 3, 2010, in Case No. 16-2009-CA-008028, styled Community Cable Service, LLC v. Bluegreen Communities of Georgia, LLC and Sanctuary Cove at St. Andrews Sound Community Association, Inc., a/k/a Sanctuary Cove Home Developers Association, Inc., in the Circuit Court of the Fourth Judicial Circuit in and for Duval County, Florida, the plaintiffs filed suit alleging breach by the Bluegreen Communities of Georgia and the community association of a bulk cable TV services contract at Bluegreen’s Sanctuary Cove single family residential community being developed in Waverly, Georgia. In its complaint, the plaintiffs alleged that approximately $0.2 million in unpaid bulk cable fees are due from the defendants, and that the non-payment of fees will continue to accrue on a monthly basis. Bluegreen and the community association allege incomplete performance under the contract by the plaintiffs and that the cable system installed was inferior and did not comply with the requirements of the contract. The case went to mediation on September 20, 2010, but no resolution was reached. A trial date has been set for May 5, 2011 in this matter. Bluegreen intends to vigorously defend the lawsuit.

38. Certain Relationships and Related Party Transactions

BFC is the controlling shareholder of BankAtlantic Bancorp and Bluegreen. Woodbridge Holdings Corporation became a wholly owned subsidiary of BFC upon consummation of the merger between Woodbridge and BFC on September 21, 2009. Prior to the merger, BFC held an approximately 59% voting interest in Woodbridge. BFC also has a direct non-controlling interest in Benihana. Shares of BFC’s Class A and Class B common stock representing a majority of BFC’s total voting power are owned or controlled by the Company’s Chairman, President and Chief Executive Officer, Alan B. Levan, and by the Company’s Vice Chairman, John E. Abdo, both of whom are also directors of Bluegreen and Benihana, and executive officers and directors of BankAtlantic Bancorp and BankAtlantic.

The following table presents related party transactions relating to the shared service arrangements between BFC, BankAtlantic Bancorp and Bluegreen for the years ended December 31, 2010, 2009 and 2008. Amounts related to BankAtlantic Bancorp and BankAtlantic for all periods, and Bluegreen after we acquired a controlling interest in Bluegreen during November 2009 were eliminated in consolidation (in thousands).

			For the Year Ended December 31, 2010
			BFC	BankAtlantic Bancorp	Bluegreen
Shared service income (expense)	(a	)	$2,565	(2,105)	(460)
Facilities cost and information technology	(b	)	$(544)	484	60

			For the Year Ended December 31, 2009
			BFC	BankAtlantic Bancorp	Bluegreen
Shared service income (expense)	(a	)	$2,342	(1,805)	(537)
Facilities cost and information technology	(b	)	$(553)	479	54

			For the Year Ended December 31, 2008
			BFC	BankAtlantic Bancorp	Bluegreen
Shared service income (expense)	(a	)	$2,022	(1,593)	(429)
Facilities cost and information technology	(b	)	$(440)	361	79

(a)	Pursuant to the terms of shared service agreements between BFC and BankAtlantic Bancorp, subsidiaries of BFC provide human resources, risk management, investor relations, executive office administration and other services to BankAtlantic Bancorp. Additionally, BFC provides certain risk management and administrative services to Bluegreen. The costs of shared services are allocated based upon the usage of the respective services.

(b)	As part of the shared service arrangement, BFC pays BankAtlantic and Bluegreen for the cost of office facilities utilized by BFC and its shared service operations. BFC also pays BankAtlantic for information technology related services pursuant to a separate agreement. BankAtlantic received approximately $154,000, $160,000 and $90,000 under the agreement during the years ended December 31, 2010, 2009 and 2008, respectively.

BFC Financial Corporation

Notes to Consolidated Financial Statements

As of December 31, 2010 and 2009, the Company had cash and cash equivalents accounts at BankAtlantic with balances of approximately $1.8 million and $20.9 million, respectively. These accounts were on the same general terms as deposits made by unaffiliated third parties. Additionally, during 2009, the Company invested funds through the Certificate of Deposit Account Registry Service (“CDARS”) program at BankAtlantic, which facilitates the placement of funds into certificates of deposits issued by other financial institutions in increments of less than the standard FDIC insurance maximum to insure that both principal and interest are eligible for full FDIC insurance coverage. At December 31, 2009, the Company had $7.7 million invested through the CDARS program at BankAtlantic. The Company did not have any funds invested through the CDARS program at BankAtlantic at December 31, 2010. The aggregate interest income recognized by the Company in connection with these funds held at BankAtlantic was approximately $1,000, $39,000 and $80,000 for the year ended December 31, 2010, 2009 and 2008, respectively.

In June 2010, BankAtlantic Bancorp and BankAtlantic entered into a real estate advisory service agreement with BFC for assistance relating to the work-out of loans and the sale of real estate owned. Under the terms of the agreement, BFC receives a monthly fee of $12,500 from each of BankAtlantic and BankAtlantic Bancorp and, if BFC’s efforts result in net recoveries of any non-performing loan or the sale of real estate owned, BFC will receive a fee equal to 1% of the net value recovered. During the year ended December 31, 2010, BFC was paid an aggregate of approximately $787,000 of real estate advisory service fees under this agreement.

On June 28, 2010, BFC loaned approximately $8.0 million to BankAtlantic Bancorp, and BankAtlantic Bancorp executed a promissory note in favor of BFC with a maturity date of July 30, 2010. The note provided for payment either in cash or shares of BankAtlantic Bancorp’s Class A Common Stock, depending on the results of BankAtlantic Bancorp’s rights offering and the number of shares allocable to BFC pursuant to its exercise of subscription rights in the rights offering. During July 2010, BankAtlantic Bancorp satisfied the promissory note in full through the issuance of shares of BankAtlantic Bancorp’s Class A Common Stock to BFC, which were in addition to the shares previously issued to BFC as a result of its exercise of subscription rights in the rights offering.

The Company leases office space to Pizza Fusion for approximately $68,000 annually pursuant to a month-to-month lease which commenced in September 2008. During the years ended December 31, 2010, 2009 and 2008, Pizza Fusion paid approximately $48,000, $68,000 and $20,000, respectively, under the lease agreement.

During the years ended December 31, 2010 and 2009, Bluegreen reimbursed the Company and Woodbridge approximately $1.4 million and $2.4 million, respectively, for certain expenses incurred in assisting Bluegreen in its efforts to explore potential additional sources of liquidity. Additionally, during the years ended December 31, 2010 and 2009, Bluegreen paid Snapper Creek, a subsidiary of BFC, approximately $1.3 million and $500,000, respectively, for a variety of management advisory services.

Beginning in 2009, Bluegreen entered into a land lease with Benihana, who constructed and operates one of its restaurants on Bluegreen’s land parcel. During each of 2010 and 2009 Bluegreen received lease payments from Benihana of approximately $0.1 million.

During December 2009, Snapper Creek was engaged by Benihana to provide certain management, financial advisory and other consulting services. For the year ended December 31, 2010, the consulting fees payable to Snapper Creek under this arrangement were approximately $650,000. The engagement ceased during November 2010. During 2010, Benihana engaged Risk Management Services (“RMS”), a wholly-owned subsidiary of BFC, to provide insurance and risk management services. For the year ended December 31, 2010, RMS received approximately $45,000 under this arrangement. The engagement ceased during January 2011.

In prior periods, BankAtlantic Bancorp issued options to purchase shares of BankAtlantic Bancorp’s Class A common stock to employees of BFC. Additionally, certain employees of BankAtlantic Bancorp have transferred to affiliate companies and BankAtlantic Bancorp has elected, in accordance with the terms of BankAtlantic Bancorp’s stock option plans, not to cancel the stock options held by those former employees. There were no options exercised by former BankAtlantic Bancorp employees during the years ended December 31, 2010, 2009 or 2008. BankAtlantic Bancorp from time to time also issues options and restricted stock awards to BFC employees that perform services for BankAtlantic Bancorp. During the year ended December 31, 2010, BankAtlantic Bancorp granted 15,000 restricted Class A common stock awards to BFC employees that perform services to BankAtlantic Bancorp. These stock awards vest pro-rata over a four year period. BankAtlantic Bancorp recorded $77,000, $50,000 and $26,000 of expenses relating to the awards described in this paragraph for the years ended December 31, 2010, 2009 and 2008, respectively.

BFC Financial Corporation

Notes to Consolidated Financial Statements

Options and non-vested restricted stock outstanding to employees of BFC consisted of the following as of December 31, 2010:

	BankAtlantic Bancorp Class A Common Stock	Weighted Average Price
	(As Adjusted)	(As Adjusted)
Options outstanding	9,551	$276.31
Non-vested restricted stock	15,000	—

BankAtlantic Bancorp and its subsidiaries utilized certain services of Ruden, McClosky, Smith, Schuster & Russell, P.A. (“Ruden, McClosky”). Prior to his retirement in 2006, Bruno DiGiulian, a director of BankAtlantic Bancorp, was of counsel to Ruden, McClosky. Fees aggregating $181,000, $55,000, and $75,000 were paid by BankAtlantic Bancorp to Ruden, McClosky during the years ended December 31, 2010, 2009 and 2008, respectively. During the years ended December 31, 2010, 2009 and 2008, BFC paid Ruden, McClosky fees aggregating $203,000, $484,000 and $905,000, respectively.

Certain of the Company’s affiliates, including its executive officers, have independently made investments with their own funds in both public and private entities that the Company sponsored in 2001 and in which it holds investments.

Florida Partners Corporation owns 133,314 shares of BFC’s Class B Common Stock and 1,270,294 shares of BFC’s Class A Common Stock. Alan B. Levan may be deemed to be the controlling shareholder of Florida Partners Corporation, and is also a member of its Board of Directors.

BFC Financial Corporation

Notes to Consolidated Financial Statements

39. Earnings (Loss) per Share

The Company has two classes of common stock outstanding. The two-class method is not presented in the table below because the Company’s capital structure does not provide for different dividend rates or other preferences, other than voting rights, between the two classes. The number of options considered outstanding shares for diluted earnings per share is based upon application of the treasury stock method to the options outstanding as of the end of the period.

The following reconciles the numerators and denominators of the basic and diluted earnings (loss) per share computation for the years ended December 31, 2010, 2009 and 2008:

	For the Years Ended December 31,
	2010	2009	2008
(In thousands, except per share data)	(As Adjusted)	(As Adjusted)
Basic (loss) earnings per common share
Numerator:
Loss from continuing operations	$(160,122)	(78,802)	(347,999)
Less: Noncontrolling interests loss from continuing operations	(65,491)	(121,294)	(274,997)

(Loss) income attributable to BFC	(94,631)	42,492	(73,002)
Preferred stock dividends	(750)	(750)	(750)

(Loss) income allocable to common stock	(95,381)	41,742	(73,752)

(Loss) income from discontinued operations	(20,065)	(14,530)	19,388
Less: Noncontrolling interests (loss) income from discontinued operations	(10,848)	683	14,430

(Loss) income from discontinued operations attributable to BFC	(9,217)	(15,213)	4,958

Extraordinary gain attributable to BFC	—	—	9,145

Net (loss) income allocable to common shareholders	$(104,598)	26,529	(59,649)

Denominator:
Basic weighted average number of common shares outstanding	75,379	57,235	45,097

Basic (loss) earnings per common share:
(Loss) earnings per share from continuing operations	$(1.27)	0.73	(1.63)
Earnings (loss) per share from discontinued operations	(0.12)	(0.26)	0.11
Earnings per share from extraordinary gain	—	—	0.20

Basic (loss) earnings per share	$(1.39)	0.47	(1.32)

Diluted earnings (loss) per common share:
Numerator:
(Loss) income allocable to common stock after assumed dilution	(95,381)	41,742	(73,752)
Discontinued operations allocable to common stock after assumed dilution	(9,217)	(15,213)	4,958
Extraordinary gain, net of taxes	—	—	9,145

Net income (loss) allocable to common stock after assumed dilution	$(104,598)	26,529	(59,649)

Denominator

Diluted weighted average number of common shares outstanding	75,379	57,235	45,097

Diluted (loss) earnings per share
(Loss) earnings per share from continuing operations	$(1.27)	0.73	(1.63)
(Loss) earnings per share from discontinued operations	(0.12)	(0.27)	0.11
Earnings per share from extraordinary gain	—	—	0.20

Diluted (loss) earnings per share	$(1.39)	0.47	(1.32)

Options to acquire 2,492,176, 2,530,983 and 1,797,960 shares of common stock were anti-dilutive and not included in the calculation of diluted income (loss) per share for the years ended December 31, 2010, 2009 and 2008, respectively.

BFC Financial Corporation

Notes to Consolidated Financial Statements

40. Selected Quarterly Results (Unaudited)

The following tables summarize the quarterly results of operations for the years ended December 31, 2010 and 2009 (in thousands except for per share data):

2010	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(As Adjusted)	(As Adjusted)	(As Adjusted)	(As Adjusted)	(As Adjusted)
Revenues	$152,420	185,600	177,187	153,770	668,977
Costs and expenses	183,423	221,161	204,053	225,159	833,796

	(31,003)	(35,561)	(26,866)	(71,389)	(164,819)
(Loss) gain on settlement of investment in subsidiary	—	(1,135)	—	158	(977)
Gain on extinguishment of debt	—	—	—	13,049	13,049
Equity in earnings (loss) from unconsolidated affiliates	193	276	317	(1,637)	(851)
Other income	438	1,199	498	556	2,691

Loss from continuing operations before income taxes	(30,372)	(35,221)	(26,051)	(59,263)	(150,907)
Less: (Benefit) provision for income taxes	(863)	4,541	2,218	3,319	9,215

Loss from continuing operations	(29,509)	(39,762)	(28,269)	(62,582)	(160,122)
Loss from discontinued operations, net of income tax	(3,591)	(1,035)	(8,643)	(6,796)	(20,065)

Net loss	(33,100)	(40,797)	(36,912)	(69,378)	(180,187)
Less: Net loss attributable to noncontrolling interests	(13,320)	(25,219)	(12,091)	(25,709)	(76,339)

Net loss attributable to BFC	(19,780)	(15,578)	(24,821)	(43,669)	(103,848)
Preferred Stock dividends	(188)	(187)	(188)	(187)	(750)

Net loss allocable to common stock	$(19,968)	(15,765)	(25,009)	(43,856)	(104,598)

Basic (Loss) Earnings per Common Share
Loss per share from continuing operations	$(0.24)	(0.22)	(0.27)	(0.54)	(1.27)
Earnings per share from discontinued operations	(0.02)	0.01	(0.06)	(0.04)	(0.12)

Net loss per common share	$(0.26)	(0.21)	(0.33)	(0.58)	(1.39)

Diluted (Loss) Earnings per Common Share
Loss per share from continuing operations	$(0.24)	(0.22)	(0.27)	(0.54)	(1.27)
Earnings per share from discontinued operations	(0.02)	0.01	(0.06)	(0.04)	(0.12)

Net loss per common share	$(0.26)	(0.21)	(0.33)	(0.58)	(1.39)

Basic weighted average number of common shares outstanding	75,376	75,379	75,381	75,381	75,379

Diluted weighted average number of common and common equivalent shares outstanding	75,376	75,379	75,381	75,381	75,379

BFC Financial Corporation

Notes to Consolidated Financial Statements

	$000,000,0	$000,000,0	$000,000,0	$000,000,0	$000,000,0
	First	Second	Third	Fourth
2009	Quarter	Quarter	Quarter	Quarter	Total
				(As Adjusted)	(As Adjusted)
Revenues	$98,027	91,492	90,590	124,525	404,634
Costs and expenses	155,504	142,690	189,128	285,709	773,031

	(57,477)	(51,198)	(98,538)	(161,184)	(368,397)
Gain on bargain purchase of Bluegreen	—	—	—	182,849	182,849
Gain on settlement of investment subsidiary	40,369	—	—	(10,690)	29,679
Equity in earnings (loss) from unconsolidated affiliates	6,495	10,755	12,213	3,918	33,381
Impairment of unconsolidated affiliates	(20,401)	—	(10,780)	—	(31,181)
Impairment of investments	(2,396)	—	—	—	(2,396)
Investment gains	—	—	—	6,654	6,654
Other income	981	778	766	584	3,109

(Loss) income from continuing operations before income taxes	(32,429)	(39,665)	(96,339)	22,131	(146,302)
Less: Provision (benefit) for income taxes	—	—	3	(67,503)	(67,500)

(Loss) income from continuing operations	(32,429)	(39,665)	(96,342)	89,634	(78,802)
Income (loss) from discontinued operations, net of income tax	3,397	139	(1,367)	(16,699)	(14,530)

Net (loss) income	(29,032)	(39,526)	(97,709)	72,935	(93,332)
Less: Net loss attributable to noncontrolling interests	(18,629)	(26,617)	(43,697)	(31,668)	(120,611)

Net (loss) income attributable to BFC	(10,403)	(12,909)	(54,012)	104,603	27,279
Preferred Stock dividends	(188)	(187)	(188)	(187)	(750)

Net (loss) income allocable to common stock	$(10,591)	(13,096)	(54,200)	104,416	26,529

Basic (Loss) Earnings per Common Share
(Loss) earnings per share from continuing operations	$(0.26)	(0.29)	(1.08)	1.35	0.73
Earnings (loss) per share from discontinued operations	0.03	—	(0.01)	(0.17)	(0.26)

Net (loss) earnings per common share	$(0.23)	(0.29)	(1.09)	1.18	0.47

Diluted (Loss) Earnings per Common Share
(Loss) earnings per share from continuing operations	$(0.26)	(0.29)	(1.08)	1.33	0.73
Earnings (loss) per share from discontinued operations	0.03	—	(0.01)	(0.17)	(0.26)

Net (loss) earnings per common share	$(0.23)	(0.29)	(1.09)	1.15	0.47

Basic weighted average number of common shares outstanding	45,114	45,126	49,509	88,795	57,235

Diluted weighted average number of common and common equivalent shares outstanding	45,114	45,126	49,509	89,929	57,235

41. Subsequent Event

In February 2011 the Bluegreen/Big Cedar Joint Venture made a cash distribution of its operating proceeds to its members. The distribution totaled $7.4 million and was allocated to its members based on their respective distribution percentages resulting in a $3.8 million distribution to Bluegreen.